     As filed with the Securities and Exchange Commission on March 31, 2000
                                                      Registration No. 333-
--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                               ----------------
                                    FORM S-1
                             REGISTRATION STATEMENT
                                     Under
                           THE SECURITIES ACT OF 1933

                               ----------------
                               INTIRA CORPORATION
             (Exact name of Registrant as specified in its charter)

                               ----------------

          Delaware                   4813                  43-1875028
      (State or other         (Primary Standard
       jurisdiction of            Industrial            (I.R.S. Employer
      incorporation or       Classification Code
        organization)              Number)           Identification Number)

                               ----------------
                              5667 Gibraltar Drive
                          Pleasanton, California 94588
                                 (925) 924-8000
  (Address, including zip code, and telephone number, including area code, of
                   Registrant's principal executive offices)

                               ----------------
                              Bernard V. Schneider
                     President and Chief Executive Officer
                               Intira Corporation
                              5667 Gibraltar Drive
                          Pleasanton, California 94588
                                 (925) 924-8000
 (Name, address, including zip code, and telephone number, including area code, of agent for service)

                               ----------------
                                   Copies to:

           Douglas H. Collom, Esq.                       James S. Scott, Sr., Esq.
       Wilson Sonsini Goodrich & Rosati                     Shearman & Sterling
           Professional Corporation                         599 Lexington Avenue
              650 Page Mill Road                          New York, NY 10022-6069
           Palo Alto, CA 94304-1050                            (212) 848-4000
                (650) 493-9300

                               ----------------
   Approximate date of commencement of proposed sale to the public: As soon as practicable after the effective date of this Registration Statement.
   If any of the securities being registered on this form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, check the following box. [_]
   If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [_]
   If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [_]
   If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [_]
   If delivery of the prospectus is expected to be made pursuant to Rule 434, check the following box. [_]

                        CALCULATION OF REGISTRATION FEE

--------------------------------------------------------------------------------
--------------------------------------------------------------------------------
                                                                   Amount of
       Title of Each Class of        Proposed Maximum Aggregate Registration Fee
    Securities to be Registered          Offering Price(1)
--------------------------------------------------------------------------------
Common Stock ($0.001 par value)....       $103,500,000.00          $27,324.00
--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

(1) Estimated solely for the purpose of computing the amount of the registration fee pursuant to Rule 457(o) under the Securities Act of 1933.

   The Registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until the Registration Statement shall become effective on such date as the Commission acting pursuant to said Section 8(a) may determine.
--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++
+The information in this prospectus is not complete and may be changed. These + +securities may not be sold until the registration statement filed with the + +Securities and Exchange Commission is effective. This prospectus is not an +
+offer to sell nor does it seek an offer to buy these securities in any        +
+jurisdiction where the offer or sale is not permitted.                        +
++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++
                  Subject to Completion. Dated March 31, 2000.

                                           Shares

                               Intira Corporation

                                  Common Stock

                                 ------------

  This is an initial public offering of shares of common stock of Intira
Corporation. All of the           shares of common stock are being sold by
Intira.

  Prior to this offering, there has been no public market for the common stock. It is currently estimated that the initial public offering price will be
between $      and $      per share. Intira has applied for quotation of the
common stock on the Nasdaq National Market under the symbol "NTRA".

  See "Risk Factors" beginning on page 5 to read about factors you should consider before buying shares of the common stock.

                                 ------------

  Neither the Securities and Exchange Commission nor any other regulatory body has approved or disapproved of these securities or passed upon the accuracy or adequacy of this prospectus. Any representation to the contrary is a criminal offense.

                                 ------------

                                                                   Per
                                                                  Share  Total
                                                                  -----  -----
Initial public offering price.................................... $      $
Underwriting discount............................................ $      $
Proceeds, before expenses, to Intira............................. $      $

  To the extent the underwriters sell more than             shares of common
stock, the underwriters have the option to purchase up to an additional shares from Intira at the initial public offering price less the underwriting discount.

                                 ------------

  The underwriters expect to deliver the shares against payment in New York,
New York on       , 2000.
Goldman, Sachs & Co.

                Lehman Brothers

                              Robertson Stephens

                                                                 Stifel Nicolaus

                                 ------------


                       Prospectus dated          , 2000.

                               PROSPECTUS SUMMARY

   You should read the following summary together with the more detailed information regarding Intira appearing elsewhere in this prospectus. You should carefully consider, among other things, the matters set forth in "Risk Factors" beginning on page 5 of this prospectus.

                               Intira Corporation

   We provide netsourcing solutions for mission-critical network-based applications, also referred to as e-business applications. Netsourcing is the outsourcing of the information technology, or IT, and network infrastructure necessary to support these applications. We engineer, deploy and manage comprehensive solutions through our technologically advanced netsourcing platform, which consists of our data centers, our nationwide broadband network and our service management centers. We have designed our netsourcing platform for the sole purpose of meeting our customers' high performance and availability requirements for their e-business applications.

   We believe that our netsourcing solutions provide the following benefits to our customers:

   OneSource--OneCall. We provide our customers with a single point of contact and accountability for all of the IT and network infrastructure required to support their mission-critical e-business applications.

   Guaranteed Availability. Because we are responsible for and control all of the IT and network infrastructure of our netsourcing solutions, we are able to offer each customer a comprehensive service level agreement covering the entire netsourcing platform that guarantees up to 99.95% application availability. We believe this is among the highest guarantees in the industry.

   Tailored Solutions. We build tailored solutions that meet our customers' specific application requirements from our standard set of netsourcing services. This enables us to efficiently implement a customer's netsourcing solution without the delays or costs associated with designing new services for each customer.

   Time-to-Market Advantage. Our netsourcing solutions enable our customers to reduce their time to market and compete effectively by allowing them to rapidly deploy their e-business applications and to focus on their core businesses.

   Scalability. Both the netsourcing solutions we build for our customers and our netsourcing platform are designed to scale quickly as the requirements of our customers' mission-critical e-business applications evolve.

   Cost-Efficient Solution. Our netsourcing solutions enable our customers to leverage our leading netsourcing technologies as well as benefit from our wide range of technical expertise.

   Our data centers, located in Pleasanton, California, St. Louis, Missouri and New York City, are "lights-out" facilities which means that they are highly automated, requiring minimal human intervention. Our data centers are connected by our nationwide broadband network that extends to 35 major cities throughout the United States and Canada. Our service management centers integrate all components of our netsourcing platform and proactively manage, monitor and troubleshoot each customers' netsourcing solutions 24-hours-a-day, seven-days-a-week.

   We target Fortune 1000 companies and Internet-based businesses that depend on the performance and availability of their mission-critical e-business applications. Our customers use our netsourcing solutions to facilitate the operation and management of a wide variety of e-business applications, including online marketing and sales, customer service, fulfillment, software, document and multimedia distribution and online training. As of March 28, 2000, we had 20 netsourcing customers who have contracted with us for an average of $650,000 in annual netsourcing services over an average contract length of 32 months. Our netsourcing customers include Emerson Electric, FTD.com, Hewlett-Packard, Intelisys, New Balance Athletic Shoe and Telstra.

   We were incorporated in Missouri in January 1998 and reincorporated in Delaware in January 2000. Our principal executive offices are located at 5667 Gibraltar Drive, Pleasanton, California 94588, and our telephone number is
(925) 924-8000.

                                ----------------

   We have filed a trademark application for the mark "Intira." The mark "OneSource--OneCall" and our logo are unregistered trademarks. Each trademark, trade name or service mark of any other company appearing in this prospectus belongs to its holder.

                                  The Offering

Shares offered..................           shares
Shares to be outstanding after
 this offering..................           shares
Proposed Nasdaq National Market
 symbol......................... "NTRA"
Use of proceeds................. For general corporate purposes, including working capital, capital expenditures, funding
                                 our losses and potential acquisitions of, or
                                 investments in, complementary businesses,
                                 technologies and products.

   The       shares of common stock to be outstanding after this offering is based on 39,842,179 shares outstanding as of December 31, 1999 after giving effect to the automatic conversion of all of our preferred stock into 16,033,886 shares of common stock upon the completion of this offering and the issuance of 1,897,346 shares of common stock to Viatel Corporation after December 31, 1999 in connection with a commercial relationship we have established with Viatel. The number of shares to be outstanding after this offering excludes:

  . 13,600,527 shares of common stock available for future issuance under our currently effective equity incentive plans of which options to purchase 7,624,902 shares were outstanding at December 31, 1999, with exercise prices ranging from $0.27 to $3.20 per share, and options to purchase 4,565,816 shares granted since December 31, 1999, with exercise prices ranging from $5.87 to $6.67 per share;

  . 5,238,912 shares of common stock issuable upon exercise of outstanding warrants, 567,672 of which have an exercise price of $0.001 per share and the remainder of which have an exercise price of $0.007 per share;

  . 78,128 shares of common stock issued after December 31, 1999, other than in connection with exercises under outstanding options; and

  . 4,875,000 shares available for future issuance under equity incentive plans that will be effective upon the completion of this offering.

   All of the information in this prospectus reflects a 5-for-2 stock split effected in January 2000 in connection with our reincorporation into Delaware and a 3-for-2 stock split to be effected prior to the completion of this offering. In addition, all of the information in this prospectus assumes that the underwriters will not exercise their option to purchase additional shares.

                         Summary Financial Information
                (in thousands, except for per share information)

                                             Period from
                                              Inception
                                          (January 20, 1998)     Year Ended
                                         to December 31, 1998 December 31, 1999
                                         -------------------- -----------------
Statement of Operations Data:
Revenue.................................       $    62            $  4,048
Operating expenses......................         7,159              63,091
Operating loss..........................        (7,097)            (59,043)
Net loss................................        (7,574)            (62,533)
Basic and diluted net loss per share....       $ (0.47)           $  (3.13)
Shares used in computing basic and
 diluted net loss per share.............        16,280              20,008

                                                      December 31, 1999
                                                -------------------------------
                                                            Pro      Pro Forma
                                                 Actual    Forma    As Adjusted
                                                --------  --------  -----------
Balance Sheet Data:
Cash and cash equivalents...................... $ 11,195  $107,395     $
Total assets...................................   83,690   204,961
Revolving credit facility......................   19,324    19,324
Current portion of capital lease obligations...   17,736    17,736
Long-term debt, less current portion...........    2,122    46,485
Capital lease obligations, less current
 portion.......................................   23,887    23,887
Accumulated deficit............................  (70,107)  (70,107)
Total stockholders' equity.....................    1,414    78,322

   The balance sheet data displayed in the "Pro Forma" column above reflects:

     . the February 2000 sale of 13% senior discount notes with $188.5 million aggregate principal amount at maturity due in February 2010 and warrants to purchase 4,671,240 shares of common stock, from which we received net proceeds of $96.2 million; and

     . the issuance of 1,897,346 shares of common stock to Viatel after December 31, 1999.

   The balance sheet data displayed in the "Pro Forma As Adjusted" column above also reflects:

     . the automatic conversion of our outstanding preferred stock into 16,033,886 shares of common stock upon the completion of this offering; and

     .  the sale of shares of common stock offered by this prospectus at an
        assumed initial public offering price of $       per share, after
        deducting the underwriting discounts and estimated offering expenses payable by us, as described in "Use of Proceeds" on page 20 of this prospectus.

                                  RISK FACTORS

   An investment in our common stock involves a high degree of risk. You should carefully consider the risks described below before making an investment decision. If any of the following risks actually occurs, our business, financial condition and results of operations could be seriously harmed. In that case, the trading price of our common stock could decline, and you could lose all or part of your investment.

We are an early stage company with a limited operating history. As a result, our business is difficult to evaluate and our operating results will be difficult to forecast.

   We were incorporated in January 1998 and initially offered a broad range of services, including netsourcing, Internet and private network services. In mid-1999 we decided to focus exclusively on providing netsourcing solutions. To date, we have generated a limited amount of revenue from netsourcing services. For the year ended December 31, 1999, we had total revenue of only $4.0 million, of which $2.5 million was derived from our netsourcing services.

   Due to our limited operating history, particularly with respect to netsourcing, there is limited financial and operating data with which to evaluate our performance and prospects and the merit of investing in our common stock. Furthermore, the netsourcing market has only begun to emerge and neither we nor you have the benefit of a highly comparable historical business model for purposes of analyzing our performance and business plan. The revenue and income potential of our netsourcing business is unproven and you should not rely on the results for any historical period as an indication of our future performance. If we do not achieve our expected revenue growth, our operating results will be below our expectations and the expectations of investors and market analysts, which could cause the price of our common stock to decline.

We have experienced increasing operating losses, net losses and negative cash flow and we expect to incur future losses.

   We have generated increasing quarterly losses, net losses and negative cash flows since inception. For the year ended December 31, 1999, our first full year of operations, we had an operating loss of $59.0 million, a net loss of $62.5 million and negative cash flow of $26.4 million from operating activities and $34.0 million from investing activities. In addition, we had an accumulated deficit of $70.1 million as of December 31, 1999. We expect that our operating losses, net losses and negative cash flows will continue to increase for the foreseeable future as we continue to expand our business and incur significant development, sales and marketing and administrative expenses. We cannot be certain that we will ever achieve operating income, net income or positive cash flows. If we cannot, we may not be able to meet our working capital requirements or pay interest owed on our debt, either of which could have a material adverse effect on our business and could cause the price of our common stock to decline. Please see "Management's Discussion and Analysis of Financial Condition and Results of Operations" beginning on page 24 of this prospectus for more detailed information concerning our losses, financial condition and results of operations.

   In particular, we anticipate that our expenses will increase substantially over the next 12 months as we:

  . increase our sales and marketing activities;

  . expand our Pleasanton, California and St. Louis, Missouri data centers;

  . work with Viatel to make our planned data centers in Amsterdam, Frankfurt, London and Paris operational;

  . enhance our IT and network infrastructure; and

  . hire additional personnel to keep pace with our growth.

   In addition, we may establish data centers in other cities in the United States and Europe as well as in Canada and the Pacific Rim. After locating an appropriate site for a data center, it typically requires up to six months to construct the necessary facilities, install equipment and telecommunications infrastructure and hire the operations and sales personnel needed to conduct business at that site. As a result, we incur significant costs before a data center begins generating revenue.

   Our operating expenses are largely based on currently-anticipated revenue trends, which may not be realized. In addition, our expenses will increase as we expand our business. A high percentage of our expenses are and will continue to be fixed. We will need to generate significant revenue to achieve profitability. Challenges in doing so include our ability to:

  . increase our customer base;

  . maintain and expand existing customer use of our netsourcing solutions;

  . expand our geographic reach and enhance our netsourcing solutions to meet customer demands; and

  . hire and retain qualified personnel, particularly for sales and IT positions.

If we are unable to expand our sales organization successfully or if we do not develop and maintain successful relationships with our channel partners, our ability to sell our netsourcing solutions will be adversely affected.

   We must expand our sales organization in order to attract new customers and increase revenue. Any failure to expand our sales organization could limit our ability to increase our netsourcing customer base and grow our business. In addition, if our sales organization does not sell our netsourcing solutions effectively, we will not be able to achieve our anticipated revenue growth, which may cause the price of our common stock to decline. Our netsourcing solutions require sales personnel who are familiar with the IT and network problems associated with supporting complex e-business applications. To sell our netsourcing solutions effectively, we need to attract and retain personnel with these skills for our direct sales force. However, competition for skilled sales personnel is intense. In addition, we reorganized our sales organization in connection with our decision in mid-1999 to focus exclusively on netsourcing solutions. As a result, the majority of our sales organization has been with us less than one year.

   In addition to our sales organization, we anticipate that one of the principal means for selling our netsourcing solutions will be through our channel partners. If we are unable to develop and maintain good relationships with channel partners, our ability to continue to sell our netsourcing solutions may be negatively impacted. To date we have made a number of sales of our services through our channel partners, including Hewlett-Packard and IBM. These companies are under no obligation to refer their customers to us or inform us of business opportunities, and they may compete with us or develop marketing relationships with our competitors.

If the market for netsourcing solutions does not continue to develop, our ability to grow our business will be adversely affected.

   The market for netsourcing has only recently begun to develop and if it fails to gain widespread acceptance or develops more slowly than expected, or if our netsourcing solutions, in particular, do not achieve market acceptance, our ability to increase our revenue will be adversely affected. In addition, as part of our netsourcing solution, we are responsible for the entire netsourcing platform that supports our customers' e-business applications. This means that our customers must transfer responsibility for and control of all of the underlying IT and network infrastructure that support their applications. Many potential customers may be reluctant to transfer this responsibility because they do not want to be dependent on a third party, especially an early stage company like us, for the availability of their mission-critical e-business applications. If we are unable to overcome this reluctance and convince businesses of the benefits of our netsourcing solutions, we will be unable to achieve our anticipated revenue growth.

We derive our netsourcing revenue from a limited number of customers, and any decrease in revenue from a major customer could seriously harm our business.

   The loss of a single customer or channel partner could have a significant negative impact on our revenue for a particular period. As of March 28, 2000, we had only 20 netsourcing customers. Accordingly, our netsourcing revenue to date has been recognized from a small number of customers. In the year ended December 31, 1999, revenue from three separate customers associated with Hewlett-Packard represented 53% of our total revenue. We expect that a large percentage of our revenue may continue to depend on a small number of large customers or customers obtained through a significant channel partner. Additionally, because our revenue is concentrated among a limited number of customers, the timing of the receipt of a single customer sale can have a significant impact on our revenue and lead to significant fluctuations in quarterly operating results.

Customer claims based on service failures could reduce revenue and lead to lost business.

   We offer all of our customers service level agreements in which we guarantee specified levels of application availability ranging from 98.5% to 99.95%, as well as network performance, data recovery services, reporting and on-time installation. These commitments are generally limited to a credit consisting of free service for a specified period of time. For example, in a given month, for every 15 minutes of application downtime that exceeds a level of guaranteed application availability in a customer's service level agreement, we will credit that customer one day of netsourcing fees, up to a maximum of one month's credit. Any significant obligations arising from our failure to meet our service level commitments will reduce our revenue and adversely affect our results of operations.

Our systems could fail for many reasons, which could cause service interruptions and harm our business.

   If our systems fail for any reason, our services may be interrupted, which would cause a corresponding interruption in our customers' application. Any service interruptions could significantly harm our operating results and, additionally, could adversely affect our reputation. We have experienced temporary service interruptions in the past, and may experience them again in the future. Our operations are dependent upon our ability to protect our IT and network infrastructure against damage from human error, fire, earthquakes, floods, power loss, telecommunications failures, sabotage, physical or electronic security breaches, acts of vandalism and similar events. Despite the precautions we have taken and plan to take, including providing for multiple redundancies, the occurrence of a natural disaster or other unanticipated problems at one or more of our data centers could result in interruptions in the netsourcing solutions we provide to our customers. Furthermore, although our service level agreements typically provide that we are not liable for any incidental, punitive, indirect and consequential damages arising from service disruptions or equipment failure, we may nonetheless be found liable for damages, which could exceed our liability insurance.

Unpredictability of our quarterly and annual operating results could affect our stock price.

   We may experience significant fluctuations in our future quarterly and annual operating results due to a variety of factors, including:

  . demand for and market acceptance of outsourcing solutions for supporting mission-critical e-business applications, generally, and our netsourcing solutions, in particular;

  . our ability to increase our customer base and retain and increase sales to existing netsourcing customers as they scale and enhance their e-business applications;

  . the length of each sale cycle;

  . the expansion and success of our marketing efforts;

  . fluctuations in the amount of IT and network infrastructure used by customers;

  . our ability to integrate new information and network technologies and services;

  . introductions of new products or services or enhancements of existing ones by us and our competitors;

  . changes in our pricing policies and those of our competitors; and

  . the timing and magnitude of capital expenditures, including costs relating to the expansion of our operations.

   In addition, a relatively large portion of our expenses are fixed, particularly with respect to hardware, depreciation, lease obligations, interest and personnel. Consequently, our results of operations are particularly sensitive to fluctuations in revenue.

   As a result of these factors, it is possible that in any future quarter our operating results could be below the expectations of securities analysts or investors. In this event, there could be a significant decline in the price of our common stock.

Our growth could be limited if we are unable to attract and retain qualified personnel.

   We believe that our success depends largely on our ability to attract and retain highly skilled technical, managerial, sales and marketing personnel. If we are unable to successfully attract and retain personnel, we may not be able to successfully expand our business and increase our revenue. We may not be able to hire the necessary personnel to implement our business strategy, or we may need to pay higher compensation for employees than we currently expect. In particular, many of our sales, data center, management and development positions require personnel with sophisticated technical skills and experience. Individuals with these skills are in short supply and competition for them is intense. In addition, public companies, such as ours, may experience difficulty attracting personnel because there may be less opportunity to profit from stock options with a public company than with a private company.

Our ability to sell our netsourcing solutions depends upon the continued use of the Internet and the migration of companies to the e-business model.

   Our ability to sell our netsourcing solutions could suffer dramatically if companies do not continue to use the Internet and migrate to an e-business model that relies on network-based commerce and communications by and among customers, suppliers and employees. Companies' use of the Internet and migration to an e-business model are relatively new and still evolving and could also be limited by:

  . concerns over transaction security and user privacy;

  . inadequate network infrastructure for all or key components of the Internet; and

  . inconsistent performance of the Internet.

   For example, in February 2000, the e-business applications of a number of companies, including eBay, Yahoo! and Amazon.com experienced disruptions because of actions by computer hackers. Concern over these types of Internet sabotage or other security breaches could cause companies to delay or abandon their plans to increase their use of the Internet or adopt an e-business model. This in turn would reduce the demand for outsourcing solutions to support e-business applications and adversely affect our ability to sell our netsourcing solutions and grow our business.

The market in which we compete is highly competitive and if we fail to compete effectively, we will be unable to attract a sufficient number of new customers or retain our current customers.

   The market in which we compete is highly competitive. There are few substantial barriers to entry and we have no patented technology that would bar competitors from our market. We expect to face additional competition from existing competitors and new market entrants in the future. Our current and potential competitors in the market include:

  . providers of web and application hosting services;

  . providers of co-location services;

  . application service providers;

  . national and regional Internet service providers and telecommunications companies; and

  . IT integration, consulting and outsourcing firms.

   Our competitors and potential competitors may operate in one or more of these areas and include AT&T, Digex, Digital Island, Exodus Communications, GlobalCenter, IBM, Intel, NaviSite, Qwest Communications and USInternetworking.

   Many of our competitors have substantially greater financial, technical and marketing resources, larger customer bases, longer operating histories, greater name recognition and more established relationships in the industry than we do. As a result, certain of these competitors may be able to:

  . develop, acquire and expand their IT and network infrastructures and service offerings more quickly;

  . devote greater resources to the marketing and sale of their products;

  . adapt to new or emerging technologies and changes in customer requirements more quickly;

  . adopt more aggressive pricing policies; and

  . take advantage of acquisitions and other strategic opportunities more readily.

   Some competitors have entered into joint ventures or consortiums to provide services that may be competitive with our netsourcing solutions. For example, Qwest and IBM have recently announced an alliance to build 28 data centers in North America, over the next three years, with IBM responsible for building the data centers and Qwest providing the network infrastructure. We also believe that there is likely to be continued consolidation in our markets, which could increase competition. For example, in the future, large application providers may merge or form strategic alliances with national Internet service providers and compete with us to provide support for e-business applications.

   The prices we charge for our netsourcing solutions may be higher than those charged by our competitors. In the future we could be exposed to increasing price competition. A large portion of a netsourcing provider's costs is fixed and additional services can be provided with only an incremental increase in costs. As a result, if there are several netsourcing providers with unused capacity, severe price competition could ensue. In addition, some of our competitors may also be able to provide customers with additional benefits or services that we cannot, which could reduce the overall costs of their services relative to our netsourcing solutions. We may be required to reduce prices periodically to respond to competition. Our failure to achieve or sustain adequate pricing levels would adversely affect our operating results and could cause a decline in the price of our common stock.

Our business, financial condition and prospects could be seriously harmed if we fail to manage our growth effectively.

   Our business, financial condition and prospects could be seriously harmed if we fail to manage our growth effectively. We are experiencing, and expect to continue experiencing, rapid growth with respect to the geographic expansion of our data centers and network infrastructure, expansion of our service offerings and customer base, and increases in the number of employees. The number of our employees has increased from 74 at December 31, 1998 to 165 at December 31, 1999 and to 207 at March 15, 2000. This growth has placed, and we expect it to continue to place, a significant strain on our financial, managerial, operational and other resources. This expansion also requires significant time commitment from our senior management and places a significant strain on their ability to manage our existing business. Our ability to manage our growth effectively will require us to continue to expand operating and financial procedures and controls, to replace or upgrade our operational, financial and management information systems and to attract, train, motivate and retain key employees.

We are dependent on a limited number of third party suppliers for telecommunications services and infrastructure equipment and any failure to obtain required services or equipment could cause interruptions in our service.

   We depend on other companies to supply telecommunications services for our network and equipment for our infrastructure. In the quantities and quality we require, these services and equipment are available only from limited sources. We do not own any of the fiber optic telecommunications network that supports our netsourcing platform. Any failure of telecommunications service providers to provide the capacity we require may result in the reduction or interruption of services to our customers. We also rely on telecommunications providers to connect many of our customers to our netsourcing platform. If for any reason, these telecommunications providers fail to provide adequate capacity for our customers' needs on a timely basis, our business will be harmed.

   In addition, we require significant amounts of infrastructure equipment, such as servers, at our data centers to meet our customers' netsourcing requirements. Generally, we do not carry significant inventories of equipment and have no guaranteed supply arrangements with our vendors. As a result, our ability to deploy and expand our customer solutions may be limited if the necessary equipment cannot be obtained quickly or cost-effectively from our vendors. In addition, if our sole or limited source suppliers fail to provide products or components that comply with evolving Internet and telecommunications standards or that are not compatible with other products or components used by us in our netsourcing platform, our business will be harmed.

We may need additional capital to fund our operations and finance our growth, and we may not be able to obtain it on terms acceptable to us or at all.

   We may need additional capital to fund our operations and finance our growth, and we may not be able to obtain it on terms acceptable to us or at all. We require substantial amounts of capital to fund our business. Since our inception, we have experienced significant negative cash flow from operations and we expect this to continue. In the past, we have funded our working capital, operating losses and capital expenditures through proceeds from equity and debt financings, and, to a lesser extent, equipment leases. We believe that the estimated net proceeds from this offering together with cash on hand and our expected revenue growth will be sufficient to fund our operations through at least the end of 2001. However, we may need to raise additional capital from equity or debt resources earlier if:

  . we are not successful in implementing our business plan, expanding our customer base and significantly increasing revenue in a short period of time;

  . we expand more rapidly than currently anticipated;

  . our working capital needs, operating losses and capital expenditures exceed our current expectations; or

  . we make acquisitions of, or investments in, complementary businesses, technologies and products.

   Moreover, the existing agreements that govern our debt contain covenants that may limit our ability to obtain additional financing. We may not be able to obtain additional debt or equity financing in a timely manner, on acceptable terms or at all. If we cannot, we may be forced to alter our business strategy, curtail or abandon our plans to expand our operations and our sales and marketing efforts, sell assets or forego strategic opportunities. Any of these events would have a material adverse effect on our business and could cause a decline in the price of our common stock.

Our high level of debt may impair our ability to achieve profitability.

   As of February 29, 2000, our total bank borrowings, debt, capital lease obligations and accounts payable were approximately $153.5 million and our total borrowing availability under existing equipment loans and working capital lines of credit was approximately $28.0 million, subject to the applicable borrowing conditions. We may incur additional debt in the future. Our high level of debt could negatively affect us in a number of ways, including:

  . limiting our ability to obtain additional financing to fund future working capital, operating losses, capital expenditures, acquisitions and other general corporate requirements;

  . limiting our flexibility in planning for, or reacting to, changes in our business and the industry in which we compete;

  . placing us at a competitive disadvantage relative to less leveraged or better capitalized competitors; and

  . requiring the dedication of a significant portion of our cash flow from operations to make payments on our debt, thereby limiting the availability of such cash flow to fund other general corporate requirements.

   In February 2000, we issued 13% senior discount notes with $188.5 million aggregate principal amount due at maturity in February 2010. We are not required to make cash interest payments on these notes until February 2005. Thereafter, and each year until 2010, $24.6 million of our cash flow from operations will be used to make interest payments on these notes, thus reducing funds available for other corporate purposes.

   In addition, a portion of our debt is secured by substantially all of our assets. This may further limit our ability to obtain new financing or refinance our existing debt on commercially reasonable terms. Also, if we default on our outstanding debt, the lenders could foreclose on the collateral, which could significantly harm our business. If we are unable to generate sufficient cash flow from operations, we will have to refinance all or a portion of our existing debt or obtain other sources of financing. If we cannot refinance our debt or obtain sources of financing, we will have to sell assets or default on the payments of our debt, which could seriously harm our business and would cause a decline in the price of our common stock.

We may not be able to update our IT and network infrastructure quickly enough to meet customer requirements, which would adversely affect our ability to attract new customers and retain current ones.

   If we are unable to update our IT and network infrastructure quickly enough to meet or exceed customer requirements, our ability to sell our netsourcing solutions and gain market share would be adversely affected. The markets we serve are characterized by rapidly changing technology, evolving industry standards, emerging competition and the frequent introduction of new services, software and other products. Businesses are constantly developing more complex applications requiring greater processing power, bandwidth and storage capacity. Our success depends partly on our ability to enhance existing or develop new netsourcing services that meet changing customer needs in a timely and cost-effective manner. We cannot be sure, however, that we will successfully meet these needs. For example, if software application architecture changes in significant ways, we may be forced to update our netsourcing platform. This could require substantial time and expense, and even then we could not be sure that we would succeed in adapting our netsourcing platform to these and other technological developments.

Our business could be harmed if our systems are not compatible with other products and services.

   We believe that our ability to compete successfully depends on the continued compatibility of our netsourcing solutions with products, services and architectures offered by various vendors. Our failure to conform to a prevailing standard, or the failure of a common standard to emerge, could have a material adverse effect on our ability to sell our netsourcing solutions and grow our business. Although we will work with vendors to test new products, we cannot be sure that their products will be compatible with our netsourcing platform or that they will adequately address changing customer needs. While we currently plan to support emerging standards, we cannot be sure what new industry standards will develop. We also cannot be sure that we will be able to conform to these new standards quickly enough to stay competitive.

We may experience difficulties in managing the expansion of our netsourcing capabilities.

   If we are unable to expand and adapt our IT and network infrastructure to meet increasing and changing customer requirements, including the demands placed on our netsourcing platform as our customer base expands, we may lose customers and be unable to attract new ones. The successful expansion and development of our IT and network infrastructure and capabilities will depend on our ability to assess new markets, identify additional data center sites, install facilities and establish local peering interconnections with Internet service providers, all in a timely manner, at reasonable costs and on terms and conditions acceptable to us. Our failure to achieve or maintain high levels of data storage capacity, transmission speed and application availability could significantly reduce consumer demand for our netsourcing solutions and adversely affect our ability to grow our business and meet our service level agreement commitments. We may not be able to provide our existing customers and any new customers with the increasing levels of data storage capacity, transmission speed or the availability that they may require for a number of reasons, including:

  . our inability to predict and prepare for increases in capacity needs;

  . our potential inability to develop the network infrastructure needed to maintain adequate data transmission speeds; or

  . our inability to secure additional network capacity from third party suppliers.

The lengthy sales cycle for our netsourcing solutions makes our revenue susceptible to fluctuations.

   If we are unable to obtain customer commitments or if we experience delays obtaining customer commitments due to lengthy sales cycles, our revenue could be adversely affected. Our sales cycle is typically two to four months and is occasionally lengthened due to the fact that we need to educate potential customers on the benefits of netsourcing and convince them to overcome their reluctance to transfer responsibility for and control of the netsourcing infrastructure that supports their mission-critical e-business applications, especially to an early-stage company. As a result, any given period may include substantial selling expenses without related revenue and, accordingly, our revenue may fluctuate substantially. These risks could have a material adverse effect on our operating results and could cause a decline in the price of our common stock.

Potential regulation of Internet service providers could adversely affect our operations.

   Potential regulation of Internet service providers could adversely affect our operations. The FCC treats Internet service providers, including Internet backbone operators that lease transmission capacity from common carriers, as information service providers. Information service providers like us are exempt from regulations governing common carriers, including the obligation to directly contribute to the Universal Services Fund, a fund which was created by federal statute and is funded by interstate telecommunications carriers for the purpose of ensuring that all segments of the population of the United States have access to basic telecommunications services. If this regulatory classification were to change, we could be subject to a greater degree of regulation, including being required to contribute to the Universal Service Fund and complying with reporting requirements and other regulations, all of which would increase our operating expenses.

The Federal Communications Commission or other government authorities could enact regulatory changes that may negatively impact our operations.

   Changes in the regulatory environment relating to Internet connectivity and telecommunications services market, including regulatory changes which impact the cost of transmission services or increase the likelihood of competition, could negatively affect the prices at which we sell our services which could adversely affect our operating results.

Our business is dependent on the development and maintenance of the Internet infrastructure.

   Our success will depend largely on the development and maintenance of the Internet infrastructure. This includes maintenance of a reliable network backbone with the necessary speed, data capacity and security, as well timely development of complementary products such as high speed modems, for providing reliable Internet access and services. Because global commerce and the online exchange of information is new and evolving, we cannot predict whether the Internet will prove to be a viable commercial marketplace in the long term. The Internet has experienced, and is likely to continue to experience, significant growth in the numbers of users and amount of traffic. If the Internet continues to experience increased numbers of users, increased frequency of use or increased bandwidth requirements, the Internet infrastructure may be unable to support the demands placed on it. In addition, the Internet could lose its viability due to delays in the development or adoption of new standards and protocols to handle increased levels of activity or due to increased governmental regulation. The infrastructure and complementary products or services necessary to make the Internet a viable commercial marketplace for the long term may not be developed successfully, in a timely manner or at all. All of these risks could have an adverse effect on the demand for our netsourcing services.

We are dependent on Viatel for our planned European expansion.

   If Viatel fails to perform or is unable to complete our European data centers on a timely basis, our ability to commence European operations will be harmed, which could negatively affect our business. In January 2000, we entered into a binding memorandum of understanding with Viatel in order to extend the availability of our netsourcing solutions to Europe. Under this memorandum, Viatel is obligated to build out and dedicate to us portions of their existing data centers in Amsterdam, Frankfurt, London and Paris by the end of 2000. Although the requirements for the data centers have been developed by us with Viatel, Viatel will be primarily responsible for construction of the data center facilities, including purchasing and installing the necessary equipment. As a result, our ability to expand our services into Europe is heavily dependent on Viatel.

   We are currently negotiating with Viatel to enter into commercial agreements that would supersede the memorandum of understanding. We cannot assure you that we will be able to finalize these contractual arrangements on terms that are acceptable to us, if at all. If we are unable to finalize these contractual arrangements with Viatel, the terms of our commercial relationship with Viatel may be governed by the memorandum of understanding. Any serious or protracted dispute with Viatel over the terms of the memorandum of understanding could adversely affect our ability to expand our business into Europe, including opening our planned data centers in Amsterdam, Frankfurt, London and Paris. Furthermore, if a dispute with Viatel were to arise and Viatel did not complete the planned data centers, we would be required to find another partner to help us expand into Europe. We may not be able to enter into a relationship with a suitable replacement partner on terms that are acceptable to us, if at all.

As we expand internationally, we will face risks relating to international economic and political conditions.

   In addition to our planned data centers in Amsterdam, Frankfurt, London and Paris, we may also establish data centers in other European metropolitan cities as well as in Canada and the Pacific Rim. We may not be able to market, sell and deliver our services outside the United States successfully. In addition, there are risks inherent in conducting business internationally. These include:

  . challenges in staffing and managing foreign operations;

  . different technology standards and potential incompatibility with our existing netsourcing platform;

  . unexpected changes in regulatory requirements or different legal requirements;

  . localization requirements;

  . unfamiliar employment laws and practices in foreign countries;

  . fluctuations in currency exchange rates;

  . tariffs and other trade barriers;

  . potentially adverse tax consequences; and

  . political instability.

   Any of these risks could adversely affect our international operations and, consequently, our business, results of operations and financial condition.

Our executive team has been together for a relatively short period of time may not be able to work together to successfully implement our business strategy.

   Our management team is relatively new and has not worked together previously. Almost all of our executive officers, including our president and chief executive officer, our chief financial officer, and several vice presidents, have been employed by us for a relatively short period of time. This may make it difficult to successfully implement our core business objectives of expanding our netsourcing platform, developing leading products and services and expanding our customer base. If our management team fails to successfully work together and address our business objectives, our business and prospects will be harmed.

We depend on a limited number of key personnel who would be difficult to replace.

   Our success depends on the continued services of our key technical, sales and senior management personnel. Losing one or more of our key employees could adversely affect our ability to grow our business. Except for our employment agreement with Bernard Schneider, our president and chief executive officer, the employment of all of our executive officers and key technical personnel is at will or terminable upon no more than 14 days advance notice. Our employment agreement with Mr. Schneider is for a three-year period and terminates in January 2002. See "Management--Employment Agreements" beginning on page 52 of this prospectus.

We face security risks in transmitting confidential information over our network infrastructure.

   Despite our design and implementation of a variety of security measures, security breaches caused by unauthorized access, computer viruses, sabotage and other problems may occur, including unauthorized access to confidential information, such as credit card and bank account numbers stored in our computer systems and those of our customers. Such security problems could result in liability to us, harm our reputation and result in the loss of existing or potential customers. A significant concern with respect to electronic commerce and communications is the secure transmission of confidential information over public networks. The costs required to eliminate computer viruses and alleviate other security problems could be prohibitively expensive and the efforts to address such problems could result in interruptions or delays in service to our customers.

Our business will be adversely affected if we are unable to protect our intellectual property.

   We attempt to protect our intellectual property rights by limiting access to the distribution of our software, documentation and other proprietary information and by relying on a combination of copyright, trademark and trade secret laws. In addition, we enter into confidentiality agreements with all of our employees and certain customers, vendors and strategic partners. These steps may fail to prevent the misappropriation of our intellectual property, particularly in foreign countries where the laws may not protect our proprietary rights as fully as in the United States. If we fail to adequately protect our proprietary rights, our competitors could offer similar products, potentially harming our competitive position and decreasing our revenues.

   In addition, we presently do not have any patents issued or patent applications pending. We cannot be sure that any future patent applications will be approved, that any issued patents will protect our intellectual property or that any issued patents will not be challenged by third parties. Other parties may independently develop similar or competing technology or design around any of our future patents.

   We may become a party to litigation in the future to protect our intellectual property or as a result of an alleged infringement of others' intellectual property. These claims and any resulting lawsuit, if successful, could subject us to significant liability for damages and/or invalidation of our proprietary rights. These lawsuits, regardless of their success, would likely be time-consuming and expensive to resolve and would divert management time and attention. In recent years, there has been significant litigation in the United States involving patents and other intellectual property rights. In the future, we may be subject to a successful claim of infringement against us and our failure or inability to develop non-infringing technology or license the infringed technology on acceptable terms and on a timely basis, would harm our business by reducing our revenues or increasing our expenses.

Hewlett-Packard, on behalf of Intria-HP, has asserted that our use of the mark "Intira" violates their trademark rights and this dispute may potentially force us to change our name or otherwise adversely affect our business.

   In February 2000, we received a letter from Hewlett-Packard on behalf of its affiliate Intria-HP Corporation, a Canadian company and provider of financial processing solutions, asserting that our use of the name "Intira" violates their trademark rights with respect to the mark "Intria" and "Intria-HP" and requesting that we stop using the name Intira. If Intria-HP or Hewlett-Packard were to bring suit against us, the dispute could be time consuming and costly and we cannot assure you that we will necessarily prevail in litigation. Due to the unpredictable nature of intellectual property disputes generally and given that this matter is at an early stage, we cannot ascertain the availability of injunctive relief or other equitable and legal remedies that Hewlett-Packard or Intria-HP may have or estimate the total expenses, possible damages or settlement value, if any, that we may incur in connection with Hewlett-Packard's claim. In addition, our business could be harmed if we were to engage in a protracted dispute with Hewlett-Packard, one of our principal customers and channel partners. We could potentially be prevented from using the name "Intira," be required to enter into a licensing agreement with Intria-HP or Hewlett-Packard and pay monetary damages. Furthermore, Hewlett-Packard and/or Intria-HP may not agree to issue a license to us and, even if they do, the terms of such a license may not be acceptable to us. In the event of a successful claim against us forcing us to change our name, our ability to develop our brand name would be seriously harmed and this could adversely affect our ability to attract customers and grow our business.

We may engage in acquisitions, and we may be unable to successfully integrate any new operations, technologies, products or personnel.

   In the future, we may engage in acquisitions of product lines, technologies and businesses. We currently have no commitments or agreements with respect to any such acquisition. In the event that such an acquisition does occur, we may be particularly susceptible to risks associated with the integration of operations, technologies, products and personnel and the diversion of management's attention from other business concerns.

Control by existing stockholders may limit your ability to influence the outcome of director elections and other matters requiring stockholder approval.

   Upon completion of this offering, our executive officers, directors and
principal stockholders and their affiliates will own         shares or
approximately    % of the outstanding shares of common stock. If they act
together, these stockholders would be able to significantly influence matters requiring approval by our stockholders, including the election of directors and the approval of mergers or other business combination transactions. This concentration of ownership could have the effect of delaying or preventing a change in our control or otherwise discouraging a potential acquirer from attempting to obtain control of us, which in turn could cause the market price of our common stock to decline or prevent our stockholders from realizing a premium in the market price associated with the prospect of an acquisition.

One of our founders who is no longer employed with us may claim that he owns our inventions and any such claim may adversely affect our business.

   We do not have an agreement with Timothy M. Roberts, one of our founders, and our former president and chief technology officer and a former member of our board of directors, that we own all intellectual property, if any, relating to our business that Mr. Roberts may have developed either prior to his employment with us or in connection with his employment. Although we do not believe that any of the intellectual property, if any, to which Mr. Roberts may lay claim are material to our business, any potential rights he might assert could hurt our business. Mr. Roberts may claim that he solely or jointly owns such intellectual property, including any improvements that we may develop to this intellectual property. Any dispute with Mr. Roberts over the ownership of our intellectual property could be time consuming and costly and may result in litigation. If Mr. Roberts is successful in a claim that he owns solely or jointly any of our intellectual property, he may attempt to use our intellectual property to compete with us or attempt to license our intellectual property to third parties to compete with us.

We expect to experience volatility in our stock price, which could negatively affect your investment.

   Prior to this offering, you could not publicly buy or sell our common stock. Despite this offering, an active public market for our common stock may not develop or be sustainable. The market for technology stocks has been extremely volatile. The following factors could cause the market price of our common stock to fluctuate significantly from the price paid by investors in this offering:

  . the loss of a major customer or channel partner;

  . the addition or the departure of key personnel;

  . actual or anticipated variations in our quarterly or yearly operating results;

  . announcements by us or our competitors of significant contracts, new products or technological innovations, acquisitions, strategic relationships, or capital commitments;

  . changes in financial estimates of our business, in particular or our industry, in general, by securities analysts;

  . sales by us or our current stockholders of common stock or other equity securities;

  . press coverage of network outages or Internet service interruptions;

  . changes in market valuations of networking, Internet and netsourcing companies; and

  . general fluctuations in stock market prices and volumes.

If our stockholders sell a substantial number of shares of our common stock in the public market, the price of our common stock could fall.

   Our current stockholders hold a substantial number of shares, which they will be able to sell in the public market in the near future. Sales of a substantial number of shares of our common stock after this offering could reduce the market price of our common stock. In addition, the sale of these shares could impair our ability to raise capital through the sale of additional equity securities. See "Management--Incentive Stock Plans" beginning on page 54 of this prospectus and "Shares Eligible for Future Sale" beginning on page 69 of this prospectus.

Provisions of our charter documents and the agreements that govern our debt obligations may have anti-takeover effects that could prevent a change in control.

   Provisions of our certificate of incorporation, bylaws, and Delaware law could make it more difficult for a third party to acquire us, even if doing so would be beneficial to our stockholders. For example, our certificate of incorporation eliminates the ability of stockholders to call a special meeting and allows our board of directors to issue shares of currently undesignated preferred stock with rights, privileges and preferences that do not need to be approved by our stockholders before these shares may be issued. See "Description of Capital Stock--Antitakeover Effects..." beginning on page 69 of this prospectus. In addition, the agreements that govern our debt obligations contain provisions which may make it more difficult for a third party to acquire us. For example the agreement governing the senior discount notes we issued in February 2000 provides that upon the occurrence of a change of control transaction, we must offer to repurchase the notes at a premium.

You will experience immediate dilution in the book value per share of the common stock you purchase in this offering.

   The initial public offering price of our common stock is expected to be substantially higher than the book value per share of our outstanding common stock immediately after this offering. Based on the assumed initial offering
price of $          , if you purchase our common stock in this offering, you
will incur immediate dilution of approximately $      in the book value per
share of our common stock from the price you pay for our common stock. See "Dilution" on page 22 of this prospectus.

                   NOTE REGARDING FORWARD-LOOKING STATEMENTS

   We have made forward-looking statements in this prospectus. Although we believe that our plans, intentions and expectations reflected in or suggested by the forward-looking statements we make in this prospectus are reasonable, we can give no assurance that such plans, intentions and expectations will be achieved. Such forward-looking statements include, but are not limited to, statements as to our expectations regarding: our future revenue opportunities; future market acceptance of our services; the future growth of our customer base; our future expense levels including product development, selling, marketing, general and administrative expenses and amortization of goodwill and other intangibles; our future capital needs and anticipated capital expenditures; our expansion of our marketing and sales forces; our data center expansion plans; our acquisitions of complementary products, technologies and businesses; our use of the net proceeds from this offering; our intentions regarding retained earnings and dividends; and future financial accounting pronouncements. When we use words such as "may," "will," "should," "believe," "expect," "anticipate," "intend," "plan," "estimate," "predict," "potential," "continue" or similar words, we are making forward-looking statements. This prospectus also contains forward-looking statements attributed to third parties relating to their estimates regarding market data and forecasts described below.

   You should note that an investment in our common stock involves risks and uncertainties that could affect our future business success or financial results. Our actual results could differ materially from those anticipated in these forward-looking statements as a result of a number of factors, including those set forth in "Risk Factors" and elsewhere in this prospectus.

   In this prospectus, we use market data and industry forecasts which we have obtained from International Data Corporation, Keynote Systems and the Yankee Group, publicly available information and industry publications. Neither we nor any of the underwriters represent that any such information is accurate. Each of these sources may have their own definitions for a particular market or market segment, and accordingly, the information obtained from one source might not be comparable with information obtained from other sources. Industry publications generally state that the information they provide has been obtained from sources believed to be reliable, but that the accuracy and completeness of such information is not guaranteed. We have not independently verified any of this information. In particular, we do not know what rate of general economic growth was assumed in preparing forecasts. Forecasts of developing industries, such as ours, are not based upon sophisticated analyses of substantial amounts of historical data, as in the case of more mature industries. Thus, forecasts of developing industries like ours are much less likely to be accurate.

                                USE OF PROCEEDS

   We estimate that our net proceeds from the sale of common stock in this
offering will be approximately $         million, or $       million if the
underwriters exercise their option to purchase additional shares in full, based
upon an assumed initial public offering price of $        per share and after
deducting estimated underwriting discounts and estimated offering expenses of
$         payable by us.

   We expect to use the net proceeds from this offering for capital expenditures, working capital, including operating losses, and other general corporate purposes. A portion of the net proceeds may also be used to acquire or invest in complementary businesses, technologies, product lines or services. We have no current plans, agreements or commitments with respect to any acquisitions or investments, and are not engaged in any negotiations with respect to any acquisitions or investments. Our management will have broad discretion concerning the use of the net proceeds of this offering. We intend to invest the net proceeds of this offering in short-term, interest-bearing, investment grade securities pending their use.

                                DIVIDEND POLICY

   We have never declared or paid cash dividends on our common stock or other securities and do not anticipate paying cash dividends in the future. The agreements that govern our debt obligations also restrict our ability to pay dividends on shares of our capital stock.

                                 CAPITALIZATION

   The following table sets forth our cash and capitalization as of December 31, 1999:

  . on an actual basis;

  . on a pro forma basis to reflect:

    . the February 2000 sale of 13% senior discount notes with $188.5 million aggregate principal amount at maturity due February 2010 and warrants to purchase 4,671,240 shares of common stock from which we received net proceeds of $96.2 million; and

    . the issuance of 1,897,346 shares of common stock to Viatel after December 31, 1999; and

  . on a pro forma as adjusted basis to also reflect:

    . the automatic conversion of our outstanding preferred stock into 16,033,886 shares of common stock upon the closing of this offering; and

    . the sale of the             shares of common stock in this offering
      at an assumed initial public offering price of $       per share
      after deducting the underwriting discounts and estimated offering expenses payable by us.

   The outstanding share information excludes:

  . 13,600,527 shares of common stock available for future issuance under our currently effective equity incentive plans, of which options to purchase 7,624,902 shares were outstanding at December 31, 1999, with exercise prices ranging from $0.27 to $3.20 per share, and options to purchase 4,565,816 shares granted since December 31, 1999, with exercise prices ranging from $5.87 to $6.67 per share;

  . 5,238,912 shares issuable upon exercise of outstanding warrants, 567,672 of which have an exercise price of $0.001 per share and the remainder of which have an exercise price of $0.007 per share;

  . 78,128 shares of common stock issued after December 31, 1999, other than in connection with exercises under outstanding options; and

  . 4,875,000 shares available for future issuance under equity incentive plans that will be effective upon completion of this offering.

   You should read this information together with our consolidated financial statements and the accompanying notes.

                                                       December 31, 1999
                                                 -------------------------------
                                                             Pro      Pro Forma
                                                  Actual    Forma    As Adjusted
                                                 --------  --------  -----------
                                                        (in thousands)
Cash and cash equivalents......................  $ 11,195  $107,395     $
                                                 ========  ========     =====
Current portion of capital lease obligations...    17,736    17,736
                                                 ========  ========     =====
Long-term debt, less current portion...........     2,122    46,485
Capital lease obligations, less current
 portion.......................................    23,887    23,887
Stockholders' equity:
 Convertible preferred stock, $0.001 par value,
  5,000,000 shares authorized, actual, pro
  forma and pro forma as adjusted; 4,275,701
  shares issued and outstanding, actual and pro
  forma; and no shares issued and outstanding,
  pro forma as adjusted........................    45,750    45,750
 Common stock, $0.001 par value, 100,000,000
  shares authorized, actual, pro forma and pro
  forma as adjusted; 21,934,528 shares issued
  and outstanding, actual; 28,503,114 shares
  issued and outstanding, pro forma;
  shares issued and outstanding, pro forma as
  adjusted.....................................    43,764   120,672
Deferred compensation..........................   (17,959)  (17,959)
Accumulated deficit............................   (70,107)  (70,107)
Treasury stock, 23,581 common shares...........       (34)      (34)
                                                 --------  --------
 Stockholders' equity..........................     1,414    78,322
                                                 --------  --------     -----
  Total........................................  $ 27,423  $148,694     $
                                                 ========  ========     =====

                                    DILUTION

   If you invest in our common stock, your interest will be diluted to the extent of the difference between the public offering price per share of our common stock and the pro forma as adjusted net tangible book value per share of our common stock after this offering. We calculate net tangible book value per share by dividing the net tangible book value (total assets less intangible assets and total liabilities) by the number of outstanding shares of common stock.

   After giving effect to the issuance of 1,897,346 shares of Viatel after December 31, 1999 and the automatic conversion of all outstanding shares of our preferred stock into 16,033,886 shares of common stock upon the completion of this offering, our pro forma net tangible book value at December 31, 1999 was
$          , or $(    ) per share of common stock. After giving effect to the
sale of the           shares of common stock at an assumed initial public
offering price of $    per share, less the underwriting discount and estimated
offering expenses payable by us, our pro forma net tangible book value at
December 31, 1999 would be         , or $    per share. This represents an
immediate increase in the pro forma net tangible book value of $    per share
to existing stockholders and an immediate dilution of $    per share to new
investors, or approximately     % of the assumed initial public offering price
of $       per share.

   The following table illustrates this per share dilution:

   Assumed initial public offering price per share...................      $
     Pro forma net tangible book value per share at December 31,
      1999........................................................... $
     Increase per share attributable to new investors................ $
   Pro forma net tangible book value per share after the offering....      $
   Dilution per share to new investors...............................      $
                                                                           ====

   After giving effect to the issuance of 1,897,346 shares to Viatel after December 31, 1999 and the automatic conversion of all outstanding shares of our preferred stock into an aggregate of 16,033,886 shares of common stock upon the completion of this offering, the following table shows on a pro forma basis at December 31, 1999, the number of shares of common stock purchased from us, the total consideration paid to us and the average price paid per share by existing stockholders and by new investors purchasing common stock in this offering. The share figures in the table exclude:

  . 13,600,527 shares available for future issuance under our currently effective equity incentive plans of which 7,624,902 shares of common stock were issuable upon exercise of options outstanding as of December 31, 1999, with exercise prices ranging from $0.27 to $3.20 and of which options to purchase 4,565,816 shares granted since December 31, 1999, with exercise prices ranging from $5.87 to 6.67 per share;

  . 5,238,912 shares issuable upon exercise of outstanding warrants, 567,672 of which have an exercise price of $0.001 per share and the remainder of which have an exercise price of $0.007 per share;

  . 78,128 shares of common stock issued after December 31, 1999, other than in connection with exercises under outstanding options; and

  . 4,875,000 shares available for issuance under our equity incentive plans that will be effective upon completion of this offering.

                                                             Total       Average
                                     Shares Purchased    Consideration    Price
                                     ----------------- -----------------   Per
                                     Number Percentage Amount Percentage  Share
                                     ------ ---------- ------ ---------- -------
   Existing stockholders............              %    $            %     $
                                      ----     ---     -----     ---      -----
   New investors....................
                                      ----     ---     -----     ---      -----
     Total..........................           100%    $         100%
                                      ====     ===     =====     ===

   In addition, we may from time to time use our stock to pay for acquisitions, investments or strategic alliances, such as our agreement with Viatel. To the extent we use our stock for these purposes, our stockholders, including investors in this offering, will experience dilution in their ownership interest in our company.

                            SELECTED FINANCIAL DATA

   The statement of operations data set forth below for the period from January 20, 1998 (inception) to December 31, 1998, and for the year ended December 31, 1999, and the balance sheet data as of December 31, 1998 and 1999 have been derived from our consolidated financial statements, which have been audited by KPMG LLP, independent auditors, and are included in the back of this prospectus. The historical results are not necessarily indicative of results to be expected for any future period. You should read the data presented below in conjunction with "Management's Discussion and Analysis of Financial Condition and Results of Operations" and the consolidated financial statements and notes to those statements appearing in the back of this prospectus.

                                               Period from
                                            January 20, 1998
                                             (inception) to      Year Ended
                                            December 31, 1998 December 31, 1999
                                            ----------------- -----------------
                                             (in thousands, except share data)
Statement of Operations Data:
Revenue...................................       $    62          $  4,048
Operating expenses:
 Service costs (A)........................         1,891            26,987
 Sales and marketing (A)..................         1,311             8,147
 General and administrative (A)...........         1,312             4,663
 Product development (A)..................            66               669
 Depreciation and amortization............         2,548            13,103
 Stock-based compensation (A).............            31             6,622
 Accrued exit costs.......................            --             2,900
                                                 -------          --------
  Total operating expenses................         7,159            63,091
                                                 -------          --------
Loss from operations......................        (7,097)          (59,043)
                                                 -------          --------
Interest income...........................           169               737
Interest expense..........................          (646)           (4,457)
Gain on sale of equipment.................            --               230
                                                 -------          --------
Net loss..................................       $(7,574)         $(62,533)
                                                 =======          ========
Basic and diluted net loss per share......       $ (0.47)         $  (3.13)
                                                 =======          ========
Shares used in computing basic and diluted
 net loss per share.......................        16,280            20,008
                                                 =======          ========

(A)Components of stock-based compensation include charges related to operating expenses in 1998 and 1999 as follows: service costs $12,000 and $1.5 million, respectively; sales and marketing $7,000 and $2.5 million, respectively; general and administrative $10,000 and $2.1 million, respectively; and product development $2,000 and $567,000, respectively.

See note 2 to our consolidated financial statements for an explanation of the determination of the shares used to compute net loss per share.

                                                                 December 31,
                                                                ---------------
                                                                 1998    1999
                                                                ------  -------
                                                                (in thousands)
Balance Sheet Data:
Cash and cash equivalents...................................... $4,332  $11,195
Working capital deficit........................................ (3,954) (30,259)
Total assets................................................... 34,703   83,690
Revolving credit facility......................................     --   19,324
Current portion of capital lease obligation....................  7,696   17,736
Long-term debt, less current portion...........................     --    2,122
Capital lease obligations, less current portion................ 20,736   23,887
Accumulated deficit............................................ (7,574) (70,107)
Total stockholders' equity.....................................  5,393    1,414

                    MANAGEMENT'S DISCUSSION AND ANALYSIS OF
                 FINANCIAL CONDITION AND RESULTS OF OPERATIONS

   The following discussion and analysis should be read in conjunction with "Selected Financial Data" and our consolidated financial statements and the related notes included elsewhere in this prospectus. This discussion contains forward-looking statements that involve risks and uncertainties. Our actual results could differ materially from those anticipated in the forward-looking statements as a result of certain factors including the risks discussed in "Risk Factors" and elsewhere in this prospectus.

Overview

   We provide netsourcing solutions for mission-critical network-based applications, also referred to as e-business applications. Netsourcing is the outsourcing of the IT and network infrastructure required to support these applications. We target Fortune 1000 companies and Internet-based businesses that depend upon the performance and availability of their mission-critical e-business applications.

   Since our incorporation in Missouri in January 1998, we have devoted substantially all of our efforts to developing our IT and network infrastructure, recruiting and training qualified and experienced personnel, establishing relationships with leading technology companies and raising capital. At December 31, 1999, we had an accumulated deficit of $70.1 million and we expect that our operating losses, net losses and negative cash flows will continue to increase for the foreseeable future as we continue to incur significant development, sales and marketing and administrative expenses.

   In December 1998, we began offering netsourcing, Internet and private network services and in mid-1999 decided to focus exclusively on providing netsourcing services. We continue to support a limited number of Internet and private network services customers. For the year ended December 31, 1999, we derived $1.5 million, or 37%, of our $4.0 million in total revenue from our non-netsourcing customers. We expect that the portion of our revenue derived from non-netsourcing customers will decrease as their contracts expire and, in most cases, are not renewed.

   We have contracts with 50 customers, 20 of which are netsourcing customers and the remainder are Internet and private network customers. Our netsourcing customers have contracted for minimal annual commitments ranging from $30,000 to $1.9 million. These netsourcing customers average over $650,000 in annual contractual commitments. Our typical netsourcing contract has a two to three year term and we recognize revenue ratably over the contract term. A customer's monthly recurring fees are based on their requirements for:

  . level of application availability;

  .  volume of on-line and tape backup storage;

  . server processing and administrative requirements;

  . bandwidth from both our nationwide broadband network and public Internet connections;

  . security services;

  . reporting, monitoring and management of the netsourcing solution; and

  . other optional enhanced services.

   Our netsourcing revenue also includes nonrecurring fees for the design, configuration and installation of the IT and network infrastructure required to support our customers' e-business applications. These installation fees, which typically range from $20,000 to $75,000, are recognized ratably over the term of a customer's netsourcing service agreement. Customer credits issued under service level guarantees are recognized as a reduction of revenue as incurred.

   As of March 28, 2000, we had 20 netsourcing customers. Accordingly, to date our netsourcing revenue has been recognized from a small number of customers. Because a single customer contract can represent a relatively significant dollar amount, the timing of the contract and installation of the solution can have a significant impact on our revenue for a particular period.

   We incur operating costs and expenses related to the delivery of our netsourcing solutions, including direct service costs, as well as sales and marketing, general and administrative, product development and depreciation and amortization expenses. Since inception, our expenses have consisted primarily of compensation and benefits, costs related to developing and maintaining our network infrastructure, and costs related to operating our data centers.

   We also incur costs related to the acquisition of hardware that are capitalized and depreciated over the estimated useful life of the hardware. Costs related to the acquisition of software licenses are capitalized and amortized on a straight-line basis over the lesser of either three years or the term of the contract with the netsourcing customer, depending on the nature of the software license agreement. Direct costs related to the integration of software applications for a customer on our netsourcing platform are capitalized and amortized over the term of the customer's netsourcing service agreement.

   In January 2000, we entered into a binding memorandum of understanding with Viatel, under which we have the right to lease data center space and bandwidth from Viatel in Europe. Under the memorandum, Viatel will provide a substantial portion of the data center and network infrastructure at their expense. Viatel will lease these facilities to us at 75% of their market base rates. We currently plan to open data centers in Amsterdam, Frankfurt, London and Paris by the end of 2000. Additionally, Viatel will be obligated to provide network provisioning with capacity supplied at 90% of the lowest market rates available for a 10-year period. In connection with our entering into the memorandum of understanding, we issued 1,897,346 shares of common stock to Viatel.

   In December 1999, we entered into a senior secured revolving credit facility that provides borrowings of up to $25.0 million for the purchase of equipment and general working capital needs. As of December 31, 1999 we had borrowed $25.0 million under such facility. In February 2000, we received aggregate net proceeds of $96.2 million from the issuance of 13% senior discount notes with $188.5 million aggregate principal amount at maturity of due February 2010 and warrants to purchase 4,671,240 shares of common stock. The original issue discount on the notes will accrete until February 2005, at which time interest accrues and is payable semi-annually in cash.

   In connection with the grant of restricted stock and stock options in 1998 and 1999, we recorded aggregate deferred compensation of $24.6 million and compensation expense of $31,000 and $6.6 million in 1998 and 1999, respectively. Deferred compensation represents the difference between the deemed fair market value of the stock underlying the options on the date of grant and the exercise price of the options. The aggregate deferred compensation of $24.6 million is being amortized ratably over the vesting terms of the respective stock or option agreements and will result in compensation expense of approximately $11.8 million in 2000, $4.1 million in 2001, $1.5 million in 2002 and $600,000 in 2003. In connection with the grant of options in the first quarter of 2000, we expect to record additional deferred compensation of $28.6 million. This amount will also be amortized ratably over the vesting terms of the respective stock options.

   We have generated net operating losses for the periods ended December 31, 1998 and 1999. We may not be able to utilize all or any of the resultant tax loss carryforwards unless we generate taxable income during the carryforward period. We have not recognized a benefit related to the net operating loss carryforwards due to the uncertainty surrounding the realization of the favorable tax attributes in future tax returns and we have placed a valuation allowance against nearly all of our net deferred tax assets.

Results of Operations

 Revenue

   From our incorporation in January 1998 until we began selling our netsourcing, Internet and private network services in the third quarter of 1998, we were principally engaged in development-stage activities and did not generate any appreciable revenue through December 31, 1998. In 1999, we recognized $4.0 million in revenue, of which $2.5 million, or 63%, was derived from our netsourcing customers.

 Service Costs

   Service costs consist primarily of salaries and benefits for operations personnel, the cost of leasing telecommunications lines that are part of our netsourcing platform, Internet connectivity charges and costs related to operating our data centers, including rent, maintenance and utility fees. Service costs increased from $1.9 million in the period from our incorporation to December 31, 1998, to $27.0 million in 1999. In 1998, our cost of services related solely to operating our St. Louis, Missouri data center for a four month period. Our service costs increased in 1999 in connection with the substantial completion of our private telecommunications network and the operation of our St. Louis data center for 12 months and our New York City data center for three months. We expect service costs to increase in future periods as we increase the size and number of data centers that we operate and as we expand the capacity and reach of our data centers and network to support our growing netsourcing customer base.

 Sales and Marketing

   Sales and marketing expenses consist primarily of salaries and benefits for sales and marketing personnel, commissions and related benefits, and marketing program expenses such as advertising, product literature, events and public relations programs. Sales and marketing expenses increased from $1.3 million in 1998 to $8.1 million in 1999. This increase is due primarily to increased salary and benefit expenses related to the growth in our sales and marketing organization from 11 persons at the end of 1998 to 46 persons at the end of 1999. We expect sales and marketing expenses to increase in future periods as we continue to invest in these areas to attract new netsourcing customers.

 General and Administrative

   General and administrative expenses consist primarily of salaries and benefits for finance, human resource, business development and administrative personnel, professional service fees and corporate overhead costs. General and administrative expenses increased from approximately $1.3 million in 1998 to $4.7 million in 1999. This increase is due to increases in personnel in the above described organizations from seven persons at the end of 1998 to 20 persons at the end of 1999, corporate overhead, professional service fees and other administrative expenses, including costs associated with the relocation of our headquarters from St. Louis, Missouri to Pleasanton, California in December 1999. We expect general and administrative expenses to increase in future periods as we hire additional personnel and incur additional costs related to the growth of our business and our operations as a public company.

 Product Development

   Product development expenses consist primarily of salaries and benefits for our product and technology development team. Product development expenses increased from $66,000 in 1998 to $669,000 in 1999. This increase is due primarily to costs relating to expanding our product development organization from two persons at the end of 1998 to seven persons at the end of 1999 in connection with the development of our netsourcing solutions. We expect product development expenses to increase in future periods as we continue to develop our netsourcing offerings.

 Depreciation and Amortization

   Depreciation and amortization expenses increased from $2.5 million in 1998 to $13.1 million in 1999. Our depreciation and amortization expenses increased in connection with operating our St. Louis, Missouri data center for twelve months and our New York City data center for three months in 1999 as compared to operating network infrastructure and our St. Louis data center for only four months in 1998.

 Stock-based Compensation

   Stock-based compensation expense increased from $31,000 in 1998 to $6.6 million in 1999 due to the grant of options to purchase 7,912,325 shares of common stock in fiscal year 1999.

 Accrued Exit Costs

   Accrued exit costs in 1999 consisted of $2.4 million related to our decision not to pursue our national dial-up Internet access business and $500,000 related to our decision to no longer pursue our collocation business. These costs represent the estimated future operating lease payments and the estimated loss on the planned disposition of capital assets that supported these businesses. We did not incur any accrued exit costs in 1998.

 Interest Expense, Net

   Net interest expense includes interest income from our cash and cash equivalents, investments, and interest expense related to our financing obligations, including bank borrowings and borrowings associated with equipment leasing. Net interest expense increased from $477,000 in 1998 to $3.7 million in 1999. This increase was due primarily to increased equipment and capital lease obligations and debt obligations under our credit facilities. Net interest expense will increase substantially in the future as a result of the issuance of senior discount notes in February 2000 and other debt.

Liquidity and Capital Resources

   Since our inception and through December 31, 1999 we have financed our operations through sales of our equity securities and borrowings under debt instruments, including capital leases from financial institutions and equipment vendors.

   Net cash used in operating activities amounted to $3.8 million in 1998 and $26.4 million in 1999. The increase in cash used in operations was primarily caused by increasing net operating losses that were partially offset by non-cash depreciation and amortization charges and increases in accounts payable and accrued expenses.

   Net cash used in investing activities amounted to $4.8 million in 1998 and $34.0 million in 1999. The net cash used for investing activities was primarily for the acquisition of property and equipment required to support the growth of the business and to expand data center and network infrastructure.

   Net cash provided by financing activities amounted to $12.9 million in 1998 and $67.3 million in 1999. Cash provided by financing activities in 1999 included $46.3 million in net proceeds from the issuance of common and preferred stock in 1999 in addition to an increase of $28.0 million in debt financing, net of principal payments of $10.9 million. Non-cash financing transactions included capital lease financing for equipment of $27.9 million in 1998 and $17.6 million in 1999.

   In December 1999, we entered into a senior secured revolving credit facility that provides borrowings of up to $25.0 million for the purchase of equipment and general working capital needs. The facility bears interest, at our option, at either (A) the greater of the prime rate, the base certificate of deposit rate plus 1.0% or the federal funds effective rate plus 0.5%, in each case, plus 3.0% or (B) the eurodollar rate plus 4.0%. As of December 31, 1999, the rate on this facility was 11.5%. Interest payments are due quarterly with the principal and any remaining interest due on December 28, 2000.

Borrowings under the facility are secured by all of our property and equipment and a compensating balance of $5.0 million. We must pay a quarterly commitment fee of 1% on the unused portion of the facility. As of December 31, 1999, we had outstanding debt of $25.0 million under this facility.

   We also have a master loan and security agreement with a commercial financing company for up to $8.0 million. We have $3.0 million outstanding on this facility at December 31, 1999. The interest rate on this facility is currently 14.5%.

   We have also financed the acquisition of some of our network and data center equipment under capital lease arrangements, and other equipment, primarily buildings and the use of fiber optic lines, under operating lease arrangements. Our capital lease obligations extend through 2004, while our operating leases expire at various dates through 2011. Our capital lease obligations are secured by the equipment subject to lease, while our operating lease agreements are secured by short-term investments. In 2000 the aggregate payments required under our capital lease obligations are expected to be approximately $19.6 million, and payments under our operating leases are expected to be approximately $17.1 million. Our total obligations under our capital and operating leases at December 31, 1999 amount to $162.0 million.

   In February 2000, we sold 13% senior discount notes due February 2010 and warrants to purchase an aggregate of 4,671,240 shares of common stock, resulting in net proceeds to us of $96.2 million. Original issue discount on the senior discount notes will accrete until February 2005 to the final principal amount of $188.5 million and then interest will accrue and be payable in cash semi-annually until maturity. The senior discount notes are redeemable prior to maturity at specified premiums and contain restrictive covenants limiting, among other things, our ability to incur future indebtedness, issue certain types of preferred stock, make investments and pay dividends. The warrants are exercisable 180 days after the completion of this offering at a price of $0.007 per share. The warrants expire in February 2010 or upon retirement of the senior discount notes.

   We believe that the estimated net proceeds from this offering, together with our existing cash and funds available under our credit facilities, will be sufficient to fund our capital expenditures, working capital and operating losses until at least the end of 2001. However, we may need additional capital earlier if:

  . we are not successful in implementing our business plan, expanding our customer base and significantly increasing revenue in a short period of time;

  . we expand more rapidly than currently anticipated;

  . our working capital needs, operating losses and capital expenditures exceed our current expectations; or

  . we make acquisitions of, or investments in, complementary businesses, technologies and products.

   Other than the current bank and lease facilities, we have no present commitments or arrangements for any future equity or debt financing and we cannot assure you that any such future financing will be available to us on acceptable terms, or at all.

Recent Accounting Pronouncements

   In June 1998, the Financial Accounting Standards Board issued Statement of Financial Accounting Standards No. 133, "Accounting for Derivative Instruments and Hedging Activities," or SFAS 133. The new standard establishes accounting and reporting standards for derivative instruments, including derivative instruments embedded in other contracts, and for hedging activities. SFAS 133 will be effective for our fiscal year ending December 31, 2001. We do not expect SFAS 133 to have a material effect on our financial position, results of operations or liquidity because we do not invest in derivatives or speculative instruments.

                                    BUSINESS

Overview

   We provide netsourcing solutions for mission-critical network-based applications, also referred to as e-business applications. Netsourcing is the outsourcing of the complex IT and network infrastructure required to support these applications. We engineer, deploy and manage comprehensive solutions through our technologically advanced netsourcing platform, which consists of our data centers, our nationwide broadband network and our service management centers. We have designed our netsourcing platform for the sole purpose of meeting our customers' high performance and availability requirements for their e-business applications. Our comprehensive netsourcing solutions:

  . provide customers with a single point of contact and accountability for all of the IT and network infrastructure necessary to support their applications;

  . enable us to offer our customers service level agreements that guarantee the availability of their e-business applications up to 99.95%;

  . enable customers to reduce their time to market and compete effectively by rapidly deploying their e-business applications;

  . offer customers tailored solutions from our standard set of netsourcing services to meet customer specific application availability and performance requirements;

  . allow customers to leverage our technologically advanced netsourcing platform and our in-house expertise; and

  . rapidly scale as the customer's e-business application requirements grow and evolve.

   We target Fortune 1000 companies and Internet-based businesses that depend upon the performance and availability of their mission-critical e-business applications. As of March 28, 2000, we had 20 netsourcing customers, including Emerson Electric, FTD.com, Hewlett Packard, Intelisys, New Balance Athletic Shoe and Telstra.

Industry Background

   The rapid growth of the Internet has enabled a new class of business models to emerge, including the business-to-business and business-to-consumer models, and, additionally, has increased the use of Internet and extranet applications by traditional businesses. Businesses are developing and deploying complex e-business applications to:

  . communicate rapidly and efficiently with their customers, suppliers and employees worldwide;

  . streamline ordering, invoicing and payment transactions by their customers and vendors;

  . provide efficient customer service and technical support; and

  . conduct targeted and tailored web-based sales efforts.

   Companies are increasingly relying upon the performance and availability of these e-business applications. Failures associated with the implementation and support of these applications can result in longer times to market, decreased customer satisfactions and lost revenue for these companies.

   When companies look to develop their e-business applications, many recognize that they face significant challenges in deploying their e-business applications, including:

  . the time and costs associated with engineering, deploying and managing technologically advanced IT and network infrastructure;

  . hiring, training and retaining expertise from a wide variety of technical disciplines including experience with and knowledge of servers, operating systems, data storage, database administration, local and wide-area networking, performance management, security and operational support; and

  . ensuring the rapid scalability of the IT and network infrastructure on which their e-business applications rely.

   According to a 1998 report from International Data Corporation, a leading industry research firm, 71.5% of all application downtime is a result of failures occurring within the infrastructure, including failures of the server, operating systems, network and misconfigurations. To ensure high application-availability and performance, direct control and proactive management of all of these potential points of failure is required on a 24-hours-a-day, seven-days-a-week basis.

   These cost and management challenges have caused an increasing number of companies to seek to outsource the IT and network infrastructure and related support of their increasingly complex, mission-critical e-business applications. The Yankee Group, an industry research firm, estimates the addressable market for outsourced IT and networking services will be approximately $20 billion by 2003. Prior to the availability of netsourcing services, companies typically contracted with one or more of the following types of providers for the deployment of their e-business applications: traditional IT outsourcing providers, telecommunications service providers or first-generation hosting providers.

   Traditional IT outsourcing providers have historically focused on mainframe and midrange computer systems and generally do not have core expertise in the UNIX-based and Microsoft Windows NT operating systems on which most e-business applications are being developed today. They have also been slow to develop Internet expertise and infrastructure. In addition, companies with short time-to-market requirements may be concerned about the lengthy project timelines that are common among the traditional IT outsourcing providers for engineering and deploying complex, mission-critical e-business applications. These providers have also been traditionally focused on contracts costing in excess of $10 million per year, which is above what most companies have budgeted to manage their e-business applications.

   Another option companies may consider is working with a telecommunications service provider. The core expertise of a telecommunications service provider is based on their voice and data networks and related services. With most of these service providers, web-hosting has evolved as an add-on business and they are generally focused on collocation services or low-end web hosting. While this can help companies in the context of outsourcing the network, it still leaves the customer responsible for the integration of the data center services with the network, thus providing only a partial solution. The diversity of telecommunications service providers' infrastructure and their focus on voice and data networks also makes it difficult for these service providers to offer integrated, real-time management across their multiple layers of networks and collocation centers.

   First-generation hosting providers are often limited by their existing infrastructure and expertise when attempting to provide a solution that meets the key requirements of mission-critical applications. Many of these providers often deliver these value-added services, on top of their core expertise of providing Internet access and collocation floor space, through acquisitions or subcontracting services. The growing complexity of e-business applications and the lack of integration across these providers' IT, network and back office infrastructures results in solutions that are pieced together without a means by which real-time, proactive monitoring and management can occur from a single point across the entire infrastructure. Additionally, this places the burden on the customer to assume the responsibility of integrating the pieces of the IT and network infrastructure to ensure the support of its mission-critical applications.

   Given the limitations of traditional options, we believe that there is a growing need for a comprehensive, integrated, scalable solution for engineering, deploying and managing the IT and network infrastructure that support mission-critical e-business applications.

The Intira Solution

   We design our netsourcing solutions to meet our customers' high availability and performance requirements for their mission-critical e-business applications. We believe that our netsourcing solutions provide the following benefits to our customers:

   One Source--One Call. Our netsourcing solutions enable our customers to outsource the entire IT and network infrastructure necessary to support their e-business applications to a single source. By taking responsibility for and control of the engineering, deployment and management of the entire netsourcing platform, we are able to provide our customers with a single point of contact and accountability for the support of their mission-critical e-business applications. Unlike many companies that provide outsourcing software for supporting e-business applications, we do not subcontract with third parties to provide any of our netsourcing services. Instead, all of our netsourcing services are provided by us. Our 24-hours-a-day, seven-days-a-week service management centers proactively manage, monitor and troubleshoot the operation of our netsourcing platform and each customer's netsourcing solution. We actively monitor up to 400 discrete data points that may impact the availability and performance of a customer's netsourcing solution. We also provide customers with secure web-based tools that allow access to over 30 reports, allowing them to review the performance of their netsourcing solutions.

   Guaranteed Availability. We design, integrate and control all of the IT and network infrastructure necessary to support mission-critical e-business applications. Our netsourcing platform includes a technologically advanced infrastructure with multiple levels of redundancy, as well as sophisticated monitoring and management tools. Our responsibility for and control of all aspects of the netsourcing platform enable us to offer each customer a comprehensive service level agreement that guarantees the availability of these applications. In an environment where a limited period of downtime of a mission-critical e-business application can have a significant adverse impact on a customer's business, guaranteed application availability is critical. Depending upon the netsourcing solution selected by the customer, we guarantee application availability from 98.5% to up to 99.95%. Application availability of 99.95% equates to less than 22 minutes of downtime per month.

   Tailored Solutions. Our tailored solutions provide the necessary application availability and service levels that meet the specific business requirements of each customer. Although each customer's overall solution is different, it is built from our standard set of netsourcing services that we have developed. This allows us to efficiently provide netsourcing solutions tailored to customers' individual needs, without the delays or costs associated with designing new services or platforms for each customer.

   Time-to-Market Advantage. Our netsourcing solutions allow customers to rapidly engineer and deploy their e-business applications, often in a matter of two to six weeks compared to the two to four month period that is common for deploying e-business applications in-house. The rapid deployment of mission-critical applications is often a key element in the success of companies' operations.

   Scalability. To compete effectively, companies must quickly scale and adapt their mission- critical e-business applications and add functionality after initial implementation. These improvements include scaling of bandwidth, deployment of servers, distribution of content and applications to multiple locations and additional storage, security and monitoring needs. By using our netsourcing solutions, companies can meet their needs rapidly without disrupting their existing applications.

   Cost-Efficient Solution. Many companies may find it challenging and costly to internally develop and maintain the technologically advanced IT and network infrastructure necessary to support their mission-critical e-business applications. They also may face difficulties in attracting and retaining a wide range of experienced technical professionals. Our netsourcing solutions enable our customers to leverage our investment in leading netsourcing technologies as well as our skilled, experienced in-house technical personnel. Our netsourcing solutions allow customers access to technology that is often not cost-justified for a single customer to acquire on a stand-alone basis. This lowers the costs associated with scaling rapidly to meet expanding application availability and performance requirements.

Strategy

   Our objective is to be the leading provider of netsourcing solutions for companies that deploy or intend to deploy mission-critical e-business applications. In order to achieve this objective, we are implementing a business strategy focused on the following key elements:

   Focus Exclusively on High-End Netsourcing Solutions. We plan to continue to focus exclusively on our comprehensive, integrated netsourcing solutions to attract additional customers and gain market share of the growing netsourcing market. In contrast to many current outsourcing service providers, who have limited service offerings or provide netsourcing as one of a portfolio of services, we will exclusively focus on the higher end of the netsourcing market which requires high levels of application availability, scalability and performance for their mission-critical e-business applications.

   Leveraging Our Solutions-Oriented Sales Strategy. Due to the comprehensive nature of our netsourcing solutions, our sales process involves high levels of interaction with the senior management of our prospective customers, requiring a very experienced direct sales force. We intend to continue to develop an experienced direct sales team that is highly knowledgeable about the complex challenges that companies face in supporting their mission-critical e-business applications, as well as develop new and expand existing channel partner relationships with system integrators, hardware and software vendors and consulting companies. Furthermore, we actively seek to increase the size and scope of the netsourcing solutions we provide to our existing customers as they scale and enhance their e-business applications.

   Scale Our Business Cost-Effectively. We have invested significant resources in developing a scalable, comprehensive and fully integrated platform to support mission-critical e-business applications. We have designed our netsourcing platform, including our service management centers, to integrate with new data centers and network capabilities as these resources become available. Consequently, we expect to realize cost efficiencies as we expand our business. We also expect that our platform design and our expertise in designing netsourcing solutions will enable us to efficiently scale our business as we add new customers and meet the expanded netsourcing service requirements of our existing customers.

   Continue to Develop Our Netsourcing Platform. We are committed to investing resources to design and implement enhancements to our IT and network infrastructure. We intend to continue to enhance the features and functionality of our netsourcing solutions by building upon our existing expertise in designing effective netsourcing solutions for our customers.

   Continue Targeted International Expansion. The scope and growth of e-business is global. Accordingly, we intend to offer our netsourcing solutions outside the United States to support both foreign businesses and domestic-based businesses that have international operations. We believe that companies will desire a single netsourcing provider to meet their global needs. We expect to have data centers in Amsterdam, Frankfurt, London and Paris by the end of 2000 and, we may add additional data centers in other major European cities in the future. We also intend to expand into other targeted international markets, including Canada and the Pacific Rim.

Our Netsourcing Platform

   Our commitment to high application performance and availability is the foundation for the delivery of our services. Our netsourcing platform seamlessly integrates our technologically advanced data centers, our nationwide broadband network and our service management centers.

                [SERVICE MANAGEMENT CENTER GRAPHIC APPEARS HERE]

   Data Centers. We currently operate three data centers, in Pleasanton, California, St. Louis, Missouri and New York City with an aggregate of approximately 120,000 gross square feet of space. We are in the process of expanding our St. Louis and Pleasanton data centers to add an aggregate of 50,000 gross square feet of space. To ensure high levels of application availability, we design our data centers to be "lights out," technologically advanced, fault tolerant and highly redundant.

   Our data centers are designed to be "lights out" centers, meaning that they are highly automated and require minimal human intervention, which significantly reduces the chance of human error. Unlike collocation facilities, where the customers install and maintain control of their own equipment and have access to the facilities, we manage, monitor and maintain all of the equipment in our data centers. Additionally, we do not allow customers into our data centers and strictly monitor security by limiting access only to authorized data center personnel. We also employ extensive security technology, including firewalls, multiple levels of intrusion detection and end-user authentication.

   Our data centers use high-end technology commonly found in the data centers of Fortune 500 companies that meets our stringent availability, scalability and manageability criteria, including:

  . server platforms from Hewlett-Packard, Sun Microsystems and IBM, using
    UNIX-based and Microsoft Windows NT operating systems;

  . storage platforms from Hewlett-Packard, EMC and IBM; and

  . tape robotics systems from Storage Technology.

   All of our data centers interoperate with each other as a result of being interconnected via our nationwide network. The local area network infrastructure, scalable storage systems, cabling, network connections to our data centers, power systems, cooling and fire suppression systems are also all designed and engineered to ensure redundancy. In addition, the devices and technologies that make up our data centers' tape backup and restore systems perform real-time, daily, weekly or monthly backup, depending on our customer's netsourcing solution. Furthermore, each customer's specific netsourcing solution can be mirrored, or duplicated, at an alternative data center location. This mirroring feature protects the solution from downtime resulting from catastrophic failure at a specific data center. We use storage systems that enable real-time data mirroring and are designed to restore the availability of data within minutes.

   In January 2000, we entered into a binding memorandum of understanding with Viatel under which we have the right to lease data center space and bandwidth from Viatel in Europe at a reduced market rate for a 10-year period. Under the terms of the memorandum, Viatel will provide a substantial portion of the data center and network infrastructure at their expense. We believe that our relationship with Viatel will expedite our entry into Europe and lower our cost of entry. Viatel will lease these facilities to us at 75% of their market base rates. We expect to have our Amsterdam, Frankfurt, London and Paris data centers operational by the end of 2000. We are in the process of creating our international organization and will be adding staff to support our European operations in the second quarter of this year. See "Risk Factors--Risks associated with dependence on Viatel ..." on page 14 of this prospectus for a further discussion of our relationship with Viatel and our plans to enter into commercial agreements which will supersede the currently effective binding memorandum of understanding.

   Nationwide Network. Our data centers are connected by our nationwide broadband network that extends to 35 major cities throughout the United States and Canada and enables our customers to have convenient and secure access to our netsourcing platform. Our nationwide broadband network operates primarily at OC-3 capacity and is scalable to OC-48 capacity. Since we were not encumbered with the need to integrate into or accommodate the limitations of a legacy network, our network was specifically engineered to meet the availability and performance requirements of our netsourcing solutions. Our network delivers both private and public network services and Internet access and is engineered to deliver consistent Quality of Service, or QoS. The network employs asynchronous transfer mode, or ATM, technology to create secure, dependable virtual channels to carry customer traffic. Because our private network services are delivered using scalable ATM technology, our customers can easily upgrade to higher-capacity access circuits as their application requirements expand.

   To ensure high levels of availability, our network is designed with multiple levels of redundancy including:

  . a self healing synchronous, optical network, or SONET, ring architecture;

  . multiple Internet connection points with several Internet service providers;

  . inherent redundant capabilities of ATM and Internet Protocol technologies; and

  . 38 points of presence in major United States cities and in Toronto, Canada including two points of presence at each data center city with multiple redundancies and no single point of failure.

   As part of our effort to provide high availability and performance for our customers' applications, we have deployed direct private transit Internet connections that enable our customers to avoid the delays and potential data loss commonly experienced at heavily congested public Internet exchange points. Our private peering relationships with the largest six Internet providers enable us to monitor the capacity of all of our connections and ensure that we will have the aggregate bandwidth to move large quantities of data at high transmission speeds. Our private Internet connections also enable our customers to launch new applications which require high bandwidth availability and run more effectively on a private network. Our private network backbone combined with our private Internet connections provide the ability to handle large peaks in traffic while providing sufficient redundancy to protect customers' applications.

   Our network infrastructure also offers customers multiple levels of security to isolate each customer's private information from public access. To ensure security, our private network infrastructure is physically isolated with cabling, switches and routers separately maintained from the public network infrastructure.

   Service Management Centers. Our service management centers manage, monitor and troubleshoot every aspect of each customer's netsourcing solution. Each service management center can fully manage our entire netsourcing platform providing full redundancy and backup. Our service management centers monitor and manage our netsourcing platform and each customer's netsourcing solution 24-hours-a-day, seven-days-a-week. Highly skilled professionals with experience in various operating systems, database backup and recovery, networking and various types of security systems staff our service management centers. Our service management centers are located in Pleasanton, California, St. Louis, Missouri and New York City.

   Another key attribute of the service management centers is our integrated back office system which consists of a set of tools that delivers a comprehensive solution for our customers. We have integrated all these management tools, including provisioning, service management and reporting, into a highly automated service environment. As a result, we are able to provide customers with proactive, responsive, OneSource--OneCall customer care and support service. Leveraging a significant in-house investment in resources and technology integration, our service management centers can concurrently monitor over 400 discrete data points within the Intira infrastructure, including server and storage transfer rates, network response time, server utilization and database response times. Overall, we provide more than 30 different customer reports through a secure web site which gives our customers a comprehensive view into the operational performance of their networking solution.

 Service Level Agreements

   Our comprehensive service level agreement, or SLA, covers availability across all IT and networking components, including application servers, database servers, the network within the data center, Internet and private network services, storage devices, and security. Depending on their needs, customers can choose application availability commitments ranging from 98.5% to 99.95%. Application availability of 99.95% equates to less than 22 minutes of application downtime per month. In January 2000, Keynote Systems, an industry research firm, reported that the ten top e-commerce web sites averaged not more than 97.3% application availability for the four weeks ended December 26, 1999. To put this into perspective, 97.3% application availability translates to approximately 19.7 hours of application availability downtime per month. Under a customer's SLA, we also provide commitments for network performance, data recovery services, reporting and on-time installation.

   Our confidence in our ability to engineer, deploy and manage the IT and network infrastructure that supports a customer's mission-critical e-business application is demonstrated by the credit we provide to a customer's account in the event that any of our commitments are not met. In a given month, for every 15 minutes of application downtime that exceeds the level of guaranteed application availability in a customer's SLA, we will credit that customer one day of netsourcing fees, up to a maximum of one month's credit. The commitments contained in the SLAs are subject to typical exclusions, including, among others, scheduled maintenance, customer-owned or ordered telephone company circuits, faults in the customer's applications, equipment or facilities, customer acts, omissions or consequential damages.

Service Offerings

   Our netsourcing solutions consist of a suite of services designed to ease the integration burden on the customer and meet the requirements of their application and their desired application availability. Our suite of netsourcing services include:

   Data Management Services. As part of every netsourcing solution, we supply core data management services, which include server and storage provisioning and standard operational management for running the application. These services include:

                               Required
        Data Management           or
         Service Name          Optional               Description
        ---------------        --------               -----------
 Server Provisioning.........  Required Provides the servers and operating systems on which our customers run
                                         their applications.
 Standard Server
  Administration.............  Required Provides comprehensive management and administration for the servers and
                                         operating systems as well as basic
                                         customer management reporting.
 Operational Database
  Administration.............  Optional Provides day-to-day management and administration of databases, including
                                         DB, Oracle, Microsoft SQL Server and
                                         Sybase.
 Server Load Balancing.......  Optional Provides load balancing, which is the allocation of server resources across
                                         multiple application server platforms
                                         enhancing application availability.
 Database Failover...........  Optional Replicates a database in real time from a primary server to a secondary
                                         server, which can be located in the
                                         same physical data center and, for
                                         increased availability, at another
                                         data center.
 Online Disk Storage.........  Optional Provides large-scale storage for customer data using high-end storage
                                         area network technology.
 Tape Backup and Restore.....  Optional Provides back-up and restoration of customers' data from disk to tape
                                         media, both within the data centers
                                         and between two data centers.

   Network Services. Utilizing our nationwide broadband network, we provide our clients with a full suite of private network and public Internet access. Our network services include:

                               Required
            Network               or
         Service Name          Optional               Description
         ------------          --------               -----------
 Data Center Connectivity....  Required Connects the customer's application infrastructure to the nationwide
                                         broadband network.
 Public Network Internet
  Access.....................  Optional Provides dedicated Internet connectivity through our network.
 Private Network Services....  Optional Provides Internet Protocol private network services to customers in
                                         cities on our network.
 Virtual Private Network.....  Optional Enables the use of the public Internet to securely transfer information.

   Enhanced Services. We offer a wide array of value-added options to provide additional security, performance and functionality. These services include:

                               Required
           Enhanced               or
         Service Name          Optional               Description
         ------------          --------               -----------
 Enhanced Monitoring and                Provides customers with additional
  Reporting..................            capabilities to view critical system
                               Optional  performance reports on a daily,
                                         weekly, monthly, quarterly and yearly
                                         basis.
 Streaming Media.............  Optional Provides software required to transmit audio and video content over our
                                         network on demand.
 Firewall....................  Optional Offers a perimeter defense around customer's netsourcing solution to
                                         ensure its integrity by preventing
                                         unauthorized access and consists of
                                         encryption and authentication
                                         services.
 Intrusion Detection.........  Optional Allows us to provide a fully managed, scalable intrusion detection offering
                                         by monitoring all network traffic of
                                         specific network segments for attack
                                         traffic signatures.
 Caching.....................  Optional Allows us to move our customer's web content at point-of-presence closer to
                                         their end users and therefore improve
                                         the performance of their applications
                                         and service offerings.

   Customer Engineering Implementation Services. Our in-house design professionals engineer and deploy a customer's netsourcing solution.

     Customer Engineering      Required
        Implementation            or
         Service Name          Optional               Description
     --------------------      --------               -----------
 Statement of Work...........  Required Provides a comprehensive service description that becomes part of the
                                         contract with the customer and
                                         details all of the services for a
                                         particular customer, including
                                         implementation schedule,
                                         configuration, roles and
                                         responsibilities, reporting processes
                                         and change management.
 Implementation..............  Required Implements a customer's netsourcing solution.
 Capacity Planning...........  Optional Offers planning services designed to maintain availability and performance
                                         of customer's applications.

   We also have an advanced billing system that generates one bill for our customers, consolidating charges for all services provided, and that can be customized for the specific requirements of each customer.

   The following is an example of a netsourcing solution for a business portal application for which a customer required 99.95% application availability. This configuration is designed for high redundancy and security without a single point of failure. Transactions are mirrored across our network to a duplicate configuration residing at another data center location. This mirrored site acts as a failover site in case the primary site were to experience a significant failure.


   The skill sets required to engineer, deploy and manage this complex infrastructure on an ongoing basis include expertise in: server and operating systems, data storage and back-up, database administration, public and private networking, performance management and security.

Sales and Implementation Process

   In addition to our ongoing services, our customer engineering and implementation services division provides the professional services required to engineer and deploy each customer's individual netsourcing solution. Our engineers and sales personnel work with our customers to fully understand the requirements for supporting their e-business applications, including their desired levels for application availability. Through this process, we create a statement of work, which provides the blueprint for the solution we will build for the customer and includes all of the detail of the services for a particular customer, including services implementation schedule, services configuration, roles and responsibilities, reporting processes and the procedures for implementing ongoing changes. This process allows our customers to review and approve their netsourcing solution, including the configuration of their netsourcing solution and their desired service commitments. We believe this enables customers to better understand the netsourcing solution we have designed to support their e-business applications and the associated fee structure. Once the customer's netsourcing solution is implemented, a three-day test-run is executed prior to launching the solution for the customer. From this point on, our technical operations personnel are responsible for the monitoring and management of a customer's solution.

Sales and Marketing

   Our sales objective is to achieve market penetration of our target customers and to increase the size and scope of the netsourcing solutions that we provide to our existing customers as they scale and enhance their e-business applications. We sell our netsourcing solutions directly through a highly skilled professional sales force and our channel partners.

   Our sales organization is headquartered in Pleasanton, California and includes personnel in our St. Louis and New York City data centers as well as field offices in the Atlanta, Baltimore, Boston, Chicago, Dallas, Los Angeles, Philadelphia, Seattle and Washington D.C. metropolitan areas and in Toronto, Canada. We intend to open additional field sales offices in other major United States and international metropolitan areas. Initially, we expect our international sales efforts to focus primarily on the markets supported by our planned data centers in Amsterdam, Frankfurt, London and Paris.

   Due to the comprehensive nature of our netsourcing solutions, our sales process involves high levels of interaction with the senior management of our prospective customers, requiring a very experienced direct sales force. We have developed programs to attract and retain high quality, motivated sales representatives who have the technical skills and selling experience necessary to sell our netsourcing services. As of March 15, 2000, we had approximately 25 direct sales representatives and we intend to increase our sales organization substantially over the next year.

   In addition to our direct sales force, we have developed channel partner relationships with leading IT companies, including Hewlett-Packard and IBM, to generate sales referrals and sales leads. We will continue to aggressively expand our channel partner strategies to jointly pursue sales and marketing opportunities. Potential additional channel partners include system and software integrators and independent software vendors and other platform providers.

   Our marketing organization is responsible for developing brand awareness, identifying key target markets, marketing our services, public relations, joint marketing with channel partners and sales support. Our marketing efforts include a broad range of marketing communications, including advertising, events, direct mail programs and management of our Web site. Our public relations efforts focus on cultivating industry analyst and media relationships with the goal of securing broad media coverage and recognition as a leader and innovator in netsourcing solutions.

Customers

   We have designed our netsourcing services to address the sophisticated needs of Fortune 1000 companies and Internet-based businesses that depend upon the performance and availability of their mission-critical e-business applications. We target leading companies in financial services, high technology, manufacturing, application service provisioning, software, media publishing, entertainment and other markets. Our customers use our netsourcing solutions to facilitate the operation and management of a wide variety of e-business applications, including online marketing and sales, customer service, fulfillment, software, document and multimedia distribution and online training. Our customer contracts typically are for two to three years with a current average length of 32 months. Our customers typically have the right to terminate their netsourcing agreement with advance notice. These customers will be required to pay a termination fee which is typically a percentage of the monthly netsourcing commitments specified in their netsourcing agreements.

   As of March 28, 2000, we had contracts with 20 netsourcing customers. On average, these customers have contracted with us for $650,000 in annual recurring netsourcing services. The following is a list of our customers which have contracted with us for more than $30,000 in recurring monthly netsourcing services.

   Emerson Electric       Intelisys                 Online Choice.com
   Engineering Animation  Military.com              PartMiner
   FTD.com                MiracleMail               SingleSourceIT.com
   Hewlett-Packard        New Balance Athletic Shoe Telstra

   The following are examples of some of our customers' mission-critical e-business applications that our netsourcing solutions support:

  . FTD.com's business-to-consumer e-commerce application that provides online floral and gift delivery.

  . Emerson Electric's network-based application for company-wide procurement that helps reduce costs and increase efficiency.

  . PartMiner's business-to-business e-commerce application that provides a marketplace for electronic components.

  . Military.com's affinity portal for current and former military personnel.

   Our netsourcing revenue to date has been recognized from a small number of customers. In our fiscal year ended December 31, 1999, revenue from three separate customers associated with Hewlett-Packard represented 53% of our total revenue. These same customers represented 29% of revenue for the two months ended February 29, 2000. We expect that a significant amount of our revenue may continue to depend on a small number of customers or customers obtained through a significant channel partner, although we expect the percentage of our revenue from any specific channel partner to continue to decline in the future as we grow and expand our business. See "Risk Factors--We derive our netsourcing revenue from a limited number of customers . . ." on page 7 of this prospectus.

Competition

   Our market is highly competitive. There are few substantial barriers to entry and we expect that we will face additional competition from existing competitors and new market entrants in the future. The principal competitive factors in this market include:

  . reliability, scalability and security of IT and network infrastructure;

  . technical expertise across a wide range of disciplines;

  . quality of service, including customer service and support;

  . bundling of products and services;

  . the quality and effectiveness of sales personnel;

  . introductions of new services;

  . brand name recognition; and

  . price.

   Our current and potential competitors in the market include:

  . providers of web and application hosting services;

  . providers of co-location services;

  . application service providers;

  . national and regional Internet service providers and telecommunications companies; and

  . IT integration, consulting and outsourcing firms.

   Our competitors may operate in one or more of these areas and include AT&T, Digex, Digital Island, Exodus Communications, GlobalCenter, IBM, Intel, NaviSite, Qwest Communications and USInternetworking. See "Risk Factors--The market in which we compete is highly competitive . . ." beginning on page 9 of this prospectus for a further discussion of the competitive risks that we face.

Intellectual Property

   We rely on a combination of copyright, trademark, trade secret and other intellectual property law, nondisclosure agreements and other protective measures to protect our proprietary rights. We attempt to protect our intellectual property rights by limiting access to the distribution of our software, documentation and other proprietary information. In addition, we enter into confidentiality agreements with all of our employees and certain customers, vendors and strategic partners. We presently have no patents and no patent applications.

   In February 2000, we received a letter from Hewlett-Packard on behalf of its affiliate Intria-HP Corporation, a Canadian company and a provider of financial processing solutions, asserting that our use of the name "Intira" violates their trademark rights with respect to the mark "Intria" and "Intria-HP" and requesting that we stop using the name Intira. If Intria or Hewlett-Packard were to bring suit against us, the matter could be time consuming and costly, and we cannot assure you that we will necessarily prevail in litigation. Due to the unpredictable nature of intellectual property disputes generally and given that this dispute is at an early stage, we cannot ascertain the availability of injunctive relief or other equitable and legal remedies that Intira may have or estimate the total expenses, possible damages or settlement value, if any, that we may incur in connection with Hewlett-Packard or Intria-HP's claim. In addition, our business could be harmed if we were to engage in a protracted dispute with Hewlett-Packard or Intria-HP, one of our principal customers and channel partners. We could potentially be prevented from using the name "Intira," be required to enter into a licensing agreement with Intria-HP or Hewlett-Packard and/or pay monetary damages. Further, we cannot assure you that Hewlett-Packard or Intria-HP will agree to issue a license to us and, even if they do the terms of such a license would be acceptable to us. In the event of a successful claim against us forcing us to change our name, our ability to develop our brand name could be seriously harmed and this could adversely affect our ability to attract customers and grow our business. See "Risk Factors--Hewlett-Packard on behalf of Intria-HP has asserted that our use of the mark "Intira" violates their trademark rights. . ." on page 16 of this prospectus for a further discussion of this claim.

   To date, other than the claim with respect to the use of our name discussed above, we have not received any material claims that we are infringing the proprietary rights of third parties, but we cannot be certain that third parties will not make such material claims in the future. See "Risk Factors-- Our business will be adversely affected if we fail to protect our intellectual property...." on page 15 for a more detailed discussion of risks associated with intellectual property.

Government Regulation

   We offer a suite of service, many of which are wholly outside the scope of federal and state communications regulation, and therefore are unregulated (except for regulations generally applicable to all businesses). Our network services are treated by the Federal Communications Commission or the FCC, as information services. Although the FCC has asserted jurisdiction to regulate information services, information services are not currently regulated by the FCC. Our data management services, customer engineering implementation services, and streaming media and security services are not currently subject to regulation by the FCC or the state public utilities commissions, either because such services are not telecommunications services or are information services.

   FCC Regulation. The FCC regulates the services offered by telecommunications carriers to the extent that they involve the provision, origination, or termination of interstate or international telecommunications. But while the FCC regulates telecommunications services, the FCC has not regulated information services (although the FCC has asserted that is possesses jurisdiction to regulate information services). A telecommunications service is the offering of telecommunications to the public for a fee. An information service is the offering of a capability for generating, acquiring, storing, transforming, processing, retrieving, utilizing or making available information via telecommunications.

   In practice, because the network services that we sell to our customers are used exclusively for Internet access and to provide access to the Internet, our network services offer the capability to generate, acquire, store, transform, process, retrieve, utilize, and make available information via telecommunications. Accordingly, our network services are unregulated information services. We are not a common carrier or a telecommunications carrier with respect to its Internet access services. In addition, because we lease telecommunications capacity from common carriers in order to operate our network services and are not a carrier ourselves. We are not currently required to report telecommunications revenue to the FCC and are not required to pay universal service contributions assessed by the FCC. The Universal Service Fund was created by federal statute and is funded by interstate telecommunications carriers for the purpose of ensuring that all segments of the population of the United States have access to basic telecommunications services.

   However, although computer applications offered over a network are not subject to regulation, the FCC has indicated that some services offered over the Internet, such as phone-to-phone Internet protocol telephony may be functionally indistinguishable from traditional telecommunications service offerings and may in the future be subject to federal regulation. In the future, the FCC's tentative analysis could be applied to delivery of video and audio programming over the Internet, or streaming media. Like IP telephony, the delivery of video and audio programming or streaming media over the Internet will raise questions about appropriate regulatory treatment of this new medium.

   State Regulation. The individual state public utilities commissions maintain jurisdiction over telecommunications facilities and services that involve the origination or termination of intrastate communications. Recently, the FCC issued rules on the jurisdictional nature of dial-up calls to Internet service providers. The FCC declared that Internet traffic is largely interstate and, therefore, subject to federal--not state--jurisdiction. Subsequently, however, the U.S. Court of Appeals for the D.C. Circuit vacated that decision and remanded the matter to the FCC for further action. Therefore, this matter is now back before the FCC. Accordingly, the FCC's prior characterization of Internet traffic as largely interstate may change. If in the future Internet traffic comes to be treated as intrastate, this would confer regulatory jurisdiction on state public utilities commissions. It is also possible that, in the future, state legislatures and regulators will attempt to regulate the Internet, either by regulating transactions or by restricting the content of the available information and services.

   Copyright Liability. Like all businesses, the Company is subject to the laws providing copyright protection. Recently, the Digital Millenium Copyright Act, the DMCA, was enacted, which establishes new "safe harbor" protections for online service providers against copyright liability. Insofar as we could be considered an online service provider, we stand to benefit from the DMCA. Under the DMCA, online service providers may be protected from copyright infringement liability for four categories of conduct: (a) transitory communications, where the provider merely acts as a data conduit, transmitting unaltered digital information that has been selected and requested solely by another; (b) system caching--the practice of retaining copies, for a limited time, of unaltered material that has been made available online to a subscriber by someone other than the provider; (c) storage of information solely at subscribers' direction; and (d) subscribers' interactions with information location tools, such as hyperlinks, online directories, search engines, and the like. To be fully protected by the DMCA's limitations on copyright liability, however, an online service provider must comply with certain eligibility criteria,

   Liability for Defamatory or Indecent Materials Disseminated Through Our Network. Because we provide streaming media and caching services, the Company is subject to the evolving law governing liability of online service providers for defamatory or indecent materials posted or supplied by others. The Communications Decency Act provides that no provider or user of an interactive computer service shall be treated as the publisher or speaker of any information provided by another information content provider." In recent decisions, courts have found that this defense provision of the Communications Decency Act shields online service providers from liability for defamation. However, this area of the law is not settled and continues to evolve. In addition, in 1998, Congress sought to regulate objectionable content on the Internet by enacting the Child Online Protection Act, which imposes civil and criminal penalties on any person who engages in the business of selling or transferring materials via the Internet that are harmful to children, and fails to restrict children from accessing such materials. The enforcement of the Child Online Protection Act has been stayed while the courts are considering the constitutionaliy of this statute.

Employees

   At March 15, 2000, we had a total of 207 employees, all of whom were based in the United States, except for two employees based in Toronto, Canada. Of the total, 11 were engaged in product and technology development, 50 were engaged in sales, 13 were engaged in marketing, 107 were engaged in engineering and operations, and 26 were in administration and finance. None of our employees is subject to a collective bargaining agreement and we believe that our relations with our employees are good.

Facilities

   Our California data center and principal administrative, sales, marketing and research and development facility, occupy approximately 102,000 square feet in Pleasanton, California pursuant to a lease that expires in January 2010 with options to renew. We also occupy approximately 21,000 square feet at the data center facility in St. Louis, Missouri under a lease that expires 2003 with options to renew and 46,000 square feet at our New York City data center facility under a lease that expires 2015 with options to renew. In addition, we occupy a total of approximately 7,000 square feet of office space in St. Louis under a lease, that expires in 2004.

   We have sales offices throughout the United States, including regional sales offices in the Atlanta, Baltimore, Boston, Chicago, Dallas, Los Angeles, Philadelphia, Seattle and Washington D.C. metropolitan areas and in Toronto, Canada.

   While we anticipate the need to obtain additional space at our current locations and additionally to add locations, we believe that acquisition of additional space will be on commercially reasonable terms.

Legal Proceedings

   We are not a party to any material legal proceedings.

                                   MANAGEMENT

Executive Officers And Directors

   The following table sets forth information with respect to our executive officers and directors as of the date of this prospectus.

              Name               Age                  Position
              ----               ---                  --------
Bernard V. Schneider............  43 President, Chief Executive Officer and
                                     Director

David S. Boone..................  39 Vice President, Finance and Chief Financial
                                     Officer

Jeffrey J. Condon...............  53 Vice President of Product Development

John M. Kirkpatrick.............  42 Vice President of Business Development

Steven V. Sidore................  40 Vice President of Operations and
                                     Engineering

John R. Steensen................  50 Vice President and Chief Technology Officer

Thomas J. Swanson...............  44 Vice President of Sales

Dina L. Toothman................  40 Vice President of Marketing

James A. Brasunas(1)............  51 Director

David S. Britts(2)..............  35 Director

Yogen K. Dalal(1)...............  49 Director

Ronald J. Kruszewski(1)(2)......  49 Director

Michael J. Mahoney(2)...........  40 Director

--------
(1) Member of Compensation Committee
(2) Member of Audit Committee

   Bernard V. Schneider has served as president and chief executive officer since January 1999 and as a member of our board of directors since November 1998. From October 1997 to January 1999, Mr. Schneider served as corporate vice president and treasurer of Ascend Communications, a provider of data networking systems, which was acquired by Lucent Technologies, a provider of communications systems, software and products. At Ascend he also held the positions of vice president of strategic business development from July 1996 until October 1997 and vice president of marketing from June 1995 to July 1996. From July 1990 to June 1995, Mr. Schneider was director of data product management at Sprint Corporation, a telecommunications company.

   David S. Boone has served as vice president, finance and chief financial officer since November 1999. From February 1999 until November 1999, Mr. Boone served as a vice president and principal of SouthCoast Capital, a private equity and venture capital firm. From August 1993 to February 1999, Mr. Boone served in a variety of positions, including as a vice president of business development and a divisional chief financial officer, at Frito Lay, a division of PepsiCo, a global manufacturer and marketer of snack foods.

   Jeffrey J. Condon has served as vice president of product development since July 1999. From April 1997 to July 1999, Mr. Condon served as the director of web-enabling solutions for Applied Theory, a provider of Internet business solutions. From April 1991 to April 1997, Mr. Condon served in a variety of positions including director of product marketing for international operations and senior director of application engineering and marketing at Software AG, a provider of database management and application development software.

   John M. Kirkpatrick has served as vice president of business development since October 1999. From May 1999 to October 1999 and from July 1998 to October 1998, Mr. Kirkpatrick was an independent business consultant. From October 1998 to May 1999, Mr. Kirkpatrick served as vice president of business development of Qwest Communications, a provider of telecommunication services. From July 1997 to July 1998, Mr. Kirkpatrick served as vice president and general manager of Teligent, a provider of integrated communications systems. From May 1996 to April 1997, Mr. Kirkpatrick served as vice president of sales of ICG/Netcom, a division of ICG Communications, an Internet service provider. From May 1992 to March 1996, Mr. Kirkpatrick served as director of business development strategy with Lucent Technologies.

   Steven V. Sidore has served as vice president of operations and engineering since August 1999. From January 1999 to July 1999, Mr. Sidore served as vice president of engineering at Iridium LLC, a global satellite phone and paging company. From September 1997 to December 1998, Mr. Sidore served as vice president of business development of Spatial Dynamics, a provider of consulting services for technology acquisition, development and evaluation. From 1982 to September 1997, Mr. Sidore held various engineering and management positions with Pacific Bell, a provider of telecommunications services, including most recently as executive director of network operations and technology manager for Pacific Bell's Personal Communications Services.

   John R. Steensen has served as vice president and chief technology officer since February 2000. From January 1993 to January 2000, Mr. Steensen served as president of Spatial Dynamics and its predecessor, Southwest Business Services, both providers of consulting services for technology acquisition, development and evaluation.

   Thomas J. Swanson has served as vice president of sales since May 1999. From September 1998 to April 1999, Mr. Swanson served as senior vice president of sales and marketing for NetBalance, a provider of information technology asset management solutions. From April 1994 to July 1998, Mr. Swanson served in a variety of positions at Prism Solutions, a data warehouse company, most recently as vice president of North American sales.

   Dina L. Toothman has served as vice president of marketing since April 1999. From December 1995 to March 1999, Ms. Toothman served in a variety of positions, most recently as director of marketing, with Ascend Communications, which was subsequently acquired by Lucent Technologies. From January 1994 to October 1995, Ms. Toothman served as director of corporate communications with Radius, a digital publisher and maker of video technology.

   James A. Brasunas has served as a member of our board of directors since May 1999. Since October 1999, Mr. Brasunas has served as chief executive officer of Partner Communications & Services, a high-speed Internet service provider. From May 1999 to October 1999, Mr. Brasunas was an independent consultant. Mr. Brasunas has served as a director of Partner Communications & Services since May 1999. From May 1998 until May 1999, Mr. Brasunas was an independent business consultant. From February 1994 to May 1998, Mr. Brasunas served in a number of positions with MCI WorldCom, a provider of international telecommunications services, most recently as vice president of carrier sales.

   David S. Britts has served as a member of our board of directors since June 1999 as the designated representative of our outstanding preferred stock. Since March 1999, Mr. Britts has been a partner with Chase Capital Partners, a venture capital firm. From July 1998 to March 1999, Mr. Britts served as a director in the Corporate Finance Group of Credit Suisse First Boston, an investment banking firm. From April 1996 to July 1998, Mr. Britts served as a director of Deutsche Morgan Grenfell, an investment banking firm. From April 1994 to April 1996, Mr. Britts served as an associate with Lehman Brothers, an investment banking firm.

   Yogen K. Dalal has served as a member of our board of directors since July 1999. He joined Mayfield Fund, a venture capital firm, in September 1991 and has been a general partner of several venture capital funds affiliated with Mayfield since June 1992. Dr. Dalal is also a director of Broadvision, Nuance and Tibco Software.

   Ronald J. Kruszewski has served as a member of our board of directors since March 1999. Since October 1997, Mr. Kruszewski has served as president, chief executive officer, and a director of Stifel Financial Corp., an investment banking and brokerage firm which is affiliated with Stifel, Nicolaus & Company, Incorporated, an underwriter in this offering. From August 1989 until September 1997, Mr. Kruszewski held a variety of positions at Robert W. Baird & Co., an investment banking and brokerage firm, including from 1993 to 1997 as managing director and chief financial officer.

   Michael J. Mahoney has served as a member of our board of directors since March 2000. Mr. Mahoney has served in a variety of positions at Viatel, an international telecommunications provider, including as chief executive officer since September 1996. Mr. Mahoney was also president of Viatel from September 1999 to January 2000 and managing director of Viatel's intercontinental business unit from January 1996 to September 1996, chief operating officer of Viatel from September 1996 to September 1997, and executive vice president, operations and technology from July 1994 to September 1996. Viatel is a publicly traded company, and Mr. Mahoney has served on its board of directors since 1995 and as chairman of its board since September 1998.

   There are no family relationships among any of our directors, officers or key employees.

Board of Directors

   Upon completion of this offering, our bylaws will provide for a board of directors consisting of six members. Our certificate of incorporation will provide for a classified board of directors consisting of three classes of directors, serving staggered three-year terms. As a result, one-third of our board of directors will be elected each year. To implement the classified structure, prior to the consummation of the offering, two of the nominees to the board of directors will be elected to terms expiring at the first annual meeting of stockholders after the closing of this offering, two will be elected to terms expiring at the second annual meeting of stockholders after the closing of this offering and two will be elected to terms expiring at the third annual meeting of stockholders after the closing of this offering. Thereafter, each class of directors will be elected for three-year terms. Messrs. Britts and Brasunas have been designated Class I Directors, whose term will expire at the annual meeting of stockholders held in 2001. Messrs. Kruszewski and Dalal have been designated Class II Directors, whose term will expire at the annual meeting of stockholders held in 2002. Messrs. Schneider and Mahoney have been designated Class III Directors, whose term will expire at the annual meeting of stockholders held in 2003. This classification of the board of directors may delay or prevent a change in control of our company or in our management. See "Description of Capital Stock--Antitakeover Effects of Some Provisions of Our Certificate of Incorporation and Bylaws" on page 67 of this prospectus.

Board Committees

   We established an audit committee in February 2000. The audit committee currently consists of Messrs. Britts, Kruszewski and Mahoney. The audit committee reviews our internal accounting procedures, reviews our quarterly and annual financial statements and consults with, and reviews the services provided by, our independent auditors.

   We established a compensation committee in August 1999. The compensation committee currently consists of Messrs. Brasunas, Dalal and Kruszewski. The compensation committee reviews and recommends to the board of directors the compensation of all of our officers and directors, including stock compensation and loans, and establishes and reviews general policies relating to the compensation and benefits of our employees.

Compensation Committee Interlocks and Insider Participation

   Prior to establishing the compensation committee, the board of directors as a whole performed the functions delegated to the compensation committee. No interlocking relationship exists between any member of our board of directors or our compensation committee and any member of the board of directors or compensation committee of any other company, and no such interlocking relationship has existed in the past.

Director Compensation

   We do not currently compensate our directors in cash for their services as members of the board of directors although they are reimbursed for certain expenses in connection with attendance at board of directors and committee meetings.

   Under our 2000 stock plan, nonemployee directors are eligible to receive stock option grants at the discretion of our board of directors. In addition, our 2000 stock plan includes an automatic grant mechanism that provides that options will be automatically granted to nonemployee directors. Each current nonemployee director will upon the date of effectiveness of this offering be automatically granted an option to purchase up to 40,000 shares of common stock. In addition, any new nonemployee director will be automatically granted an option to purchase up to 40,000 shares on the date he or she is first elected or appointed to the board of directors. Each option will be granted at the fair market value of the common stock on the date of grant. The option shares will vest over four years with the option shares vesting ratably on a monthly basis over 48 months. If a nonemployee director continues to serve as a member of our board of directors for four years from the date of the initial grant, he or she will be automatically granted another option to purchase up to 40,000 shares of common stock on the fourth anniversary of the previous automatic stock option grant date. Any subsequent option grant will be subject to the same four-year vesting schedule. For further information regarding the provisions of the 2000 stock plan, see "--Incentive Stock Plans--2000 Stock Plan" beginning on page 54 of this prospectus.

Limitations on Directors' Liability and Indemnification

   Upon completion of this offering, our certificate of incorporation will limit the liability of directors to the fullest extent permitted by Delaware law. The limitation of liability does not apply to liabilities arising under the federal securities laws and does not affect the availability of equitable remedies such as injunctive relief or rescission. Delaware law provides that directors of a corporation will not be personally liable for monetary damages for breach of their fiduciary duties as directors, except liability for:

  .a breach of their duty of loyalty to the corporation or its stockholders;

  . acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law;

  .unlawful payments of dividends or unlawful stock repurchases or redemptions; or

  .any transaction from which the director derived an improper personal benefit.

   Upon completion of this offering, our certificate of incorporation will also provide for indemnification of our directors, officers and employees or other agents to the fullest extent permitted by law. Our bylaws will also permit us to secure insurance on behalf of any officer, director, employee or other agent for any liability arising out of his or her actions in his or her capacity as an officer, director, employee or other agent, regardless of whether we would have the power to indemnify him or her under Delaware law.

   We have entered into agreements to indemnify our current directors and executive officers in addition to the indemnification provided for in our certificate of incorporation and bylaws. These agreements, among other things, provide for indemnification of our directors and executive officers for judgments, fines, settlement amounts and certain expenses, including attorneys' fees incurred by the director or executive officer in any action or proceeding, arising out of the person's services as a director or executive officer of Intira, any of our subsidiaries or any other company or enterprise to which the person provides services at our request. We believe that these provisions and agreements are necessary to attract and retain qualified persons as directors and executive officers.

   At various times in 1998 and 1999, we entered into indemnification agreements with Richard Skoba, Mark Ivie, Timothy M. Roberts, James Roberts, W. Munro Roberts, III, Ronald J. Kruszewski and James Lahay, in connection with and as an inducement to such individuals having agreed to serve as members of our board of directors. Of those individuals, Mr. Kruzsewski remains a member of our board of directors at this time. The indemnification agreements provide that we will indemnify these individuals to the fullest extent permitted by applicable law in effect as of the date of each respective agreement. Each agreement terminates upon the later of 10 years after the date that the individual ceases to serve as a director, officer, employee or agent of Intira or the final termination of any legal proceeding then pending in respect of which the individual has indemnification rights under his agreement.

   The limited liability and indemnification provisions in our certificate of incorporation and bylaws may discourage stockholders from bringing a lawsuit against our directors for breach of their fiduciary duties and may reduce the likelihood of derivative litigation against our directors and officers, even though a derivative action, if successful, might otherwise benefit us and our stockholders. A stockholder's investment in us may be adversely affected to the extent we pay the costs of settlement or damage awards against our directors and officers under these indemnification provisions.

   There is no pending litigation or proceeding involving any of our directors, officers or employees in which indemnification is sought, nor are we aware of any threatened litigation that may result in claims for indemnification.

Executive Compensation

   The following table sets forth in summary form information concerning the compensation awarded to, earned by, or paid for services rendered in all capacities during the year ended December 31, 1999 by our president and chief executive officer and any other executive officer or former executive officer whose salary and bonus for 1999 exceeded $100,000. These individuals are referred to elsewhere in this prospectus as named executive officers. Other than the salary, bonus and commission described in the table below, we did not pay any named executive officer any fringe benefits, perquisites or other compensation in excess of 10% of such executive officer's salary and bonus during the years specified. Bonus and commission figures for 1999 include bonuses and commissions earned and paid in 1999 as well as bonuses and commissions earned in 1999 but paid subsequently. For 1999, no other annual compensation was paid to any named executive officer other than commissions.

                           Summary Compensation Table

                                                        Long-Term
                                                       Compensation
                                                          Awards
                                                       ------------
                              Annual
                           Compensation                 Securities
   Name and Principal    ----------------               Underlying    All other
       Positions          Salary   Bonus  Commissions    Options     Compensation
   ------------------    -------- ------- -----------  ------------  ------------
Current Executive
 Officers
Bernard V. Schneider.... $174,294 $   --    $  --            -- (1)    $27,500(2)
 President and Chief
  Executive Officer
Steven V. Sidore .......   71,354  37,500      --        375,000(3)    100,000(4)
 Vice President of
  Operations and
  Engineering
Thomas J. Swanson ......  124,479  87,500   66,667(5)    890,626(6)        --
 Vice President of Sales
Dina L. Toothman .......  112,500  56,250      --        656,250(7)        --
 Vice President of
  Marketing

Former Executive
 Officers
Timothy M. Roberts(8)...   90,000     --       --            --        280,001(9)
 President and Chief
  Technology Officer
James Roberts(10).......  120,000     --       --            --         12,401(11)
 Director of Marketing
Richard Skoba(12).......  135,000     --    73,807           --          9,686(13)
 Vice President of
  Channel Management

--------
 (1) In January 2000, our board of directors granted Mr. Schneider an option to purchase up to an additional 187,500 shares of common stock at an exercise price per share of $5.87.
 (2) Represents $27,500 in living expenses under Mr. Schneider's employment
     agreement. See "Certain Transactions" on page    of this prospectus for a
     description of Mr. Schneider's employment agreement.
 (3) In January 2000, our board of directors granted Mr. Sidore an option to purchase up to an additional 75,000 shares of common stock at an exercise price per share of $5.87.
 (4) Represents $100,000 in relocation expenses. See "--Employment Agreements" beginning on page 52 of this prospectus for a description of Mr. Sidore's employment agreement.

 (5) Relates to commission payments under Mr. Swanson's employment agreement. See "--Employment Agreements" on page 52 of this prospectus for a description of the terms of Mr. Swanson's employment agreement.
 (6) In January 2000, our board of directors granted Mr. Swanson an option to purchase up to an additional 75,000 shares of common stock at an exercise price per share of $5.87.
 (7) In January 2000, our board of directors granted Ms. Toothman an option to purchase up to an additional 75,000 shares of common stock at an exercise price per share of $5.87.
 (8) Mr. Roberts resigned as president and chief executive officer in January 1999 and as vice president, chief technology officer in September 1999. See "Certain Transactions" on page 58 of this prospectus regarding our agreements with Mr. Roberts.
 (9) Represents $210,000 paid according to his severance agreement, $60,000 in professional services expenses incurred in connection with Mr. Roberts' new business ventures, $4,800 in personal auto expenses and $5,201 in premiums under our medical insurance plan.
(10) Mr. Roberts resigned as vice president of marketing in April 1999 to become director of marketing, a position which he subsequently resigned in January 2000. See "Certain Transactions" on page 58 of this prospectus regarding Mr. Roberts' severance agreement.
(11) Represents $7,200 in personal auto expenses and $5,201 in premiums under our medical insurance plan.
(12) Mr. Skoba resigned as vice president of channel management in February 2000. See "Certain Transactions" on page 58 of this prospectus regarding Mr. Skoba's severance agreement.
(13) Represents $7,200 in personal auto expenses and $2,486 in premiums under our medical insurance plan.

 Option Grants in Last Fiscal Year

   The following table provides information relating to stock options granted to each of the named executive officers during 1999. We granted a total of 7,912,325 options to our employees and consultants during 1999. All of these options were granted under our 1999 stock option plan, our 1999 equity incentive plan or our 1999 executive stock option plan and have a term of 10 years, subject to earlier termination in the event an optionee ceases to be an employee, officer or consultant.

   In general, the exercise prices of the options we grant are equal to the fair market value of our common stock, as valued by our board of directors, on the date of grant. However, as noted in the table below, we have granted certain options with exercise prices below fair market value.

   Under our 1999 stock option plan, our 1999 equity incentive plan and our 1999 executive stock option plan, in the event of an acquisition, merger or an asset purchase, if the acquiring corporation fails to assume or substitute the remaining unvested options, then all of the option shares will become immediately vested. See "--Incentive Stock Plans" beginning on page 54 of this prospectus. In addition, under the terms of management retention agreements with our executive officers, in the event of a change of control transaction in which an executive officer's employment is terminated within 12 months after the completion of that transaction, 25% of the terminated executive officer's shares subject to the option shall become vested and immediately exercisable. See "--Change of Control Arrangements" on page 54 of this prospectus.

   The potential realizable values at 5% and 10% appreciation are calculated by
giving effect to our assumed initial offering price of $     per share at
assumed rates of stock appreciation of 5% and 10%, compounded annually for the ten-year term of the option, and subtracting from that result the total exercise price. These assumed appreciation rates comply with the rules promulgated by the Securities and Exchange Commission and do not represent our prediction of the performance of our stock price.

                       Option Grants in Last Fiscal Year

                                                                                     Potential
                                                                                    Realizable
                                                                                     Value at
                                                                                      Assumed
                                                                                   Annual Rates
                                                                                     of Stock
                         Number of   Percent of                                    Appreciation
                         Securities Total Options                                   for Option
                         Underlying  Granted to   Exercise  Fair Market                Term
                          Options     Employees     Price    Value on   Expiration -------------
          Name            Granted   During Period Per Share Grant Date     Date      5%     10%
          ----           ---------- ------------- --------- ----------- ---------- ------ ------
Current Executive
 Officers
 Bernard V. Schneider...      --          --           --         --          --       --     --
 Steven V. Sidore.......  375,000        4.7%       $2.40      $2.85    9/14/2009  $      $
 Thomas J. Swanson......  890,625       11.3         0.27       0.27    5/27/2009
 Dina L. Toothman.......  656,250        8.3         0.27       0.27    5/27/2009
Former Executive
 Officers
 Timothy M. Roberts.....       --         --           --         --           --      --     --
 James Roberts..........       --         --           --         --           --      --     --
 Richard Skoba..........       --         --           --         --           --      --     --

 Aggregate Option Exercises and Option Values

   The following table sets forth the number of shares of common stock subject to exercisable stock options held as of December 31, 1999, by the named executive officers. No named executive officer exercised any options to purchase common stock during the year ended December 31, 1999. The figures in the column entitled "Value of Unexercised In-the-Money Options at December 31, 1999" are calculated upon the assumed initial public offering price of $ per share minus the per share exercise price, multiplied by the number of shares underlying the option.

                         Fiscal Year-End Option Values

                                                                    Value of
                                                                   Unexercised
                                                                  In-the-Money
                                           Shares Underlying         Options
                                          Unexercised Options    at December 31,
                                          at December 31, 1999        1999
                                          ---------------------- ---------------
Name                                       Vested     Unvested   Vested Unvested
----                                      ---------- ----------- ------ --------
Current Executive Officers
 Bernard V. Schneider....................         --         --  $  --   $  --
 Steven V. Sidore........................     62,500    312,500
 Thomas J. Swanson.......................    259,766    630,859
 Dina L. Toothman........................    218,750    437,500
Former Executive Officers
 Timothy M. Roberts......................         --         --     --      --
 James Roberts...........................         --         --     --      --
 Richard Skoba...........................         --         --     --      --

Employment Agreements

   Bernard V. Schneider. In December 1998, we entered into a three-year employment agreement with Mr. Schneider, our president and chief executive officer. The agreement provides for an annual base salary of $175,000, and provides for a monthly living allowance in the amount of $2,500 to be used for a car, room and board, food and all other expenses for so long as our headquarters were in St. Louis, Missouri. Our obligation for Mr. Schneider's living allowance terminated in November 1999 in connection with the relocation of our headquarters to Pleasanton, California. Under his employment agreement, Mr. Schneider may also receive discretionary bonuses payable from time to time based on the achievement of individual and company performance objectives established by the board of directors. In connection with his employment agreement, we sold Mr. Schneider 1,875,000 shares of common stock at a price per share of $0.27. Mr. Schneider's shares were initially subject to a right of repurchase, which has subsequently lapsed due to the achievement of specified milestones.

   Thomas J. Swanson. In April 1999, we entered into a one-year employment agreement automatically renewable for successive one-year terms with Mr. Swanson, our vice president of sales. The agreement provides for an annual base salary of $200,000, a signing bonus of $25,000 and a monthly commission payment equivalent to the greater of 1.1% of billed monthly revenue or $8,333.34. Under his employment agreement, Mr. Swanson may also receive up to $200,000 per year in connection with the achievement of certain sales performance objectives. In connection with his employment agreement, we granted Mr. Swanson an option to purchase up to 890,625 shares of common stock with an exercise price of $0.27 per share. 12.5% of the option shares vested three months following the date of the option grant, and the remaining option shares vest in equal monthly installments over 24 months following the initial three month vesting date. In the event that Mr. Swanson's employment with us terminates, he shall receive up to $100,000 severance pay over a six month period.

   Dina L. Toothman. In April 1999, we entered into a one-year employment agreement automatically renewable for successive one-year terms with Ms. Toothman, our vice president of marketing. Ms. Toothman's agreement provides for an annual base salary of $150,000. Under her employment agreement, Ms. Toothman may also receive discretionary bonuses payable from time to time based on the achievement of individual and company performance objectives. In connection with her employment agreement, we granted Ms. Toothman an option to purchase up to 656,250 shares of common stock with an exercise price of $0.27 per share. 12.5% of the option shares vested three months following the date of the option grant, and the remaining option shares vest in equal monthly installments over 24 months following the initial three month vesting date. In the event that Ms. Toothman's employment with us terminates for other than good cause, she shall receive $75,000 payable over a period of six months, and each outstanding option shall accelerate so that each option shall become fully exercisable immediately prior to her termination.

   David S. Boone. In October 1999, we entered into an at-will employment agreement with Mr. Boone, our chief financial officer. The agreement provides for an annual base salary of $200,000, subject to annual review concerning increases, as well as relocation expenses, a prorated portion of which Mr. Boone is obligated to repay should he terminate his employment with us within 12 months after the date of the agreement. Under his employment agreement, Mr. Boone may also receive discretionary bonuses payable from time to time based on the achievement of individual and company performance objectives established by the board of directors. In connection with his employment agreement, we granted Mr. Boone an option to purchase up to 618,750 shares of common stock, subject to vesting in equal monthly installments over a 24-month period at an exercise price of $2.40 per share.

   Jeffrey J. Condon. In August 1999, we entered into an at-will employment agreement with Mr. Condon, our vice president of product development. Mr. Condon's agreement provides for an annual base salary of $150,000. Under his employment agreement, Mr. Condon may also receive discretionary bonuses payable from time to time based on the achievement of individual and company performance objectives. In connection with his employment agreement, we granted Mr. Condon an option to purchase up to 243,750 shares of common stock with an exercise price of $2.85 per share. 12.5% of the option shares vested three months following the date of the option grant, and the remaining option shares vest in equal monthly installments over 24 months following the initial three month vesting date.

   John M. Kirkpatrick. In October 1999, we entered into an at-will employment agreement with Mr. Kirkpatrick, our vice president of business development. Mr. Kirkpatrick's agreement provides for an annual base salary of $180,000 as well as relocation expenses, a prorated portion of which Mr. Kirkpatrick is obligated to repay should he terminate his employment with us prior to October 2000. Under his employment agreement, Mr. Kirkpatrick may also receive discretionary bonuses payable from time to time based on the achievement of individual and company performance objectives. In connection with his employment agreement, we granted Mr. Kirkpatrick an option to purchase up to 375,000 shares of common stock with an exercise price of $3.20 per share. 12.5% of the option shares vested three months following the date of the option grant, and the remaining option shares vest in equal monthly installments over 24 months following the initial three month vesting date.

   Steven V. Sidore. In July 1999, we entered into an at-will employment agreement with Mr. Sidore, our vice president of operations and engineering. Mr. Sidore's agreement provides for an annual base salary of $200,000 as well as a relocation bonus of $100,000. If Mr. Sidore terminates his employment with us prior to July 2000, he will be obligated to repay a prorated portion of his relocation bonus. Under his employment agreement, Mr. Sidore may also receive discretionary bonuses payable from time to time based on the achievement of individual and company performance objectives. In connection with his employment agreement, we granted Mr. Sidore an option to purchase up to 375,000 shares of common stock with an exercise price of $2.40 per share. 12.5% of the option shares vested three months following the date of the option grant, and the remaining option shares vest in equal monthly installments over 24 months following the initial three month vesting date.

   John R. Steensen. In February, 2000, we entered into an at-will employment agreement with Mr. Steensen, our vice president and chief technology officer. The agreement provides for an annual base salary of $175,000, subject to annual review concerning increases. Under his employment agreement, Mr. Steensen may also receive discretionary bonuses payable from time to time based on the achievement of individual and company performance objectives established by the board of directors. In connection with his employment agreement, we granted Mr. Steensen an option to purchase up to 420,000 shares of common stock with an exercise price of $6.67 per share, subject to vesting. 12.5% of the option shares will vest three months following the date of the option grant, and the remaining shares vest in equal monthly installments over 24 months following the initial three month vesting date. In the event that Mr. Steensen's employment with Intira terminates for any reason other than cause, he shall receive $87,500 payable over a period of six months.

Change in Control Arrangements

   We have entered into management retention agreements with each of our executive officers. Unless stated otherwise above, the agreements provide that in the event of the executive's involuntary termination without cause or voluntary termination for good reason within twelve months after a change in control, 25% of shares subject to the option shall become automatically accelerated and exercisable. For purposes of these agreements, a "change in control" occurs if:

  . any person becomes the "beneficial owner," directly or indirectly, of our securities representing 50% or more of the total voting power represented by our then outstanding voting securities;

  . our stockholders approve an agreement for the sale or disposition by us of all or substantially all of our assets; or

  . our stockholders approve a merger or consolidation of us with any other corporation, other than a merger or consolidation that would result in our voting securities outstanding immediately prior thereto continuing to represent more than 50% of the total voting power of the surviving entity of the merger.

Incentive Stock Plans

 2000 Stock Plan.

   Our board of directors adopted the 2000 stock plan, referred to as the 2000 plan, in March 2000, and we anticipate our stockholders will approve our 2000 plan prior to the completion of this offering. Our 2000 plan is the successor equity incentive plan to our 1999 stock option plan, 1999 equity incentive plan and our 1999 executive stock option plan, the predecessor plans. Our board of directors has decided not to grant any additional options under the predecessor plans as of the effective date of this offering. The outstanding options granted under the predecessor plans will remain subject to the terms of the applicable plan and stock option agreement. The terms of the predecessor plans are similar to those of the 2000 plan.

   The purpose of the 2000 plan is to provide us with a continued opportunity to retain and attract employees, directors and consultants who are essential to our future growth and success by providing such individuals with an opportunity to acquire shares of our common stock. Our 2000 plan provides for the grant of nonstatutory stock options to our employees, directors and consultants, and for the grant of incentive stock options within the meaning of Section 422 of the Internal Revenue Code to our employees.

   Number of Shares of Common Stock Available under the 2000 Plan. A total of 3,750,000 shares of our common stock are authorized for issuance under the 2000 plan. On the first day of each fiscal year during the term of the 2000 plan, beginning with our fiscal year 2001, the number of shares available for issuance under our 2000 plan will increase by an amount of shares equal to the lesser of 4% of the outstanding shares of our common stock on the first day of our fiscal year, 4,500,000 shares or an amount as our board may determine.

   Administration of the 2000 Plan. Our board of directors or a committee of our board administers the 2000 plan. In the case of options intended to qualify as "performance-based compensation" within the meaning of Section 162(m) of the Internal Revenue Code, the committee will consist of two or more "outside directors" within the meaning of Section 162(m) of the Internal Revenue Code. The administrator has the power to determine the terms of the options granted, including the exercise prices, the number of shares subject to each option, the exercisability of the options and the form of consideration payable upon exercise.

   Options. The administrator determines the exercise price of options granted under the 2000 plan, but with respect to nonstatutory stock options intended to qualify as "performance-based compensation" within the meaning of Section 162(m) of the Internal Revenue Code and all incentive stock options, the exercise price must be at least equal to the fair market value of our common stock on the date of grant. The term of an incentive stock option may not exceed 10 years, except that with respect to any participant who owns 10% of the voting power of all classes of our outstanding capital stock, the term must not exceed five years and the exercise price must equal at least 110% of the fair market value on the grant date. The administrator determines the term of all other options.

   No optionee may be granted an option to purchase more than 375,000 shares in any fiscal year. In connection with his or her initial service, an optionee may be granted options to purchase up to an additional 450,000 shares.

   After termination of one of our employees, directors or consultants, such employee director or consultant may exercise his or her option for the period of time stated in the option agreement. Generally, if termination is due to death or disability, the option will remain exercisable for 12 months. In all other cases, the option will generally remain exercisable for 90 days. However, an option may never be exercised later than the expiration of its term.

   Automatic Grants to Nonemployee Directors. Our 2000 plan provides for the periodic automatic grant of options to our nonemployee directors. Each option granted under this automatic grant provision will have an exercise price per share equal to 100% of the fair market value of our common stock on the date of grant and will have a term of 10 years, unless terminated earlier upon the optionee's termination of service as a director, in which case, the director has 90 days to exercise the vested portion of the option. Following is a brief description of the options that will automatically be granted to nonemployee directors under the 2000 plan.

     Initial Grant. Each current nonemployee director will automatically be granted an option to purchase up to 40,000 shares of our common stock on the effectiveness of this offering. In addition, each new nonemployee director will receive an automatic grant to purchase up to 40,000 shares of our common stock on the date he or she first becomes a nonemployee director, whether by appointment by our board or election by our stockholders. An employee director who ceases to be an employee will not be eligible to receive this initial grant. Each initial share option grant will become vested and exercisable with respect to the shares over four years with the option shares vesting ratably on a monthly basis over 48 months.

     Subsequent Grants. Each nonemployee director will automatically be granted an additional option to purchase 40,000 shares of our common stock on the fourth anniversary of the previous automatic stock option grant date. Each subsequent option grant will become vested and exercisable according to the vesting schedule described above.

   The other terms and conditions of the options automatically granted to nonemployee directors under the 2000 plan will be governed by the terms of our 2000 plan.

   Transferability of Options. Our 2000 plan generally does not allow for the transfer of options, and only the optionee may exercise an option during his or her lifetime. The administrator may, however, allow options to be transferable.

   Adjustments upon Merger or Asset Sale. Our 2000 plan provides that in the event of our merger with or into another corporation or a sale of substantially all of our assets, the successor corporation will assume or substitute each option or stock purchase right. If the outstanding options are not assumed or substituted, the administrator will provide notice to the optionee that he or she has the right to exercise the option as to all of the shares subject to the option, including unvested shares, for a period of 15 days from the date of the notice. The option will terminate upon the expiration of the 15-day period.

   Amendment and Termination of our 2000 Plan. Our 2000 plan will automatically terminate in 2010, unless we terminate it earlier. In addition, our board of directors has the authority to amend, suspend or terminate the 2000 plan provided such amendment suspension or termination does not adversely affect any option previously granted under our 2000 plan.

 2000 Employee Stock Purchase Plan.

   Our board of directors adopted the 2000 employee stock purchase plan, referred to as the purchase plan, in March 2000, and we anticipate our stockholders will approve our purchase plan prior to the completion of this offering. Our purchase plan provides eligible employees the opportunity to purchase shares of our common stock at a discount through payroll deductions.

   Number of Shares of Common Stock Available under the Purchase Plan. A total of 1,125,000 shares of our common stock are authorized for issuance under the purchase plan. In addition, the number of shares authorized for issuance under the purchase plan will increase annually on the first day of each fiscal year, beginning with our fiscal year 2001, equal to the lesser of 1% of the outstanding shares of our common stock on the first day of the fiscal year, 750,000 shares or an amount as our board may determine.

   Administration of the Purchase Plan. Our board of directors or a committee of our board administers the purchase plan. Our board of directors or its committee has full and exclusive authority to interpret the terms of the purchase plan and determine eligibility.

   Eligibility to Participate. All of our employees are eligible to participate if they are customarily employed by us or any participating subsidiary for at least 20 hours per week and more than five months in any calendar year. However, an employee may not be granted an option to purchase stock under the purchase plan if such employee:

  . immediately after grant owns stock possessing 5% or more of the total combined voting power or value of all classes of our capital stock, or

  . has rights to purchase stock under all of our employee stock purchase plans that accrue at a rate that exceeds $25,000 worth of stock for each calendar year.

   Offering Periods and Contributions. Our purchase plan is intended to qualify under Section 423 of the Internal Revenue Code and contains consecutive, overlapping 24-month offering periods. Each offering period includes four 6-month purchase periods. The offering periods generally start on the first trading day on or after May 1 and November 1 of each year, except for the first such offering period which will commence on the first trading day on or after the effective date of this offering and will end on the last trading day on or after May 1, 2000.

   Our purchase plan permits participants to purchase common stock through payroll deductions of up to 15% of their eligible compensation which includes a participant's base straight time gross earnings and commissions. A participant may purchase a maximum of 7,500 shares during a 6-month purchase period.

   Purchase of Shares. Amounts deducted from a participant's eligible compensation and accumulated during a six-month purchase period are used to purchase shares of our common stock at the end of that period. The price is 85% of the lower of the fair market value of our common stock at the beginning of an offering period or at the end of a purchase period. If the fair market value at the end of a purchase period is less than the fair market value at the beginning of the offering period, participants will be withdrawn from the current offering period following their purchase of shares on the purchase date and will be automatically re-enrolled in a new offering period. Participants may end their participation at any time during an offering period, and will be paid their payroll deductions to date. Participation ends automatically upon termination of employment with us.

   Transferability of Rights. A participant may not transfer rights granted under the purchase plan other than by will, the laws of descent and distribution or as otherwise provided under the purchase plan.

   Adjustments upon Merger or Asset Sale. In the event of our merger with or into another corporation or a sale of all or substantially all of our assets, a successor corporation may assume or substitute each outstanding option. If the successor corporation refuses to assume or substitute for the outstanding options, the offering period then in progress will be shortened, and a new exercise date will be set.

   Amendment and Termination of the Purchase Plan. Our purchase plan will terminate in 2010. However, our board of directors has the authority to amend or terminate our purchase plan, except that, subject to certain exceptions described in the purchase plan, no such action may adversely affect any outstanding rights to purchase stock under our purchase plan.

401(k) Plan

   In 1999, we adopted the Intira 401(k) Savings Plan and Trust, covering our eligible full-time employees located in the United States. The 401(k) plan is intended to meet the requirements of the Internal Revenue Code, as amended, so that contributions to the 401(k) plan by employees, and the investment earnings thereon, are not taxable to employees until withdrawn from the 401(k) plan. Under the 401(k) plan, employees may elect to reduce their current eligible compensation by up to the lesser of 15% of their annual compensation or the statutorily prescribed annual limit ($10,500 in 2000) and to have the amount of the reduction contributed to the 401(k) plan. The 401(k) plan permits us to make discretionary matching contributions to the 401(k) plan on behalf of participants in the 401(k) plan who have completed at least a year of service with us. To date, there have been no matching contributions.

                              CERTAIN TRANSACTIONS

   The following is a description of transactions since our inception in January 1998 to which we have been a party, in which the amount involved in the transaction exceeds $60,000 and in which any director, executive officer or holder of more than 5% of our capital stock had or will have a direct or indirect material interest other than compensation arrangements which are otherwise described under "Management."

Transactions with Directors, Executive Officers and 5% Stockholders

 Common Stock

   Lucent Technologies. Between March 1998 and August 1998, we sold 3,750,000 shares of common stock at a per share price of $2.67 to Ascend Communications, which was subsequently purchased by Lucent Technologies, a holder of more than 5% of our outstanding common stock.

   Stifel CAPCO. In May 1998, we sold 843,750 shares of common stock and a warrant to purchase an additional 759,375 shares of common stock to Stifel CAPCO, whose representative, Ronald J. Kruszewski, is a member of our board of directors, for a total amount of $600,000. Stifel, Nicolaus & Company, Incorporated, which is an affiliate of Stifel CAPCO, is an underwriter on this offering. The warrant to purchase additional shares carried an exercise price per share of $1.97. Stifel CAPCO exercised its warrant in full in July 1998 for a total cash payment of $1.5 million.

 Preferred Stock

   In June 1999, we sold 16,033,886 shares of preferred stock at a per share price of $2.85 which share figure and per share purchase price reflect our five-for-two forward stock split effected in January 2000 and the three-for-two forward stock split to be effected prior to the completion of this offering. Purchasers of the preferred stock include the following stockholders, each of whom holds more than 5% of our outstanding stock after giving effect to the conversion of the preferred stock:

  . Chase Venture Capital Associates, L.P., whose representative, David
    Britts, is a member of our board of directors;

  . Funds affiliated with New Enterprise Associates;

  . Funds affiliated with Mayfield Venture Partners, whose representative,
    Yogen Dalal, is a member of our board of directors; and

  . Funds affiliated with Spectrum Equity Investors.

   The following table summarizes purchases of preferred stock by these stockholders.

                                                     Number of
                   Name of Stockholder            Series A Shares
                   -------------------            ---------------
         Chase Venture Capital Associates, L.P..     5,169,395
         New Enterprise Associates..............     3,504,677
         Mayfield Fund..........................     3,504,673
         Spectrum Equity Investors..............     3,504,673

 Stock Option Grants to Directors

   In September 1999, we granted to James A. Brasunas, a member of our board of directors an option to purchase 18,750 shares of our common stock under our 1999 stock option plan at a per share exercise price of $2.85, the fair market value of a share of our common stock as determined by the board of directors on the date of the grant. The option is subject to vesting over a one year period, with an equal portion of the shares subject to the option vesting each quarter until all the shares are vested.

 Employment Agreements

   Please see "Management--Employment Agreements" beginning on page 54 of this prospectus for information regarding employment agreements we have entered into with our executive officers.

 Loan Arrangements

   In February 2000 we loaned David Boone, our vice president of finance and chief financial officer, $400,000 under a secured full recourse loan with 0% interest, in connection with Mr. Boone's purchase of a home as part of his relocation to our headquarters in the San Francisco Bay Area. Principal indebtedness under Mr. Boone's note will become due and payable on the earlier of 90 days following Mr. Boone's termination of employment with Intira for cause, 90 days following his voluntary termination of employment with us or five years from the date of the loan. In the event that Mr. Boone's employment with us is terminated without cause, we will forgive 100% of the loan.

 Agreements with Former Executive Officers

   Timothy M. Roberts. In February 1998, Timothy Roberts, our founder and former president, who resigned from those positions in January 1999 and who resigned as vice president, chief technology officer in August 1999, purchased 7,500,000 shares of common stock under a stock purchase agreement at a price per share of $0.001. In August 1999, we entered into a severance agreement with Mr. Roberts under which Mr. Roberts received a lump sum severance payment in the amount of $210,000 in August 1999 and we agreed to pay for the health benefits of Mr. Roberts and his immediate family for a 12 month period ending in September 2000. We also reimbursed Mr. Roberts $60,000 for professional service expenses he incurred in connection with starting his new business ventures. In March 2000, we entered into an amended and restated separation and mutual release, which, among other things, restated certain portions of the severance agreement and contains a mutual release of claims.

   Mark Ivie. Mark Ivie, our former vice president, corporate development, who resigned from that position in October 1999, purchased 1,406,250 shares of common stock under a shareholders' agreement at a price per share of $0.001. In October 1999, we entered into a severance agreement with Mr. Ivie. Under his severance agreement, Mr. Ivie will receive a monthly severance amount of $7,500 for six months ending in April 2000, and we agreed to pay for the health benefits of Mr. Ivie and his immediate family for a 12 month period ending in October 2000.

   James Roberts. James Roberts, our former director of marketing who resigned in January 2000, purchased 1,312,500 shares of common stock under a shareholders' agreement at a price per share of $0.001. In January 2000, we entered into a severance agreement with Mr. Roberts. Under his severance agreement, Mr. Roberts will receive semi-monthly severance payments of $3,750 for six months ending in July 2000, and we agreed to pay for the health benefits of Mr. Roberts and his immediate family for a 12 month period ending in January 2001.

   Richard Skoba. Richard Skoba, our former vice president of channel management, who resigned from such position in February 2000, purchased 1,312,500 shares of common stock under a shareholders' agreement at a price per share of $0.001. In February 2000, we entered into a severance agreement with Mr. Skoba. Under his severance agreement, Mr. Skoba will receive semi-monthly severance payments of $7,500 for three months ending in May 2000, and we agreed to pay for the health benefits of Mr. Skoba and his immediate family for a six-month period ending in August 2000.

 Lucent Technologies Equipment Lease

   In 1998 and 1999, we entered into capital leases for computer equipment with Lucent Technologies, formerly Ascend Communications, which owns greater than 5% of our common stock. The equipment consists primarily of computer equipment used in our network and data center operations. Commitments totaling approximately $22,000,000 were payable to Lucent expensed as of December 31, 1998, and commitments totaling approximately $42,000,000 were payable to Lucent as of December 31, 1999. The obligations under the capital leases are secured by the related computer equipment. Certain of the leases have been assigned by Lucent to other leasing companies. The leases expire on various dates through 2004.

 Agreements with Chase

   Revolving Credit Line. In December 1999, we entered into a senior secured revolving credit facility with The Chase Manhattan Bank that provides borrowings of up to $25.0 million for the purchase of equipment and general working capital needs. David Britts, a member of our board of directors, is a general partner of Chase Venture Capital Associates, an affiliate of The Chase Manhattan Bank and a holder of greater than 5% of our common stock. At the Company's option, the facility bears interest at either (A) the greater of prime rate, the base certificate of deposit rate plus 1.0%, or the federal funds effective rate plus 0.5%, in each case, plus 3.0% or (B) the eurodollar rate plus 4.0%. As of December 31, 1999, the rate on this facility was 11.5%. Interest payments are due quarterly with the principal and any remaining interest due on December 27, 2000. Borrowings under the facility are secured by all of our property and equipment and a compensating balance of $5.0 million. We must pay a quarterly commitment fee of 1.0% on the unused portion of the facility. As of December 31, 1999, we had outstanding debt of $25.0 million under this facility. In connection with the establishment of this credit facility, we issued The Chase Manhattan Bank a warrant to purchase up to 567,672 shares of our common stock at an exercise price per share of $0.001. The Chase Manhattan Bank warrant will remain outstanding after the completion of this offering and will expire on December 30, 2009 or upon a merger or consolidation into another company, unless earlier exercised. We agreed to pay The Chase Manhattan Bank a fee equal to 3.0% of the aggregate commitment under the facility and an annual administration fee equal to $15,000 for acting as lender in this transaction.

   Sale of 13% Senior Discount Notes. In February 2000, we sold 13% senior discount notes that mature in February 2010 with principal indebtedness at maturity of $188.5 million and warrants to purchase up to 4,671,240 shares of common stock at an exercise price per share of $0.007. CB Capital Investors and Chase Securities, affiliates of Chase Capital Associates, purchased notes and warrants in this transaction. CB Capital Investors purchased 13% senior discount notes with principal amount at maturity of $18.8 million and warrants to purchase 464,646 shares of common stock. Chase Securities purchased 13% senior discount notes with principal amount at maturity of $13.3 million and warrants to purchase 328,350 shares of common stock. Chase Securities acted as our placement agent in connection with the sale of the 13% senior discount notes and the common stock purchase warrants. We paid Chase Securities a fee of $4,018,141, or 4.0% of our gross proceeds from the sale of the 13% senior discount notes for acting as placement agent in this transaction.

 Agreements with Viatel

   In January 2000 we entered into a binding memorandum of understanding with Viatel under which we have the right to lease data center space and bandwidth from Viatel at a reduced market rate for a 10 year period. Michael J. Mahoney, a member of our board of directors, is the president and chief executive officer of Viatel. Viatel will provide the operational infrastructure for the data centers at their expense. We believe that the Viatel relationship will expedite our entry into Europe.

We issued to Viatel 1,897,346 shares of common stock in connection with entering into the memorandum of understanding. See "Risk Factors--We are dependent on Viatel for our planned European expansion" on page 14 of this prospectus for a further discussion of our relationship with Viatel and our negotiation of commercial contracts with Viatel to supercede the currently effective binding memorandum of understanding.

 Indemnification

   We have entered into indemnification agreements with each of our directors and executive officers. Such indemnification agreements will require us to indemnify our directors and officers to the fullest extent permitted by Delaware law. We also previously entered into indemnification agreements with certain of our former directors and one current director. See "Management-- Limitation of Directors' Liability and Indemnification" on page 47 of this prospectus for a further description of our indemnification obligations.

                             PRINCIPAL STOCKHOLDERS

   The following table sets forth information known to us with respect to the beneficial ownership of our common stock as of December 31, 1999, and as adjusted to reflect the sale of common stock offered in this prospectus, by:

  . each stockholder known by us to own beneficially more than 5% of our common stock, as explained below;

  . each of the named executive officers;

  . each of our directors; and

  . all of our current directors and executive officers as a group.

   Beneficial ownership is determined in accordance with the rules of the SEC. In computing the number of shares beneficially owned by a person and the percentage ownership of that person, shares of common stock subject to options or warrants held by that person that are currently exercisable or will become exercisable within 60 days after December 31, 1999 are deemed outstanding, while the shares are not deemed outstanding for purposes of computing percentage ownership of any other person. Unless otherwise indicated in the footnotes below, the persons and entities named in the table have sole voting or investment power with respect to all shares beneficially owned, subject to community property laws where applicable.

   The number and percentage of shares beneficially owned are based on the aggregate of 39,842,179 shares of common stock outstanding as of December 31, 1999, which assumes the conversion of the preferred stock upon the completion of this offering. See "Capitalization" on page 21 for a further discussion of the outstanding share number at such date.

                                                 Number of     Percentage of
                                                   Shares         Shares
                                                 Underlying    Beneficially
                                    Number of      Vested          Owned
                                      Shares      Options    -----------------
Name and Address of Beneficial     Beneficially Beneficially  Before   After
Owner                                 Owned        Owned     Offering Offering
------------------------------     ------------ ------------ -------- --------
5% Stockholders
Chase Venture Capital Associates,
 L.P.(1)..........................  5,737,067       --            %        %
 280 Madison Avenue
 New York, New York 10017
Lucent Technologies ..............  3,750,000       --
 600 Mountain Avenue
 Murray Hill, New Jersey 07974
New Enterprise Associates(2)......  3,504,677       --
 2490 Sand Hill Road
 Menlo Park, California 94025
Mayfield Fund(3)..................  3,504,673       --
 2800 Sand Hill Road
 Suite 256
 Menlo Park, CA 94025
Spectrum Equity Investors(4)......  3,504,673       --
 One International Place
 29th Floor
 Boston, Massachusetts 02110

                                                  Number of     Percentage of
                                                    Shares         Shares
                                                  Underlying    Beneficially
                                     Number of      Vested          Owned
                                       Shares      Options    -----------------
Name and Address of Beneficial      Beneficially Beneficially  Before   After
Owner                                  Owned        Owned     Offering Offering
------------------------------      ------------ ------------ -------- --------
Executive Officers and Directors
 Bernard V. Schneider..............   4,059,376        --
 Steven V. Sidore..................         --      62,500        *        *
 Thomas J. Swanson.................         --     259,766        *        *
 Dina L. Toothman..................      17,525    218,750        *        *
 James A. Brasunas.................      16,227      4,688        *        *
 David S. Britts(5)................   5,737,067        --
 Yogan K. Dalal(6).................   3,504,673        --
 Ronald J. Kruszewski(7)...........   1,603,126        --
 Michael J. Mahoney(8).............   1,897,346        --
 All directors and officers as a
  group (10 persons)(9)............  16,835,340    545,704
Former Executive Officers
 Timothy M. Roberts(10)............   2,947,186         --
 James Roberts(11).................   1,828,125         --
 Richard Skoba.....................   1,297,343         --

--------
  * Represents beneficial ownership of less than 1%.
 (1) Includes 567,672 shares purchasable under a warrant that is presently exercisable by The Chase Manhattan Bank, an affiliate of Chase Venture Capital Associates, L.P. David Britts, a member of our board of directors, is a general partner of Chase Venture Capital Associates, L.P.
 (2) Includes 3,467,880 shares held by New Enterprise Associates VIII, L.P., 1,752 shares held by NEA Ventures 1999, and 35,045 shares held by NEA Presidents Fund, L.P.
 (3) Includes 3,049,064 shares held by Mayfield X, L.P., 105,140 shares held by Mayfield Associates Fund IV, and 350,468 shares held by Mayfield Principals Fund, L.P. Yogen Dalal, a member of our board of directors, is a general partner of each such fund.
 (4) Includes 3,364,485 shares held by Spectrum Equity Investors III, L.P., 105,140 shares held by SEI III Entrepreneur's Fund, L.P., and 35,048 shares held by Spectrum III Investment Managers' Fund, L.P.
 (5) Shares held by Chase Venture Capital Associates, L.P., of which Mr. Britts is a general partner. Mr. Britts disclaims beneficial ownership of the shares held by the Chase Venture Capital entity, except to the extent of his pecuniary interest as a general partner.
 (6) Shares held by Mayfield X, L.P., Mayfield Associates Fund IV and Mayfield Principals Fund, L.P. Dr. Dalal, a member of our board of directors and a general partner of each such fund, disclaims beneficial ownership of the shares held by the entities associated with the Mayfield Fund, except to the extent of his pecuniary interest as a general partner.
 (7) Shares held by Stifel CAPCO, LLC. Mr. Kruszewski, a member of our board of directors, is a managing director of Stifel CAPCO, LLC. Mr. Kruszewski disclaims beneficial ownership of the shares held by the Stifel entity, except to the extent of his pecuniary interest as a managing director.
 (8) Shares held by Viatel. See "Certain Transactions" beginning on page 58 of this prospectus. Mr. Mahoney is the chairman and chief executive officer of Viatel.
 (9) Includes 567,762 shares of common stock issuable upon exercise of a warrant held by The Chase Manhattan Bank in connection with a revolving credit facility.
(10) Shares held by the Timothy M. Roberts Revocable Trust and the Roberts Children Trust.
(11) Shares held by the James J. Roberts Revocable Trust, the Jeffrey J. Roberts Irrevocable Trust and the Margaret M. Roberts Irrevocable Trust.

                          DESCRIPTION OF CAPITAL STOCK

General

   Upon completion of this offering, we will be authorized to issue 300,000,000 shares of common stock, $0.001 par value, and 5,000,000 shares of undesignated preferred stock, $0.001 par value. Based upon shares and options outstanding as of December 31, 1999, immediately after this offering, we estimate there will
be approximately            shares of common stock outstanding. No shares of
preferred stock will be issued and outstanding.

   In addition, upon completion of this offering, our certificate of incorporation and bylaws will contain provisions that are intended to enhance the likelihood of continuity and stability in the composition of the board of directors and which may have the effect of delaying, deferring or preventing a future takeover or change in control of us unless such takeover or change in control is approved by our board of directors.

Common Stock

   Holders of common stock are entitled to one vote per share on all matters to be voted upon by the stockholders. Holders of common stock do not have cumulative voting rights, and therefore, holders of a majority of the shares voting for the election of directors can elect all of the directors. If this occurs, the holders of the remaining shares will not be able to elect any directors.

   Holders of the common stock are entitled to receive such dividends as may be declared from time to time by the board of directors out of funds legally available therefor, subject to the terms of any existing or future agreements between Intira and our debtholders. We have never declared or paid cash dividends on our capital stock and expect to retain future earnings, if any, for use in the operation and expansion of our business, and do not anticipate paying any cash dividends in the foreseeable future. In the event of liquidation, dissolution or winding up of our business, the holders of common stock are entitled to share ratably in all assets legally available for distribution after payment of all debts and other liabilities and subject to the prior rights of any holders of preferred stock then outstanding. Holders of common stock have no preemptive or other subscription or conversion rights. There are no redemption or sinking fund provisions applicable to the common stock.

Preferred Stock

   Effective upon the closing of this offering, we will be authorized to issue 5,000,000 shares of undesignated preferred stock. The board of directors has the authority to issue the preferred stock in one or more series and to fix the price, rights, preferences, privileges and restrictions thereof, including dividend rights, dividend rates, conversion rights, voting rights, terms of redemption, redemption price, liquidation preferences and the number of shares constituting a series or the designation of such series, without any further vote or action by our stockholders. The issuance of preferred stock, while providing desirable flexibility in connection with possible acquisitions and other corporate purposes, could have the effect of delaying, deferring or preventing a change in control of Intira without further action by the stockholders and may adversely affect the market price of, and the voting and other rights of, the holders of common stock. The issuance of preferred stock with voting and conversion rights may adversely affect the voting power of the holders of common stock, including the loss of voting control to others. We have no current plans to issue any shares of preferred stock.

Warrants

   Upon completion of this offering, warrants to purchase up to 5,238,912 shares of common stock will be outstanding.

   Credit facility warrant. In December 1999 and in connection with an establishment of a $25.0 million credit facility, we issued to The Chase Manhattan Bank a warrant to purchase up to 567,672 shares of our common stock at an exercise price per share of $0.001. The warrant is exercisable in full or in part by the payment of the exercise price in cash or under a cashless exercise in which the warrant holder would cancel the number of warrant shares equal in value to the exercise price for the warrant shares being purchased. The warrant will expire on the earlier to occur of December 30, 2009 or upon the closing of a change of control transaction.

   High-yield debt warrants. In February 2000 and in connection with the sale of 13% senior discount notes, we sold warrants to purchase up to 4,671,240 shares of common stock at an exercise price per share of $0.007. Generally, these warrants will become exercisable upon the earliest to occur of the closing of a change of control transaction, 180 days following the completion of this offering or February 2, 2005. The warrants are exercisable in full or in part by the payment of the exercise price in cash or under a cashless exercise in which the warrant holder would cancel the number of warrant shares equal to the exercise price for the warrant shares being purchased. The warrants will expire on February 2, 2010.

Registration Rights

 Equity Holder Registration Rights

   Set forth below is a summary of the registration rights of the holders of 23,284,357 shares of common stock who acquired their shares in the following transactions:

  . our sale of 3,750,000 shares of common stock to Lucent Technologies, formerly Ascend Communications, between March and August 1998;

  . our sale of 843,750 shares of common stock to Stifel CAPCO in May 1998 and our issuance of 759,375 shares of common stock upon Stifel CAPCO's exercise of a warrant in July 1998;

  . our sale of 16,033,886 shares of preferred stock in June 1999 which shares will convert into common stock immediately upon completion of this offering; and

  . our sale of 1,897,346 shares of common stock to Viatel.

   See "Certain Transactions" beginning on page 58 of this prospectus for a further description of the sale of these securities. The registration rights of these holders of the common stock are subject to customary conditions and limitations.

   Demand Registration. Beginning six months following the completion of this offering, the holders of these registration rights may request that we register their shares of common stock subject to our right, upon the advice of our underwriters, to reduce the number of shares proposed to be registered. In order to exercise these rights, at least a majority in interest of the holders of these registrable securities must make the request for registration. In addition, we are obligated to register only the requested shares if the sale of the shares has an anticipated total offering price to the public of at least $25.0 million. We are obligated to effect only two registrations under these holders' demand rights. If any shares requested to be included in a registration must be excluded due to market factors, as determined by the managing underwriter, the shares registered on behalf of the selling stockholders will be allocated among all holders of these registrable securities who are participating in the registration on the basis of the number of shares with such rights held by such stockholders. However, registrable securities requested to be included in such registration shall not be reduced unless all other securities that do not have these registration rights are first entirely excluded from the registration.

   Piggyback Registration. After completion of this offering, the holders of these registration rights will have unlimited rights to request that shares be included in any registration of common stock initiated by us other than registrations of employee benefit plans or relating to this offering or business combinations subject to Rule 145 under the Securities Act. The underwriters may, for marketing reasons, limit the shares requested to be registered on behalf of all stockholders having the right to request inclusion in such registration. However, the registrable securities requested to be included in such registration cannot be cut back to less than 25% of the number of shares being so registered. Additionally, all other securities which do not have these registration rights must first be entirely excluded from the registration before any requested registrable securities are excluded.

   Form S-3 Registration. After we have qualified for registration on Form S-3, which will not be available until at least 12 months after completion of this offering, holders of these registration rights may request in writing that we effect an unlimited number of registrations of these registrable securities on Form S-3. In order to exercise these rights, at least 40% in interest of the holders of these registrable securities must make the request for registration. In addition, we are obligated to register only the requested shares if the sale of these shares has an anticipated total offering price to the public of at least $5.0 million. We are not obligated to effect a registration on Form S-3 upon the request of the holders of these registrable securities more than once in any 12-month period.

   Transferability. These registration rights are transferable upon notice of the transfer by the holder to us, provided that the transferee or assignee assumes the rights and obligations of the transferor for such shares and such transferee or assignee:

  . is a partner or retired partner, member or retired member of a holder of these registrable securities;

  . is a family member or trust for a holder of these registrable securities;
    or

  . acquires at least 20% of the registrable securities shares held by such assigning or transferring holder of these registrable securities.

   Termination. For all holders of less than 1% of our outstanding capital stock, these registration rights will terminate upon the earlier to occur of three years following the date of the completion of this offering or at the time the registrable shares held by that holder may be sold within any three-month period without restriction under Rule 144 of the Securities Act. For holders of more than 1% of our outstanding common stock, these registration rights will not terminate until that holder no longer holds 1% of our shares.

 Debt Holder Registration Rights

   Set forth below is a summary of the registration rights of holders of warrants to purchase up to 4,671,240 shares of our common stock who acquired these warrants in connection with the issuance of our 13% senior discount notes in February 2000. See "Management's Discussion and Analysis of Financial Condition and Results of Operations--Liquidity and Capital Resources" on page 27 of this prospectus for a further discussion of our senior discount note transaction. In the event of a conflict between the registration rights of the equity investors under the caption "--Equity Holder Registration Rights" above, and the registration rights of the senior discount note warrantholders, the registration rights of the equity holders will prevail. The registration rights of the holders of the warrants are subject to customary conditions and limitations.

   Demand Registration. Generally, beginning 140 days following the completion of this offering, the holders of these registration rights may request that we register the shares of common stock issuable upon exercise of the warrants. In order to exercise these rights, at least a majority of the holders of the warrants, as determined by the number of shares issuable upon exercise of the warrants, must make the request for registration. We are obligated to effect only two registrations under this demand right. If shares requested to be included in a registration must be excluded due to market factors, as determined by the managing underwriter, the shares registered on behalf of the selling stockholders will be allocated among all holders of these registrable securities who are participating in the registration on the basis of the number of shares with such rights held by such securityholders. However, the number of shares of registrable securities shall not be reduced unless all other securities that do not have these registration rights are first entirely excluded from the registration.

   Piggyback Registration. After completion of this offering, holders of these registration rights will have unlimited rights to request that shares be included in any registration of common stock initiated by us other than registrations of employee benefit plans or business combinations subject to Rule 145 under the Securities Act. The underwriters may, for marketing reasons, limit the shares requested to be registered on behalf of all stockholders having the right to request inclusion in such registration.

   Transferability. These registration rights are transferable and the transferee or assignee will assume the rights and obligations of the transferor or assignor relating to these registration rights for such shares.

   Termination. These registration rights will terminate at the time the registrable shares held by that holder may be sold within any three-month period without restriction under Rule 144 of the Securities Act.

Antitakeover Effects of Some Provisions of Our Certificate of Incorporation and Bylaws

   Some of the provisions of our certificate of incorporation and bylaws that will become effective upon the completion of this offering could make the following more difficult:

  . acquisition of us by means of a tender offer;

  . acquisition of us by means of a proxy contest or otherwise; or

  . the removal of our incumbent officers and directors.

   These provisions, summarized below, are generally expected to discourage coercive takeover practices and inadequate takeover bids. These provisions are also designed to encourage persons seeking to acquire control of us to first negotiate with our board. We believe that the benefits of increased protection resulting from our potential ability to negotiate with the proponent of an unfriendly or unsolicited proposal to acquire or restructure us outweigh the disadvantages of discouraging these proposals because we believe that the negotiation of these proposals could result in an improvement of their terms.

   Election and Removal of Directors. Upon completion of this offering, our board of directors will be divided into three classes. The directors in each class will serve for a three-year term, one class being elected each year by our stockholders. This system of electing and removing directors may tend to discourage a third party from making a tender offer or otherwise attempting to obtain control of us because these provisions generally makes it more difficult for stockholders to replace a majority of the directors. See "Management--Board of Directors" on page 46 of this prospectus for a further discussion of the structure of the Board of Directors.

   Stockholder Meetings. Upon completion of this offering, under our bylaws, only the board of directors, the chairman of the board, the president or the chief executive officer may call special meetings of stockholders.

   Requirements for Advance Notification of Stockholder Nominations and Proposals. Upon completion of this offering, our bylaws will contain advance notice procedures with respect to stockholder proposals and the nomination of candidates for election as directors, other than nominations made by or at the direction of the board of directors or a committee of the board.

   Undesignated Preferred Stock. The authorization of undesignated preferred stock makes it possible for the board of directors to issue preferred stock with voting or other right or preferences that could impede the success of any attempt to effect a change of control of Intira. These and other provisions may have the effect of deferring hostile takeovers or delaying changes in control or management of us.

   See "Risk Factors--Provisions of our charter documents...'' beginning on page
17 of this    prospectus for a further discussion of the charter documents.

Effect of Delaware Antitakeover Statute

   We are subject to Section 203 of the Delaware General Corporation law which regulates corporate acquisitions. Section 203 generally prevents Delaware corporations, including those whose securities are listed for trading on the Nasdaq National Market, from engaging in a business combination with any interested stockholder for three years following the date that such stockholder became an interested stockholder. A business combination includes, among other things, a merger or consolidation involving Intira and the interested stockholder and the sale of more than 10% of our assets. Generally, an interested stockholder is any entity or person beneficially owning 15% or more of our outstanding voting stock and any entity or person affiliated with or controlling or controlled by such entity or person. A Delaware corporation may opt out of the section with an express provision in its original certificate of incorporation or an express provision in its certification of incorporation or bylaws resulting from amendments approved by the holders of at least a majority of the corporation's outstanding voting shares. We have not opted out of the section.

Transfer Agent and Registrar

   The transfer agent and registrar for the common stock is Bank Boston, N.A. The transfer agent's address is 150 Royall Street, Canton, Massachusetts 02021 and its telephone number is (781) 575-3120.

                        SHARES ELIGIBLE FOR FUTURE SALE

   Immediately prior to this offering, there was no public market for our common stock. Future sales of substantial amounts of common stock in the public market could adversely affect the market price of the common stock.

   Upon completion of this offering, we will have outstanding          shares
of common stock, assuming the issuance of               shares of common stock
offered hereby, and no other exercise of outstanding warrants or options after
December 31, 1999. Of these shares, the          shares sold in the offering
will be freely tradeable without restriction or further registration under the Securities Act. However, if shares are held by affiliates, as that term is defined in Rule 144 under the Securities Act, their sales of shares would be subject to certain limitations and restrictions that are described below.

   The remaining         shares of common stock held by existing stockholders,
were issued and sold by Intira in reliance on exemptions from the registration
requirements of the Securities Act. Of these shares,          shares will be
subject to lock-up agreements described below on the effective date of the offering. On the effective date of this offering, no shares will be eligible for sale pursuant to Rule 144(k). Upon expiration of the lock-up agreements 180
days after the effective date of this offering,          shares will become
eligible for sale, subject in most cases to the limitations of Rule 144.

                          Approximate
                            Shares
                           Eligible
Days After Date of this   for Future
Prospectus                   Sale                      Comment
-----------------------   -----------                  -------
On Effectiveness........              Shares sold in the offering; freely
                                      tradable shares under Rule 144(k) that are
                                      not subject to the lock-up

90 Days after                         Freely tradable shares salable under Rule
 Effectiveness..........              144 that are not subject to the lock-up

180 Days after Effective              Lock-up on remaining shares expires;
 Date...................              shares salable under Rules 144, 144(k) and
                                      701

After 180 Days from date
 of prospectus..........              Additional shares become saleable under
                                      Rules 144 and 701

   The officers, directors and stockholders of Intira have agreed not to sell or otherwise dispose of any of their shares for the time periods described above. Goldman, Sachs & Co., however, may in its sole discretion, at any time without notice, release all or any portion of the shares subject to lock-up agreements.

   In addition, there are 5,238,912 shares of common stock subject to outstanding warrants. All of these warrant shares are subject to lock-up agreements. Of these 5,238,912 warrant shares, warrants to purchase up to 4,671,240 shares of common stock were issued after December 31, 1999. These warrants to purchase up to 4,671,240 shares are not exercisable prior to 180 days after the completion of this offering. The other 567,672 warrant shares are presently exercisable.

   In addition, as of December 31, 1999, there were a total of 7,624,902 shares of common stock subject to outstanding options under our 1999 stock option plan, 1999 equity incentive plan and 1999 executive stock option plan, all of which option shares are subject to lock-up agreements. On the date 180 days after the effective date of this offering, when the lock-up period expires,
approximately        shares of common stock subject to outstanding options will be vested.

Immediately after the completion of this offering, we intend to file a registration statement of Form S-8 under the Securities Act to register all of the shares reserved for future issuance under those stock plans, including shares issuable upon exercise of outstanding stock options, our 2000 stock option plan and our 2000 employee stock purchase plan. After the effective date of the registration statement on Form S-8, shares purchased upon exercise of options granted pursuant to our stock plans generally would be available for resale in the public market, subject to the lock-up provision.

 Rule 144

   In general, under Rule 144 as currently in effect, beginning 90 days after the date of this prospectus, a person who has beneficially owned shares of our common stock for at least one year would be entitled to sell, within any three-month period, a number of shares that does not exceed the greater of

  . 1% of the number of shares of common stock then outstanding, which will
    equal approximately            shares immediately after this offering; or

  . the average weekly trading volume of the common stock on the Nasdaq
    National Market during the four calendar weeks preceding the filing of a notice on Form 144 with respect to such sale.

   Sales under Rule 144 are also subject to certain other requirements regarding the manner of sale, notice filing and the availability of current public information about Intira.

 Rule 144(k)

   Under Rule 144(k), a person who is not deemed to have been one of our affiliates at any time during the 90 days preceding a sale, and who has beneficially owned the shares proposed to be sold for at least two years, including the holding period of any prior owner other than an affiliate, is entitled to sell such shares without complying with the manner of sale, notice filing, volume limitation or notice provisions of Rule 144. Therefore, unless otherwise restricted, these shares may be sold immediately upon the completion of this offering.

 Rule 701

   In general, any Intira employee, director, officer, consultant or advisor who purchased shares from us under Rule 701 in connection with the exercise of an option under our 1999 equity incentive plan before the effective date of this offering is entitled to resell such shares in accordance with Rule 70 190 days after the closing date of this offering in reliance on Rule 144, without having to comply with certain restrictions of Rule 144, including the holding period, contained in Rule 144.

             WHERE YOU MAY FIND ADDITIONAL INFORMATION ABOUT INTIRA

   We filed with the SEC a registration statement under the Securities Act for the shares of common stock in this offering. This prospectus does not contain all of the information in the registration statement and the exhibits and schedule that were filed with the registration statement. For further information about us and our common stock, we refer you to the registration statement and the exhibits and schedule that were filed with the registration statement. Statements contained in this prospectus about the contents of any contract or any other document that is filed as an exhibit to the registration statement are not necessarily complete, and we refer you to the full text of the contract or other document filed as an exhibit to the registration statement. A copy of the registration statement and the exhibits and schedule that were filed with the registration statement may be inspected without charge at the public reference facilities maintained by the SEC in Room 1024, 450 Fifth Street, N.W., Washington, D.C. 20549, and copies of all or any part of the registration statement may be obtained from the SEC upon payment of the prescribed fee. You may call the SEC at 1-800-SEC-0330 for further information on the operation of the public reference facilities. The SEC maintains a web site that contains reports, proxy and information statements and other information regarding registrants that file electronically with the SEC. The address of the site is http://www.sec.gov.

   Upon completion of this offering, we will become subject to the information and periodic reporting requirements of the Securities Exchange Act, and, in accordance with the requirements of the Securities Exchange Act, will file periodic reports, proxy statements and other information with the SEC. These periodic reports, proxy statements and other information will be available for inspection and copying at the regional offices, public reference facilities and web site of the SEC referred to above.

                                  UNDERWRITING

   Intira and the underwriters named below have entered into an underwriting agreement with respect to the shares being offered. Subject to certain conditions, each underwriter has severally agreed to purchase the number of shares indicated in the following table. Goldman, Sachs & Co., Lehman Brothers Inc., FleetBoston Robertson Stephens, Inc. and Stifel, Nicolaus & Company, Incorporated are the representatives of the underwriters.

                           Underwriters                         Number of Shares
                           ------------                         ----------------
   Goldman, Sachs & Co.........................................
   FleetBoston Robertson Stephens Inc..........................
   Lehman Brothers Inc.........................................
   Stifel, Nicolaus & Company, Incorporated....................
                                                                      ---
     Total.....................................................
                                                                      ===

   If the underwriters sell more shares than the total number set forth in the table above, the underwriters have an option to buy up to an additional shares from Intira to cover such sales. They may exercise that option for 30 days. If any shares are purchased pursuant to this option, the underwriters will severally purchase shares in approximately the same proportion as set forth in the table above.

   The following table shows the per share and total underwriting discounts and commissions to be paid to the underwriters by Intira. Such amounts are shown assuming both no exercise and full exercise of the underwriters' option to
purchase          additional shares.

                     Paid by Intira
                     --------------
                                                       No Exercise Full Exercise
                                                       ----------- -------------
   Per Share..........................................    $            $
   Total..............................................    $            $

   Shares sold by the underwriters to the public will initially be offered at the initial public offering price set forth on the cover of this prospectus. Any shares sold by the underwriters to securities dealers may be sold at a
discount of up to $     per share from the initial public offering price. Any
such securities dealers may resell any shares purchased from the underwriters
to certain other brokers or dealers at a discount of up to $     per share from
the initial public offering price. If all the shares are not sold at the initial public offering price, the representatives may change the offering price and the other selling terms.

   Intira and its directors, officers and significant stockholders have agreed with the underwriters not to dispose of or hedge any of their common stock or securities convertible into or exchangeable for shares of common stock during the period from the date of this prospectus continuing through the date 180 days after the date of this prospectus, except with the prior written consent of Goldman, Sachs & Co. This agreement does not apply to any existing employee benefit plans. See "Shares Eligible for Future Sale" beginning on page 69 of this prospectus for a discussion of certain transfer restrictions.

   Prior to this offering, there was no public market for Intira's common stock. The initial public offering price has been negotiated among Intira and the representatives. Among the factors considered in determining the initial public offering price of the shares, in addition to prevailing market conditions, were Intira's historical performance, estimates of the business potential and earnings prospects of Intira, an assessment of Intira's management and the consideration of the above factors in relation to market valuation of companies in related businesses.

   The common stock will be quoted on the Nasdaq National Market under the symbol "NTRA".

   In connection with this offering, the underwriters may purchase and sell shares of common stock in the open market. These transactions may include short sales, stabilizing transactions and purchases to cover positions created by short sales. Short sales involve the sale by the underwriters of a greater number of shares than they are required to purchase in this offering. Stabilizing transactions consist of certain bids or purchases made for the purpose of preventing or retarding a decline in the market price of the common stock while this offering is in progress.

   The underwriters also may impose a penalty bid. This occurs when a particular underwriter repays to the underwriters a portion of the underwriting discount received by it because the representatives have repurchased shares sold by or for the account of such underwriter in stabilizing or short covering transactions.

   These activities by the underwriters may stabilize, maintain or otherwise affect the market price of the common stock. As a result, the price of the common stock may be higher than the price that otherwise might exist in the open market. If these activities are commenced, they may be discontinued by the underwriters at any time. These transactions may be effected on the Nasdaq National Market, in the over-the-counter market or otherwise.

   The underwriters do not expect sales to discretionary accounts to exceed five percent of the total number of shares offered.

   Intira currently anticipates that it will undertake a directed share program pursuant to which it will direct the underwriters to reserve up to shares of common stock for sale at the initial public offering price to directors, officers, employees and friends through a directed share program. The number of shares of common stock available for sale to the general public in the public offering will be reduced to the extent these persons purchase any reserved shares. Any shares not so purchased will be offered by the underwriters to the general public on the same basis as the other shares offered hereby.

   In May 1998, Intira sold 843,750 shares of common stock and a warrant to purchase an additional 759,375 shares of common stock to Stifel CAPCO, an affiliate of Stifel, Nicolaus & Company, Incorporated, one of the underwriters in this offering, for a purchase price of $600,000. Ronald J. Kruszewski, a member of Intira's board of directors, is president, chief executive officer and a director of Stifel Financial Corp., which is also affiliated with Stifel, Nicolaus & Company, Incorporated.

   Intira estimates that its share of the total expenses of the offering,
excluding underwriting discounts and commissions, will be approximately $   .

   Intira has agreed to indemnify the several underwriters against certain liabilities, including liabilities under the Securities Act of 1933.

                                 LEGAL MATTERS

   The validity of the common stock offered hereby will be passed upon for us by Wilson Sonsini Goodrich & Rosati, Professional Corporation, Palo Alto, California, and for the underwriters by Shearman & Sterling, New York, New York. As of the date of this prospectus, WS Investment Company 99B, an investment partnership composed of certain current and former members of and persons associated with Wilson Sonsini Goodrich & Rosati, Professional Corporation, in addition to certain current individual members of Wilson Sonsini Goodrich & Rosati, Professional Corporation, beneficially own an aggregate of 78,128 shares of common stock.

                                    EXPERTS

   The consolidated financial statements of Intira Corporation as of December 31, 1998 and 1999 and for the period from January 20, 1998 (inception) to December 31, 1998 and for the year ended December 31, 1999, have been included herein and in the registration statement in reliance upon the report of KPMG LLP, independent certified public accountants, appearing elsewhere herein, and upon the authority of said firm as experts in accounting and auditing.

                               INTIRA CORPORATION

                   INDEX TO CONSOLIDATED FINANCIAL STATEMENTS

                                                                            Page
                                                                            ----
Independent Auditors' Report............................................... F-2

Consolidated Balance Sheets................................................ F-3

Consolidated Statements of Operations...................................... F-4

Consolidated Statements of Stockholders' Equity............................ F-5

Consolidated Statements of Cash Flows...................................... F-6

Notes to Consolidated Financial Statements................................. F-7

                      FORM OF INDEPENDENT AUDITORS' REPORT

   When the stock split described in Note 9 is effected, we will be in a position to render the following report

/s/ KPMG LLP

The Board of Directors
Intira Corporation:

   We have audited the accompanying consolidated balance sheets of Intira Corporation and subsidiary as of December 31, 1998 and 1999, and the related consolidated statements of operations, stockholders' equity, and cash flows for the period from January 20, 1998 (inception) to December 31, 1998 and for the year ended December 31, 1999. These consolidated financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these consolidated financial statements based on our audits.

   We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

   In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of Intira Corporation and subsidiary as of December 31, 1998 and 1999, and the results of their operations and their cash flows for the period from January 20, 1998 (inception) to December 31, 1998, and for the year ended December 31, 1999 in conformity with generally accepted accounting principles.

St. Louis, Missouri
February 2, 2000, except as to the
 first paragraph in Note 9 which is as
 of March 8, 2000

                       INTIRA CORPORATION AND SUBSIDIARY

                          CONSOLIDATED BALANCE SHEETS

                           December 31, 1998 and 1999
                       (In thousands, except share data)

                                                               1998      1999
                                                              -------  --------
                           ASSETS
                           ------

Cash and cash equivalents...................................  $ 4,332  $ 11,195
Accounts receivable, net of allowance for doubtful accounts
 of $176 at December 31, 1999...............................       38     1,806
Short-term investments--restricted..........................      --     11,852
Prepaid expenses and other current assets...................      250       776
                                                              -------  --------
    Total current assets....................................    4,620    25,629
Property and equipment, net.................................   30,083    57,260
Debt issuance costs.........................................      --        801
                                                              -------  --------
    Total assets............................................  $34,703  $ 83,690
                                                              =======  ========

            LIABILITIES AND STOCKHOLDERS' EQUITY
            ------------------------------------

Current liabilities:
  Revolving credit facility.................................  $   --   $ 19,324
  Current portion of long-term debt.........................      --        878
  Current portion of capital lease obligations..............    7,696    17,736
  Accounts payable..........................................      829    11,313
  Current portion of deferred revenues in excess of costs...      --        180
  Accrued exit costs........................................      --      2,900
  Other accrued liabilities.................................       49     3,557
                                                              -------  --------
    Total current liabilities...............................    8,574    55,888
Deferred revenues in excess of costs, less current portion..      --        379
Long-term debt, less current portion........................      --      2,122
Capital lease obligations, less current portion.............   20,736    23,887
                                                              -------  --------
    Total liabilities.......................................   29,310    82,276
                                                              -------  --------

Commitments and contingencies

Stockholders' equity:
  Convertible preferred stock, par value $.001 per share
   Authorized, 5,000,000 shares; issued and outstanding
    4,275,701 shares........................................      --     45,750
  Common stock, par value $.001 per share
   Authorized, 100,000,000 and 25,000,000 shares,
   respectively;
   issued and outstanding 21,934,528 and 21,997,761 shares,
   respectively.............................................   13,146    43,764
  Deferred compensation.....................................     (179)  (17,959)
  Accumulated deficit.......................................   (7,574)  (70,107)
  Treasury stock, 23,581 common shares at cost..............      --        (34)
                                                              -------  --------
    Total stockholders' equity..............................    5,393     1,414
                                                              -------  --------
    Total liabilities and stockholders' equity..............  $34,703  $ 83,690
                                                              =======  ========

          See accompanying notes to consolidated financial statements.

                       INTIRA CORPORATION AND SUBSIDIARY

                     CONSOLIDATED STATEMENTS OF OPERATIONS

         Period from January 20, 1998 (inception) to December 31, 1998 and the year ended December 31, 1999
                     (In thousands, except per share data)

                                                              1998      1999
                                                             -------  --------
Revenue..................................................... $    62  $  4,048
Operating expenses:
 Service costs..............................................   1,891    26,987
 Sales and marketing........................................   1,311     8,147
 General and administrative.................................   1,312     4,663
 Product development........................................      66       669
 Depreciation and amortization..............................   2,548    13,103
 Stock-based compensation...................................      31     6,622
 Accrued exit costs.........................................     --      2,900
                                                             -------  --------
    Total operating expenses................................   7,159    63,091
                                                             -------  --------
    Loss from operations....................................  (7,097)  (59,043)
                                                             -------  --------
Other income (expense):
 Interest income............................................     169       737
 Interest expense...........................................    (646)   (4,457)
 Gain on sale of equipment..................................     --        230
                                                             -------  --------
                                                                (477)  (3,490)
                                                             -------  --------
Net loss.................................................... $(7,574) $(62,533)
                                                             =======  ========
Basic and diluted loss per share............................ $ (0.47) $  (3.13)
                                                             =======  ========
Shares used in per share calculations.......................  16,280    20,008
                                                             =======  ========


          See accompanying notes to consolidated financial statements.

                       INTIRA CORPORATION AND SUBSIDIARY

                CONSOLIDATED STATEMENTS OF STOCKHOLDERS' EQUITY

         Period from January 20, 1998 (inception) to December 31, 1998 and the year ended December 31, 1999
                                 (In thousands)

                           Convertible
                            preferred                                               Treasury
                              stock       Common stock                                stock         Total
                          -------------- ---------------   Deferred   Accumulated ------------- stockholders'
                          Shares Amount  Shares  Amount  compensation   deficit   Shares Amount    equity
                          ------ ------- ------  ------- ------------ ----------- ------ ------ -------------
Balance at January 20,
 1998 (inception).......    --   $   --     --   $   --    $    --     $    --      --    $ --     $   --
Issuance of stock.......    --       --  20,073   12,936        --          --      --      --      12,936
Issuance of stock for
 deferred compensation..    --       --   1,925      210       (210)        --      --      --         --
Amortization of deferred
 compensation...........    --       --     --       --          31         --      --      --          31
Net loss................    --       --     --       --         --       (7,574)    --      --      (7,574)
                          -----  ------- ------  -------   --------    --------    ---    ----     -------
Balance at December 31,
 1998...................    --       --  21,998   13,146       (179)     (7,574)    --      --       5,393
Issuance of common and
 preferred stock........  4,276   45,750    161      540        --          --      --      --      46,290
Issuance of options to
 purchase common stock..    --       --     --    24,402    (24,402)        --     --      --          --
Issuance of warrants to
 purchase common stock..    --       --     --     5,676        --          --      --      --       5,676
Forfeitures of common
 stock under deferred
 compensation program...    --       --    (224)     --         --          --      --      --         --
Amortization of deferred
 compensation...........    --       --     --       --       6,622         --      --      --       6,622
Acquisition of common
 stock for treasury.....    --       --     --       --         --          --      24     (34)        (34)
Net loss................    --       --     --       --         --      (62,533)    --      --     (62,533)
                          -----  ------- ------  -------   --------    --------    ---    ----     -------
Balance at December 31,
 1999...................  4,276  $45,750 21,935  $43,764   $(17,959)   $(70,107)    24    $(34)    $ 1,414
                          =====  ======= ======  =======   ========    ========    ===    ====     =======

          See accompanying notes to consolidated financial statements.

                       INTIRA CORPORATION AND SUBSIDIARY

                     CONSOLIDATED STATEMENTS OF CASH FLOWS

         Period from January 20, 1998 (inception) to December 31, 1998 and the year ended December 31, 1999
                                 (In thousands)

                                                              1998      1999
                                                             -------  --------
Cash flows from operating activities:
  Net loss.................................................. $(7,574) $(62,533)
  Adjustments to reconcile net loss to net cash used in
   operating activities:
    Depreciation and amortization...........................   2,548    13,103
    Gain on sale of equipment...............................     --       (230)
    Increase in accrued interest on capital lease
     obligations............................................     605     1,472
    Stock-based compensation................................      31     6,622
    Accrued exit costs......................................     --      2,900
    Changes in operating assets and liabilities:
      Accounts receivable...................................     (38)   (1,768)
      Prepaid expenses and other current assets.............    (250)     (526)
      Deferred revenues in excess of costs..................     --        559
      Accounts payable......................................     829    10,484
      Accrued liabilities...................................      49     3,508
                                                             -------  --------
        Net cash used in operating activities...............  (3,800)  (26,409)
                                                             -------  --------
Cash flows from investing activities:
  Proceeds from sale of equipment...........................     --        360
  Purchases of restricted short-term investments............     --    (11,852)
  Purchases of property and equipment.......................  (4,777)  (22,504)
                                                             -------  --------
        Net cash used in investing activities...............  (4,777)  (33,996)
                                                             -------  --------
Cash flows from financing activities:
  Proceeds from revolving credit facililty and issuance of
   warrants.................................................     --     25,000
  Proceeds from issuance of long-term debt..................     --     13,886
  Principal payments on long-term debt......................     --    (10,886)
  Payments for debt issuance costs..........................     --       (801)
  Principal payments on capital lease obligations...........     (27)   (6,187)
  Proceeds from issuance of common and convertible preferred
   stock....................................................  12,936    46,290
  Payments to acquire common stock for treasury.............     --        (34)
                                                             -------  --------
        Net cash provided by financing activities...........  12,909    67,268
                                                             -------  --------
Net increase in cash and cash equivalents...................   4,332     6,863
Cash and cash equivalents, beginning of period..............     --      4,332
                                                             -------  --------
Cash and cash equivalents, end of period.................... $ 4,332  $ 11,195
                                                             =======  ========
Supplemental disclosure of cash flow information--cash paid
 for interest............................................... $    41  $  2,985
                                                             =======  ========
Non-cash investing and financing activities:
  Issuance of common stock for property and equipment....... $   --   $    338
                                                             =======  ========
  Acquisition of equipment under capital leases............. $27,854  $ 17,568
                                                             =======  ========

          See accompanying notes to consolidated financial statements.

                       INTIRA CORPORATION AND SUBSIDIARY

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

                           December 31, 1998 and 1999

(1) Organization and Description of Business

   Intira Corporation (formerly named Digital Broadcast Network Corporation) was incorporated on January 20, 1998. The Company provides netsourcing solutions for mission-critical network-based applications, also referred to as e-business applications. Netsourcing is the outsourcing of the information technology, or IT, and network infrastructure required to support these applications. The Company has determined that it does not have any separately reportable operating segments. As of December 31, 1999, all of the Company's revenues have been derived from and all of the Company's assets are located in North America. Although planned principal operations had commenced, no significant revenues were generated through December 31, 1998, and therefore, Intira was considered a development stage enterprise. As of December 31, 1999, Intira is no longer considered a development stage enterprise.

(2) Summary of Significant Accounting Policies

 Principles of Consolidation

   The consolidated financial statements include the accounts of Intira Corporation and its wholly-owned subsidiary (collectively, the "Company"). All significant intercompany balances and transactions have been eliminated in consolidation.

 Cash and Cash Equivalents

   The Company considers cash in banks and highly liquid investments purchased with an original maturity of three months or less to be cash and cash equivalents.

 Investments

   All of the Company's short-term investments consist of commercial paper and certificates of deposit of financial institutions for which the Company has the intent and the ability to hold until maturity. Remaining maturities at the time of purchase are generally less than one year. Therefore, all such investments are classified as held to maturity investments and recorded at amortized cost in the accompanying consolidated financial statements.

   In connection with the debt agreements discussed in Note 9 and various lease agreements, the Company is required to maintain specified compensating balances or pledge certificates of deposit. All of the Company's short-term investments are restricted under such borrowings and leases.

 Revenue Recognition

   Revenues consist of recurring monthly fees from customer use of the Company's netsourcing services and initial fees received for consulting, design, configuration and installations. Recurring revenues are billed monthly and recognized ratably over the term of the contract, generally two to three years. Initial fees and the related costs of $1.4 million and $819,000, respectively, are deferred and recognized over the terms of the contract. Customer credits issued under service level guarantees are recognized as a reduction of revenues as incurred.

                               INTIRA CORPORATION

                           December 31, 1998 and 1999


 Property and Equipment

   Purchased property and equipment are stated at cost. Equipment under capital leases is recorded at the present value of future minimum lease payments or fair value, whichever is less. Depreciation and amortization are computed using the straight-line method over the estimated useful lives of the assets. Equipment recorded under capital leases and leasehold improvements are amortized on a straight-line basis over the shorter of the lease term or the estimated useful life of the asset. The range of useful lives is as follows:

                                                                           Years
                                                                           -----
   Network and data management equipment..................................  3-5
   Leasehold improvements................................................. 5-15
   Computer equipment and software........................................    3
   Furniture and fixtures.................................................    7

 Impairment of Long-Lived Assets and Long-Lived Assets to Be Disposed Of

   Long-lived assets are reviewed for impairment whenever events or changes in circumstances indicate that the carrying amount of an asset may not be recoverable. Recoverability of assets to be held and used is measured by a comparison of the carrying amount of an asset to future net cash flows expected to be generated by the asset. If such assets are considered to be impaired, the impairment to be recognized is measured by the amount by which the carrying amount of the assets exceed the fair value of the assets. Assets to be disposed of are reported at the lower of the carrying amount or fair value less cost to sell.

   The Company has certain lease and other operating obligations related to assets used in business activities which have been exited and are no longer being pursued. Specifically, the Company has narrowed its service offering to focus on netsourcing, and has ceased offering co-location and dial-up services as these activities no longer conformed to the Company's operating strategy. Charges of $2.9 million ($0.14 per share) were recorded as accrued exit costs in the year ended December 31, 1999 to reflect the estimated costs remaining under these leases and other operating agreements and the estimated costs to terminate these agreements.

 Debt Issuance Costs

   Debt issuance costs are deferred and amortized to interest expense over the term of the related debt agreement using the interest method.

 Income Taxes

   Deferred tax assets and liabilities are recognized for the future tax consequences attributable to differences between the financial statement carrying amounts of existing assets and liabilities and their respective tax bases. Deferred tax assets and liabilities are measured using enacted tax rates expected to apply to taxable income in the years in which those temporary differences are expected to be recovered or settled. A valuation allowance is provided to the extent that deferred tax assets are not more likely than not expected to be recovered. The effect on deferred tax assets and liabilities of a change in tax rates is recognized in income in the period that includes the enactment date.

                               INTIRA CORPORATION

                           December 31, 1998 and 1999


 Stock-Based Compensation

   The Company accounts for stock-based compensation to employees using the intrinsic value method, with deferred compensation costs charged to expense using the straight-line method over the vesting period. Stock based awards to nonemployees are recorded at fair value.

 Use of Estimates

   The preparation of consolidated financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the consolidated financial statements and the reported amounts of revenues and expenses during the reported period. Actual results could differ from those estimates.

 Loss per Share

   Basic loss per share includes only the weighted average number of common shares outstanding. Diluted loss per share considers the dilutive effects of stock options, warrants and convertible securities. All such securities have been excluded from the computation of diluted loss per share due to their antidilutive effect. Information regarding securities excluded from the computation of loss per share for the year ended December 31, 1999 is as follows. No such securities were outstanding during the period from January 20, 1998 to December 31, 1998.

                                                                         1999
                                                                       ---------
   Outstanding stock options.......................................... 7,624,902
                                                                       =========
   Warrants to acquire common stock...................................   567,672
                                                                       =========

 Risks and Uncertainties and Concentrations

   Factors that may materially and adversely affect the Company's future operating results include: demand for and market acceptance of the Company's products and services; introductions of products and services or enhancements by the Company and its competitors; competitive factors that affect pricing; capacity utilization of the Company's leased network; reliable continuity of service and network availability; the availability and cost of bandwidth; the timing of customer installations; customer retention; the timing and success of marketing efforts and product and service introductions by the Company; the timing and magnitude of capital expenditures, including costs relating to the expansion of operations and the ability to utilize equipment upon the expiration of current customer contracts; the timely expansion of its network infrastructure; fluctuations in the amount of bandwidth used by customers; the retention of key personnel; conditions specific to the Internet industry and other general economic factors; and new government legislation and regulation.

   During the year ended December 31, 1999, approximately 53% of the Company's revenues were derived from sales to one customer acting as an intermediary for several other customer/end users. Accounts receivable from this customer were approximately 39% of total accounts receivable as of December 31, 1999. In addition, during the year ended December 31, 1999, approximately 26% of the Company's bandwidth costs were provided by a single provider. Accounts payable to this provider totaled approximately 4% of total accounts payable at December 31, 1999.

                               INTIRA CORPORATION

                           December 31, 1998 and 1999


 Recently Issued Accounting Pronouncements

   In June 1998, Statement of Financial Accounting Standards (SFAS) No. 133, Accounting for Derivative Instruments and Hedging Activities, was issued. This standard, which will be effective for fiscal years beginning after June 15, 2000, required that most derivative instruments, other than those meeting the criteria to be classified as hedges, be reported on the Company's consolidated balance sheets at fair value. The Company does not expect the adoption of SFAS No. 133 to have a material effect on its financial position or results of operations.

(3) Restricted Short-term Investments

   Restricted short-term investments at December 31, 1999 consisted of certificates of deposit and commercial paper. The investments had an amortized cost totaling $11.9 million, which approximates fair value, and various maturity dates through 2000.

(4) Property and Equipment

   Property and equipment consisted of the following at December 31, 1998 and 1999 (in thousands):

                                                                 1998    1999
                                                                ------- -------
   Network and data management equipment....................... $27,854 $45,422
   Leasehold improvements......................................   2,336  17,619
   Computer equipment and software.............................   1,612   8,440
   Furniture and fixtures......................................     829   1,191
                                                                ------- -------
                                                                 32,631  72,672
   Less accumulated depreciation and amortization..............   2,548  15,412
                                                                ------- -------
                                                                $30,083 $57,260
                                                                ======= =======

(5) Debt

   Debt consisted of the following at December 31, 1999 (in thousands):

                                                                         1999
                                                                        -------
   Revolving credit facility........................................... $19,324
                                                                        =======
   Long-term debt--master loan and security agreement..................   3,000
   Less current portion................................................     878
                                                                        -------
     Long-term debt, less current portion.............................. $ 2,122
                                                                        =======

   Effective February 19, 1999, the Company entered into an agreement to purchase certain equipment and obtain financing under two credit facilities. The first credit facility allowed the Company to borrow up to $20.0 million over a one-year drawdown period to finance the purchase of equipment. However, the Company never acquired the equipment and the related facility was not utilized. The second credit facility allowed the Company to borrow up to $10.0 million over a one-year drawdown period for working capital needs. This loan bore interest at 14% of which 3% was payable quarterly on the outstanding balance with the remaining 11% accrued and added to the principal

                               INTIRA CORPORATION

                           December 31, 1998 and 1999

balance on a monthly basis. The Company repaid all outstanding principal and interest balances in full on December 30, 1999. In addition, during 1999, the Company was not in compliance with a covenant of the agreement, which default was waived by the lender.

   Effective December 30, 1999, the Company entered into a senior secured revolving credit facility with a financial institution that provides borrowings of up to $25.0 million for the purchase of equipment and general working capital needs. At the Company's option, the facility bears interest at either
(A) the greater of prime rate, the base certificate of deposit rate plus 1.0%, or the federal funds effective rate plus 0.5%, in each case, plus 3.0% or (B) the eurodollar rate plus 4.0%. As of December 31, 1999, the rate on this facility was 11.5%. Interest payments are due quarterly with the principal and any remaining interest due on December 28, 2000. Borrowings under the facility are secured by all property and equipment owned by the Company and a compensating balance of $5.0 million. On a quarterly basis, the Company must pay a commitment fee of 1.0% on the unused portion of the facility. In connection with the borrowings under the facility, the Company incurred debt issuance costs of $801,000, which are amortized over the term of the debt. The net proceeds to the Company, after related expenses and retirement of debt, approximated $13.1 million.

   In connection with this facility, the Company granted the issuer a detachable warrant to purchase 567,672 shares of common stock at an exercise price of $0.001 per share. Upon issuance, the short-term debt was recorded net of a discount of $5.7 million representing the Company's estimate of the fair value of the warrants using the Black-Scholes pricing model with the following weighted-average assumptions: expected dividend yield 0%, risk-free interest rate of 6.25%, and expected life of ten years. The discount, which is recorded as a reduction in the carrying value of the debt and included as a component of stockholders' equity, will be amortized as a component of interest expense over the term of the debt. The warrant expires in December 2009.

   Also effective December 30, 1999, the Company entered into a master loan and security agreement with a financial institution that permits the Company to borrow up to $3.0 million for the purchase of equipment. The note bears interest at a rate of 14.5% and provides for monthly principal and interest payments totaling $103,082 through the maturity date of December 1, 2002. The note is secured by equipment with a fair value of approximately $3.3 million. Proceeds from this borrowing of $2.1 million were restricted until the closing of the borrowing referred to in Note 12.

   The aggregate maturities of long-term debt for each of the three years subsequent to December 31, 1999 are as follows (in thousands):

     Year ending
     December 31,                                                       Amounts
     ------------                                                       -------
      2000.............................................................  $  878
      2001.............................................................     981
      2002.............................................................   1,141
                                                                        -------
                                                                         $3,000
                                                                        =======

(6) Leases

   The Company is obligated under various capital leases that expire at various dates through 2004. Equipment recorded under capital leases consists primarily of computer equipment used in network and data center operations. At December 31, 1998 and 1999, equipment recorded under capital leases was $27.9 million and $45.4 million, respectively, and accumulated amortization for

                               INTIRA CORPORATION

                           December 31, 1998 and 1999

equipment held under capital leases was approximately $2.2 million and $13.0 million, respectively. Obligations under capital leases are secured by the related equipment.

   The Company is obligated under operating leases that expire at various dates through 2011, primarily related to building rent and the usage of fiber optic lines. Rent expense for the periods ended December 31, 1998 and 1999 totaled approximately $310,000 and $1.5 million, respectively. Payments under operating leases are secured by certain short-term investments.

   Future minimum capital lease payments and future minimum lease payments under operating leases (with initial or remaining lease terms in excess of one year) as of December 31, 1999 are as follows (in thousands):

     Year ending                                               Capital Operating
     December 31,                                              Leases   Leases
     ------------                                              ------- ---------
      2000...................................................  $19,583 $ 17,108
      2001...................................................   19,591   16,247
      2002...................................................    6,840   11,542
      2003...................................................      486   10,089
      2004...................................................        6    9,693
     Thereafter..............................................      --    50,799
                                                               ------- --------
       Total minimum lease payments..........................   46,506 $115,478
                                                                       ========
     Less amount representing interest (at rates ranging from
      8% to 14%).............................................    4,883
                                                               -------
       Present value of net minimum capital lease payments...   41,623
     Less current portion....................................   17,736
                                                               -------
       Capital lease obligations, less current portion.......  $23,887
                                                               =======

(7) Related Party Transactions

   The Company leases certain computer equipment held under capital leases from Lucent Technologies Inc., a stockholder. Commitments totaling approximately $22.0 million and $42.0 million were payable to this stockholder as of December 31, 1998 and 1999, respectively. Depreciation expense relating to equipment recorded under capital leases from this stockholder is recorded in accordance with the Company's depreciation policies.

(8) Income Taxes

   The primary reconciling differences between income tax expense and the amount of tax benefit that would be expected to result by applying the federal statutory rate of 34% to the loss before income taxes for the period from January 20, 1998 (inception) to December 31, 1998 and the year ended December 31, 1999, relate to the nonutilization of net operating losses and state income taxes.

                               INTIRA CORPORATION

                           December 31, 1998 and 1999


   Temporary differences and carryforwards that give rise to deferred income tax assets at December 31, 1998 and 1999 are as follows (in thousands):

                                                               1998      1999
                                                              -------  --------
Net operating loss carryforwards............................. $ 1,330  $ 25,975
Deferred revenues............................................     --        551
Property and equipment.......................................     435       --
Start-up costs...............................................   1,231       330
Allowance for doubtful accounts..............................     --         70
Organizational costs.........................................     --         34
Accrued liabilities..........................................      19        79
Deferred compensation........................................      12     2,592
                                                              -------  --------
Gross deferred income tax assets.............................   3,027    29,631
Less valuation allowance.....................................  (3,027)  (26,881)
                                                              -------  --------
Net deferred income tax assets...............................     --      2,750
Deferred income tax liability--property and equipment........     --      2,750
                                                              -------  --------
Net deferred income tax...................................... $   --   $    --
                                                              =======  ========

   In assessing the realizability of deferred tax assets, management considers whether it is more likely than not that some portion or all of the deferred tax assets will not be realized. The ultimate realization of deferred tax assets is dependent upon the generation of future taxable income during the periods in which those temporary differences become deductible. Based upon the historical taxable loss, a valuation allowance has been established for deferred tax assets. The valuation allowance increased by $21.3 million during the year ended December 31, 1999.

   At December 31, 1999, the Company had net operating loss carryforwards of approximately $64.9 million which will expire beginning in 2018.

(9)Stockholders' Equity

   On May 28, 1999, the Board of Directors approved a ten-for-one common stock split of the Company's common stock. On December 21, 1999, the Board of Directors approved a five-for-two split of the Company's common stock, which was effective upon the Company's reincorporation into Delaware in January 2000. In addition, on March 8, 2000, the Board of Directors approved a three-for-two split of the Company's common stock to be effected prior to the completion of an initial public offering. All common share information in the accompanying consolidated financial statements has been restated to reflect these stock splits.

 Preferred Stock

   In June 1999, the Company issued an aggregate of 4,275,701 shares of convertible preferred stock at $10.70 per share for proceeds totaling $45.8 million. Non-cumulative dividends on the preferred shares are 8% of the issuance price as and if declared by the Board of Directors. Holders of the preferred stock have voting rights equal to the number of common shares into which the preferred shares can be converted. As long as 35% of the preferred shares are outstanding, the preferred stockholders are entitled to elect two members to the Board of Directors. The preferred shares are convertible into common stock at any time at the option of the holder, and are mandatorily convertible into common stock immediately prior to the closing of a firm commitment underwriting of an initial public offering of the Company's common stock, or upon the Company's written receipt of consent for conversion by the holders of two-thirds of the then outstanding preferred

                               INTIRA CORPORATION

                           December 31, 1998 and 1999

shares. The preferred shares are convertible into 3.75 common shares (such conversion figure reflects the five-for-two stock split effected in January 2000 and the three-for-two stock split to be effected prior to the completion of an initial public offering). Upon any liquidation, dissolution or winding up of the Company, the holders of the preferred stock will be entitled to receive the original purchase price per share plus all declared but unpaid dividends, before any distribution is made to holders of common stock.

 Common Stock

   During 1998, in connection with its initial capitalization, the Company issued 12,844,761 shares of common stock for aggregate proceeds of $336,615. In addition, during 1998, the Company issued an executive 1,875,000 shares of common stock for proceeds totaling $500,000. During 1998, the Company issued an additional 3,750,000 shares of its common stock for cash proceeds totaling $10.0 million.

   On May 22, 1998, for a total amount of $600,000, the Company issued 843,750 shares of common stock and a warrant to purchase 759,375 additional shares at $1.97 per share. The warrant was exercised on July 27, 1998 for a total of $1.5 million. Proceeds to the Company from these transactions totaled $2.1 million.

   During 1999, the Company issued an aggregate of 52,829 shares of common stock for cash proceeds totaling $162,035.

   During 1999, the Company issued an aggregate of 108,522 shares of common stock in exchange for services in connection with the Company's design and development of its corporate headquarters. The value of the services received totaling $337,986 was included in property and equipment.

   On October 13, 1999, the stockholders approved an increase in the authorized number of shares of common stock to 50,000,000 shares. On January 26, 2000, the stockholders approved another increase in the authorized number of shares of common stock to 100,000,000 shares.

   Subsequent to December 31, 1999, the Company issued an additional 78,128 shares of common stock for cash proceeds of $250,000.

(10) Stock-Based Compensation

 Deferred Compensation Program

   Pursuant to agreements of employment, the Company awarded 1,924,875 shares of common stock to 59 employees during 1998 under a deferred compensation program. Shares awarded vest ratably beginning after 90 days of employment with the Company, then again on the respective anniversary date of employment with the Company for the term of the employment agreement, generally from six to seven years from the date of hire. As of December 31, 1998 and 1999, a total of 264,450 shares and 306,563 shares, respectively, had vested under this plan, and rights to 224,584 shares were forfeited during the year ended December 31, 1999. All shares issued pursuant to such stock-based compensation are restricted as to resale. For the periods ended December 31, 1998 and 1999, the Company recognized total compensation expense of $31,000 and $52,000, respectively, relating to the vested portion of these shares at an estimated fair market value of $0.11 per share at the date of grant. This compensation expense was amortized against deferred

                               INTIRA CORPORATION

                           December 31, 1998 and 1999

compensation which is presented as a reduction of stockholders' equity. No additional shares of common stock were issued under the program during 1999.

   Subsequent to December 31, 1999, the Board of Directors approved certain changes to the deferred compensation program. The terms of all outstanding restricted shares were changed such that 20% of the restricted shares were deemed vested as of the employee's hire date and the remaining 80% of the restricted shares vest ratably on a monthly basis over the succeeding 48 months. Additionally, in connection with the planned relocation of the Company's headquarters, certain restricted shares will become fully vested upon the employees' continued employment through specified dates, generally before June 30, 2000.

 Stock Option Plan

   In March 1999, the Company adopted the 1999 Stock Option Plan and in November 1999, the Company adopted the 1999 Equity Incentive Plan and the 1999 Executive Stock Option Plan, (collectively, the "Plans") pursuant to which the Company's Board of Directors may grant stock options to officers and employees. The Plans authorize grants of options to purchase up to 10,000,000 shares of authorized but unissued common stock. All stock options granted generally have vesting terms of two to four years and become exercisable after two to four years from the date of grant.

   On September 15, 1999, the Company granted a director options to purchase 18,750 shares of the Company's common stock. The options were granted with an exercise price of $2.85 per share which was equal to the fair market value of the Company's common stock at the date of grant. The options vest over a one-year period and expire after 10 years. Compensation expense totaling approximately $4,000 was recorded during 1999 in connection with these options.

   At December 31, 1999, there were 2,375,098 additional shares available for grant under the Plans. The per share weighted-average fair value of stock options granted during the year ended December 31, 1999 was $0.47, on the date of grant using the Black-Scholes option pricing model with the following weighted-average assumptions: expected dividend yield 0%, risk-free interest rate of 6.25%, and expected lives ranging from two to four years.

   The Company applies the intrinsic value method in accounting for its Plans. Under this method, compensation expense is recognized over the vesting period of the options for the amount by which the estimated deemed fair market value of the stock at the grant date exceeds the exercise price. Stock options granted in 1999 resulted in total deferred stock-based compensation of $24.4 million, of which $6.6 million was amortized to expense. Amortization of stock-based compensation relates to operating expenses as follows (in thousands):

                                                                   1998   1999
                                                                   ----- ------
   Service costs.................................................. $  12 $1,515
   Sales and marketing............................................     7  2,471
   General and administrative.....................................    10  2,069
   Product development............................................     2    567
                                                                   ----- ------
                                                                   $  31 $6,622
                                                                   ===== ======

                               INTIRA CORPORATION

                           December 31, 1998 and 1999

   Had the Company determined compensation cost based on the fair value at the grant date for all stock options under the fair value method, the Company's net loss would have reflected the pro forma amounts indicated below (in thousands, except per share amounts):

                                                             1998      1999
                                                            -------  ---------
   Net loss, as reported................................... $(7,574) $ (62,533)
   Pro forma net loss......................................  (7,574)   (62,753)
                                                            =======  =========
   Basic and diluted loss per share, as reported........... $ (0.48) $   (3.31)
   Pro forma basic and diluted loss per share..............   (0.48)     (3.32)
                                                            =======  =========

   Stock option activity during the year ended December 31, 1999 is as follows:

                                                                        Weighted
                                                                        average
                                                             Number of  exercise
                                                              options    price
                                                             ---------  --------
   Balance at December 31, 1998.............................       --    $ --
   Granted.................................................. 7,912,325    2.01
   Forfeited................................................  (287,423)   0.27
                                                             ---------   -----
   Balance at December 31, 1999............................. 7,624,902   $2.08
                                                             =========   =====

   At December 31, 1999, exercise prices and weighted average remaining contractual lives of outstanding options were as follows:

                                                         Weighted average
                                    Weighted average   remaining contractual
        Range of       Options     exercise prices of     life of options
     exercise prices outstanding   options outstanding outstanding in years
     --------------- -----------   ------------------- ---------------------
        $0.27         2,483,827           $0.27                9.38
     $2.40-$3.20      5,141,075            2.76                9.83
                      ---------
                      7,624,902
                      =========

   At December 31, 1999, the number of options exercisable was 992,763 and the weighted average exercise price of those options was $0.96.

   Subsequent to December 31, 1999, the Board of Directors approved certain changes to the Company's stock-based compensation plans. Specifically, in connection with the planned relocation of the Company's headquarters, certain options will become fully vested for some employees continuing employment through specified dates, generally before June 30, 2000.

(11) Employee Benefit Plan

   The Company has established a defined contribution plan qualifying under
Section 401(k) of the Internal Revenue Code. Substantially all employees of the Company are eligible to participate in the plan. The plan allows eligible employees to contribute between 1% and 20% of their annual compensation, with matching contributions made by the Company on a discretionary basis. No discretionary contributions were made during 1998 or 1999.

                               INTIRA CORPORATION

                           December 31, 1998 and 1999


(12) Subsequent Events

   In January 2000, the Company entered into a binding memorandum of understanding which grants the Company an indefeasible right to use network capacity and data center space from Viatel who is constructing a cross-border broadband network in Europe. In exchange for these services, which will be provided at specified reductions from market rates, the partner will be issued 1,897,346 shares of the Company's common stock. The agreement is expected to close in March 2000.

   On February 2, 2000, the Company entered into an agreement with a number of institutional investors to sell 100,000 units consisting of 13% Senior Discount Notes due 2010 (the Senior Discount Notes) and warrants to purchase an aggregate of 4,671,240 shares of common stock. Interest on the initial proceeds of the Senior Discount Notes of $100.4 million will accrete for the first five years to the final principal amount of $188.5 million and will then be payable in cash semiannually to maturity. The Senior Discount Notes are redeemable prior to maturity at specified premiums and contain restrictive covenants limiting, among other things, future indebtedness, issuance of common and preferred stock, and payment of dividends. The warrants are exercisable at a price of $0.007 per share upon the earliest of a change in control of the Company, 180 days after an initial public offering or other registration of the Company's stock, or January 2005. In addition, the Company issued warrants to purchase an aggregate of 1,605,240 shares of common stock which are exercisable only if an initial public offering with proceeds of at least $50.0 million is not completed by April 30, 2001. All of the warrants expire in January 2010 or upon retirement of the Senior Discount Notes.

                               [INTIRA ART WORK]

-------------------------------------------------------------------------------
-------------------------------------------------------------------------------

   No dealer, salesperson or other person is authorized to give any information or to represent anything not contained in this prospectus. You must not rely on any unauthorized information or representations. This prospectus is an offer to sell only the shares offered hereby, but only under circumstances and in jurisdictions where it is lawful to do so. The information contained in this prospectus is current only as of its date.

                               ----------------

                               TABLE OF CONTENTS

                                                                            Page
                                                                            ----
Prospectus Summary........................................................    1
Risk Factors..............................................................    5
Use of Proceeds...........................................................   20
Dividend Policy...........................................................   20
Capitalization............................................................   21
Dilution..................................................................   22
Selected Financial Data...................................................   23
Management's Discussion and Analysis of Financial Condition and Results of
 Operations...............................................................   24
Business..................................................................   29
Management................................................................   44
Certain Transactions......................................................   58
Principal Stockholders....................................................   62
Description of Capital Stock..............................................   64
Shares Eligible for Future Sale...........................................   69
Where You May Find Additional Information About Intira....................   71
Underwriting..............................................................   72
Legal Matters.............................................................   74
Experts...................................................................   74
Index to Consolidated Financial Statements................................  F-1

                               ----------------

   Through and including         , 2000 (the 25th day after the date of this
prospectus), all dealers effecting transactions in these securities, whether or not participating in this offering, may be required to deliver a prospectus. This is in addition to a dealer's obligation to deliver a prospectus when acting as an underwriter and with respect to an unsold allotment or subscription.

-------------------------------------------------------------------------------
-------------------------------------------------------------------------------
-------------------------------------------------------------------------------
-------------------------------------------------------------------------------

                                          Shares

                              Intira Corporation

                                 Common Stock

                               ----------------

                                   [ARTWORK]

                               ----------------

                             Goldman, Sachs & Co.

                                Lehman Brothers

                              Robertson Stephens

                                Stifel Nicolaus

                      Representatives of the Underwriters

-------------------------------------------------------------------------------
-------------------------------------------------------------------------------

                                    PART II

                    INFORMATION NOT REQUIRED IN PROSPECTUS

Item 13. Other Expenses of Issuance and Distribution

   The following table sets forth the costs and expenses, other than underwriting discounts and commissions, payable by Intira in connection with the sale of common stock being registered. All amounts are estimates except the SEC registration fee and the NASD filing fee.

   SEC registration fee............................................. $   27,234
   NASD filing fee..................................................     10,350
   Nasdaq National Market listing fee...............................     95,000
   Printing and engraving costs.....................................    300,000
   Legal fees and expenses..........................................    550,000
   Accounting fees and expenses.....................................    400,000
   Blue sky fees and expenses.......................................     20,000
   Transfer agent and registrar fees................................     10,000
   Miscellaneous expenses...........................................     37,416
                                                                     ----------
     Total.......................................................... $1,450,000
                                                                     ==========

Item 14. Indemnification of Directors and Officers

   Section 145 of the Delaware General Corporation Law permits a corporation to include in its charter documents, and in agreements between the corporation and its directors and officers, provisions expanding the scope of indemnification beyond that specifically provided by the current law.

   Article X of Intira's Restated Certificate of Incorporation provides for the indemnification of directors to the fullest extent permissible under Delaware law.

   Article VI of Intira's Bylaws provides for the indemnification of officers, directors and third parties acting on behalf of Intira if such person acted in good faith and in a manner reasonably believed to be in and not opposed to the best interest of Intira, and, with respect to any criminal action or proceeding, the indemnified party had no reason to believe his or her conduct was unlawful.

   Intira has entered into indemnification agreements with its directors and executive officers, in addition to indemnification provided for in Intira's Bylaws, and intends to enter into indemnification agreements with any new directors and executive officers in the future.

Item 15. Recent Sales of Unregistered Securities

   Since our incorporation in January 1998, we have issued unregistered securities to a limited number of persons as described below:

   None of these transactions involved any underwriters, underwriting discounts or commissions, or any public offering, and we believe that each transaction was exempt from the registration of the Securities Act by virtue of Section 4(2) thereof, Regulation D promulgated thereunder or 701 pursuant to the compensatory benefit plans and contracts relating to compensation as provided under such Rule 701. The recipients of securities in each such transaction represented their intention to acquire the securities for investment only and not with a view to or for sale in connection with any distribution thereof, and appropriate legends were affixed to the share certificates and instruments issued in such transactions. All recipients had adequate access, through their relationships with the Company, to information about the Company.

  1. In February 1998, we issued and sold an aggregate of 12,055,385 shares of common stock to founders at an aggregate purchase price of $1,608. These transactions were exempt from the registration requirements of the Securities Act by virtue of Section 4(2) in that the shares were issued to our five founders, each of whom was an executive officer.

  2. In February 1998, we issued and sold an aggregate of 124,988 shares of common stock to an outside investor at a purchase price of $0.40 per share, for an aggregate purchase price of $50,000. We also issued an option to such investor to purchase up to 625,013 shares of common stock at a per share purchase price of $0.40 which options were exercised in full between March and June 1998. These transactions were exempt from the registration requirements of the Securities Act by virtue of Section 4(2) in that the shares were issued to a sophisticated investor who represented that such investor had the opportunity to discuss the merits and risks of investing purchasing the shares of common stock with an accountant and/or an attorney.

  3. In March 1998, we issued and sold 39,375 shares of common stock to an outside investor at a purchase price of $0.89 per share, for an aggregate purchase price of $34,997. This transaction was exempt from the registration requirements of the Securities Act by virtue of Section 4(2) in that the shares were issued to a sophisticated investor who represented that such investor had the opportunity to discuss the merits and risks of investing purchasing the shares of common stock with an accountant and/or an attorney.

  4. Between March 1998 and August 1998, we issued and sold a total of 3,750,000 shares of common stock to an outside investor at a purchase price of $2.67 per share, for an aggregate purchase price of $10,000,000. This transaction was exempt from the registration requirements of the Securities Act by virtue of Section 4(2) and Regulation D based on the representations of the investor that such investor was accredited under Rule 501.

  5. In May 1998, for a total amount of $600,000, we issued and sold 843,750 shares of common stock and a warrant to purchase an additional 759,375 shares of common stock at an exercise price per share of $1.97. The purchaser exercised its warrant in full in July 1998 for a total amount of $1,500,000. These transactions were exempt from the registration requirements of the Securities Act by virtue of Section 4(2) and Regulation D based on the representations of the investor that such investor was accredited under Rule 501.

  6. In September 1998 and November 1998, we issued an aggregate of 1,924,875 shares of common stock to our employees in the form of a stock bonus not in lieu of any compensation. We received no payment from such employees in exchange for the issuance of such shares. These issuances were exempt from the registration requirements of the Securities Act by virtue of
     Section 2(a)(3) in that the transaction was not a sale of securities.

  7. In November 1998, we issued and sold 1,875,000 shares of common stock to one of our executive officers at a purchase price of $0.27 per share, for an aggregate purchase price of $500,000. This transaction was exempt from the registration requirements of the Securities Act by virtue of
     Section 4(2) in that the shares were issued to one of our executive officers.

  8. Between February 1999 and May 1999, we issued and sold an aggregate of 122,287 shares of common stock to outside investors at a purchase price per share of $3.07 per share, for an aggregate purchase price of $375,001. These transactions were exempt from the registration requirements of the Securities Act by virtue of Section 4(2) based on the representations of each of the investors that such investor was a sophisticated investor.

  9. In June 1999, we issued and sold an aggregate of 16,033,886 shares of Series A Preferred Stock to a total of 11 investors at a purchase price per share of $2.85 per share, for an aggregate purchase price of $45,750,002. The share number and per share purchase price reflects the effects of the five-for-two forward stock split effected in January 2000 on the three-for-two stock split to be effected prior to the completion of the offering on the conversion ratio for the preferred stock. These transactions were exempt from the registration requirements of the Securities Act by virtue of Section 4(2) and Regulation D based on the representations of each of the investors that such investor was accredited under Rule 501.

  10. Between December 1999 and January 2000, we issued and sold an aggregate of 117,192 shares of common stock at a purchase price of $3.20 per share, for an aggregate purchase price of $375,010. These transactions were exempt from the registration requirements of the Securities Act by virtue of Section 4(2) and Regulation D based on the representations of each of the investors that it was accredited under Rule 501.

  11. In December 1999, we issued to one entity a warrant to purchase 567,672 shares of common stock at an exercise price of $0.007 per share. This transaction was exempt from the registration requirements of the Securities Act by virtue of Section 4(2) and Regulation D based on the representations of the investor that it was accredited under Rule 501.

  12. In February 2000, we issued warrants to purchase an aggregate of 6,276,480 shares of common stock for an exercise price of $0.001 per share, 4,671,240 of which warrants shall remain exercisable after the public offering. This transaction was exempt from the registration requirements of the Securities Act by virtue of Section 4(2) based on representations by each of the investors that such investor was an accredited investor under Rule 501.

  13. In February 2000, we issued and sold 1,897,346 shares of common stock to a commercial vendor. This transaction was exempt from the registration requirements of the Securities Act by virtue of Section 4(2).

Item 16. Exhibits and Financial Statement Schedules

                               INDEX TO EXHIBITS

 Exhibit
 Number                          Description of Document
 -------                         -----------------------
   1.1*  Form of Underwriting Agreement.

   3.1 Certificate of Incorporation of the Registrant to be in effect upon completion of the offering made under this Registration Statement.

   3.2 Bylaws of the Registrant to be in effect upon completion of the offering made under this Registration Statement.

   4.1*  Form of Common Stock certificate.

   4.2 Amended and Restated Investors' Rights Agreement, dated June 30, 1999, by and among the Registrant and certain stockholders of the Registrant named therein.

   4.3 Exchange and Registration Rights Agreement, dated January 31, 2000, among the Registrant and the Purchasers named therein relating to $188,500,000 Aggregate Principal Amount at Maturity of 13% Senior
         Discount Notes Due 2010.

   4.4   Registration Rights and Stockholders Agreement, dated January 31,
         2000, among the Registrant and the Purchasers named therein.

   4.5 Warrant, dated December 30, 1999, for the purchase of up to 567,672 shares of common stock issued by the Registrant to The Chase Manhattan
         Bank.

 Exhibit
 Number                          Description of Document
 -------                         -----------------------

   4.6 Form of warrant, dated February 2, 2000, for the purchase of up to 4,671,240 shares of common stock issued by the Registrant to the holders of the 13% senior discount notes.

   5.1*  Opinion of Wilson Sonsini Goodrich & Rosati, Professional Corporation.

  10.1A Form of Indemnification Agreement to be in effect after the closing of the offering made under this Registration Statement entered into by the Registrant with each of its directors and executive officers.

  10.1B  Form of Indemnification Agreement entered into by the Registrant and
         W. Munro Roberts, III, and Richard Skoba, Ronald Kruszewski, Timothy
         M. Roberts, James J. Roberts, Mark Ivie and James Lahay.

  10.2   1999 Stock Option Plan and form of agreement thereunder.

  10.3   1999 Equity Incentive Plan and forms of agreement thereunder.

  10.4 1999 Executive Officer Stock Option Plan and form of agreement thereunder.

  10.5   2000 Stock Plan and form of stock option agreement thereunder.

  10.6   2000 Employee Stock Purchase Plan and form of agreement thereunder.

  10.7*  Form of Management Retention Agreement.

  10.8 Lease Agreement, dated April 16, 1998, by and between the Registrant and Charter Communications Entertainment I, L.P. for 977 Charter
         Commons, Chesterfield, County of St. Louis, Missouri.
  10.9   Office Lease, dated March 24, 1999, by and between the Registrant and
         67 Broad Street LLC for office space at 75 Broad Street, New York, New
         York.

  10.10  Office Building Net Lease, dated August 26, 1999, by and between the
         Registrant and CEP Gibraltar LLC for 5667 Gibraltar Drive, Pleasanton,
         California and 5731 W. Las Positas Drive, Pleasanton, California.

  10.11 Credit Agreement, dated as of December 30, 1999, by and among the Registrant, the Several Lenders from time to time parties thereto and The Chase Manhattan Bank, as Administrative Agent.

  10.12 Guarantee and Collateral Agreement, dated as of December 30, 1999, made by the Registrant in favor of The Chase Manhattan Bank, as Administrative Agent.

  10.13 Purchase Agreement, dated as of January 31, 2000, among the Registrant and the Purchasers named therein, relating to $188,500,000 Aggregate
         Principal Amount at Maturity of 13% Senior Discount Notes Due 2010,
         Series A Warrants to Purchase 4,671,240 shares of Common Stock and
         Series B Warrants to Purchase 1,605,240 shares of Common Stock.

  10.14  Employment Agreement, dated December 3, 1998, by and between the
         Registrant and Bernard V. Schneider.

  10.15  Employment Agreement, dated October 15, 1999, by and between the
         Registrant and David Boone.

 Exhibit
 Number                          Description of Document
 -------                         -----------------------

 10.16 Promissory Note, dated March 14, 2000, made in by David Boone in favor of the Registrant and related Security Agreement by and between the Registrant and David Boone.

 10.17   Employment Agreement, dated October 1, 1999, by and between the
         Registrant and John Kirkpatrick.

 10.18   Employment Agreement, dated April 1, 1999, by and between the
         Registrant and Dina Toothman.

 10.19   Employment Agreement, dated April 20, 1999, by and between the
         Registrant and Thomas Swanson.

 10.20   Employment Agreement, dated July 25, 1999, by and between the
         Registrant and Steve Sidore.

 10.21   Employment Agreement, dated June 14, 1999, by and between the
         Registrant and Jeff Condon.

 10.22*  Employment Agreement, dated February 1, 2000, by and between the
         Registrant and John R. Steensen.

 10.23   Separation Agreement, dated February 11, 2000, by and between the
         Registrant and Richard Skoba.

 10.24   Severance Agreement, dated January 15, 2000, by and between the
         Registrant and James Roberts, and related Letter of Understanding dated January 15, 2000.

 10.25   Severance Agreement, dated October 15, 1999, by and between the
         Registrant and Mark Ivie.

 10.26   Amended and Restated Settlement Agreement and Mutual Release, dated
         March 27, 2000, by and between the Registrant and Timothy M. Roberts.

 21.1    Subsidiary of the Registrant.

 23.1    Consent of KPMG LLP.

 23.2*   Consent of Counsel (included in Exhibit 5.1).

 24.1    Power of Attorney (see page II-7).

 27.1    Financial Data Schedule.

--------
* To be filed by amendment.

(b) Financial Statement Schedules

   Schedules not listed above have been omitted because the information required to be set forth therein is not applicable or is shown in the financial statements or notes thereto.

Item 17. Undertakings

   Intira hereby undertakes to provide to the underwriters at the closing specified in the underwriting agreement certificates in such denominations and registered in such names as required by the underwriters to permit prompt delivery to each purchaser.

   Insofar as indemnification by Intira for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of Intira pursuant to the provisions referenced in Item 14 of this registration statement or otherwise, Intira has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act, and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by Intira of expenses incurred or paid by a director, officer, or controlling person of Intira in the successful defense of any action, suit or proceeding) is asserted by a director, officer or controlling person in connection with the securities being registered hereunder, Intira will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

   Intira hereby undertakes that:

     (1) For purposes of determining any liability under the Securities Act, the information omitted from the form of prospectus filed as part of this registration statement in reliance upon Rule 430A and contained in a form of prospectus filed by Intira pursuant to Rule 424(b)(1) or (4) or 497(h) under the Securities Act shall be deemed to be part of this registration statement as of the time it was declared effective.

     (2) For the purpose of determining any liability under the Securities Act, each post-effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

                                  SIGNATURES

   Pursuant to the requirements of the Securities Act of 1933, the Registrant has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the city of Pleasanton, State of California, on the 30th day of March, 2000.

                                         Intira Corporation

                                            /s/ Bernard V. Schneider
                                         By: __________________________________
                                            Name: Bernard V. Schneider
                                            Title: President and Chief
                                            Executive Officer

                               POWER OF ATTORNEY

   KNOW ALL PERSONS BY THESE PRESENTS, that each person whose signature appears below hereby constitutes and appoints Bernard V. Schneider and David
S. Boone, and each of them acting individually, as his or her true and lawful attorneys-in-fact and agents, each with full power of substitution, for him or her in any and all capacities, to sign any and all amendments to this Registration Statement (including post-effective amendments or any abbreviated registration statement and any amendments thereto filed pursuant to Rule 462(b) increasing the number of securities for which registration is sought), and to file the same, with exhibits thereto and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorneys-in-fact and agents, with full power of each to act alone, full power and authority to do and perform each and every act and thing requisite and necessary to be done in connection therewith, as fully for all intents and purposes as he or she might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents, or his, her or their substitute or substitutes, may lawfully do or cause to be done by virtue hereof.

   Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated:

             Signature                           Title                    Date
             ---------                           -----                    ----

      /s/ Bernard V. Schneider       President, Chief Executive     March 30th, 2000
____________________________________ Officer and Director
         Bernard V. Schneider        (Principal Executive
                                     Officer)

         /s/ David S. Boone          Chief Financial Officer and    March 30th, 2000
____________________________________ Vice President, Finance
            David S. Boone           (Principal Financial and
                                     Accounting Officer)

        /s/ David S. Britts          Director                       March 30th, 2000
____________________________________
           David S. Britts

      /s/ Ronald J. Kruszewski       Director                       March 30th, 2000
____________________________________
         Ronald J. Kruszewski

       /s/ James A. Brasunas         Director                       March 30th, 2000
____________________________________
          James A. Brasunas

         /s/ Yogen K. Dalal          Director                       March 30th, 2000
____________________________________
            Yogen K. Dalal

       /s/ Michael J. Mahoney        Director                       March 30th, 2000
____________________________________
          Michael J. Mahoney

                                 EXHIBIT INDEX

 Exhibit
 Number                          Description of Document
 -------                         -----------------------
   1.1*  Form of Underwriting Agreement.

   3.1 Certificate of Incorporation of the Registrant to be in effect after the closing of the offering made under this Registration Statement.

   3.2 Bylaws of the Registrant to be in effect after the closing of the offering made under this Registration Statement.

   4.1*  Form of Common Stock certificate.

   4.2 Amended and Restated Investors' Rights Agreement, dated June 30, 1999, by and among the Registrant and certain stockholders of the Registrant named therein.

   4.3 Exchange and Registration Rights Agreement, dated January 31, 2000, among the Registrant and the Purchasers named therein relating to $188,500,000 Aggregate Principal Amount at Maturity of 13% Senior
         Discount Notes Due 2010.

   4.4   Registration Rights and Stockholders Agreement, dated January 31,
         2000, among the Registrant and the Purchasers named therein.

   4.5 Warrant, dated December 30, 1999, for the purchase of shares of up to 567,672 common stock issued by the Registrant to The Chase Manhattan
         Bank.

   4.6 Form of warrant, dated February 2, 2000, for the purchase of up to 4,671,240 shares of common stock issued by the Registrant to the holders of the 13% senior discount notes.

   5.1*  Opinion of Wilson Sonsini Goodrich & Rosati, Professional Corporation.

  10.1A Form of Indemnification Agreement to be in effect after the closing of the offering made under this Registration Statement entered into by the Registrant with each of its directors and executive officers.

  10.1B  Form of Indemnification Agreement entered into by the Registrant and
         W. Munro Roberts, III, and Richard Skoba, Ronald Kruszewski, Timothy
         M. Roberts, James J. Roberts, Mark Ivie and James Lahay.

  10.2   1999 Stock Option Plan and forms of agreement thereunder.

  10.3   1999 Equity Incentive Plan and form of agreement thereunder.

  10.4   1999 Executive Stock Option Plan and form of agreement thereunder.

  10.5   2000 Stock Plan and form of agreement thereunder.

  10.6   2000 Employee Stock Purchase Plan and form of agreement thereunder.

  10.7*  Form of Management Retention Agreement.

  10.8 Lease Agreement, dated April 16, 1998, by and between the Registrant and Charter Communications Entertainment I, L.P. for 977 Charter
         Commons, Chesterfield, County of St. Louis, Missouri.

  10.9   Office Lease, dated March 24, 1999, by and between the Registrant and
         67 Broad Street LLC for office space at 75 Broad Street, New York, New
         York.

  10.10  Office Building Net Lease, dated August 26, 1999, by and between the
         Registrant and CEP Gibraltar LLC for 5667 Gibraltar Drive, Pleasanton,
         California and 5731 W. Las Positas Drive, Pleasanton, California.

 Exhibit
 Number                          Description of Document
 -------                         -----------------------
 10.11   Credit Agreement dated, as of December 30, 1999, by and among the
         Registrant, the Several Lenders from time to time parties thereto and
         The Chase Manhattan Bank, as Administrative Agent.

 10.12 Guarantee and Collateral Agreement, dated as of December 30, 1999, made by the Registrant in favor of The Chase Manhattan Bank, as Administrative Agent.

 10.13 Purchase Agreement among the Registrant and the Purchasers named therein, dated as of January 31, 2000, relating to $188,500,000
         Aggregate Principal Amount at Maturity of 13% Senior Discount Notes
         Due 2010, Series A Warrants to Purchase 4,671,240 shares of Common
         Stock and Series B Warrants to Purchase 1,605,240 shares of Common
         Stock.

 10.14   Employment Agreement, dated December 3, 1998, by and between the
         Registrant and Bernard V. Schneider.

 10.15   Employment Agreement, dated October 15, 1999, by and between the
         Registrant and David Boone.

 10.16 Promissory Note, dated March 14, 2000, made by David Boone in favor of the Registrant and related Security Agreement by and between the Registrant and David Boone.

 10.17   Employment Agreement, dated October 1, 1999, by and between the
         Registrant and John Kirkpatrick.

 10.18   Employment Agreement, dated April 1, 1999, by and between the
         Registrant and Dina Toothman.

 10.19   Employment Agreement, dated April 20, 1999, by and between the
         Registrant and Thomas Swanson.

 10.20   Employment Agreement, dated July 25, 1999, by and between the
         Registrant and Steve Sidore.

 10.21   Employment Agreement, dated June 14, 1999, by and between the
         Registrant and Jeff Condon.

 10.22*  Employment Agreement, dated February 1, 2000, by and between the
         Registrant and John R. Steensen.

 10.23   Separation Agreement, dated February 11, 2000, by and between the
         Registrant and Richard Skoba.

 10.24   Severance Agreement, dated January 15, 2000, by and between the
         Registrant and James Roberts, and related Letter of Understanding dated January 15, 2000.

 10.25   Severance Agreement, dated October 15, 1999, by and between the
         Registrant and Mark Ivie.

 10.26   Amended and Restated Settlement Agreement and Mutual Release, dated
         March 27, 2000, by and between the Registrant and Timothy M. Roberts.

 21.1    Subsidiary of the Registrant.

 23.1    Consent of KPMG LLP.

 23.2*   Consent of Counsel (included in Exhibit 5.1).

 24.1    Power of Attorney (see page II-7).

 27.1    Financial Data Schedule.

--------
* To be filed by amendment.